Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RESMED CORP.,

a Minnesota corporation,

EAGLE ACQUISITION SUB LLC,

a Delaware limited liability company,

BRIGHTREE LLC

a Delaware limited liability company,

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

a Colorado limited liability company, solely in its capacity as the Securityholder Representative,

and

RESMED INC., a Delaware corporation (for purposes of Sections 6.8(b) and 10.16 only)

Dated as of February 19, 2016

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SECTION 1.	DESCRIPTION OF TRANSACTION	1

1.1	Merger of Merger Sub into the Company	1

1.2	Effects of the Merger	2

1.3	Closing	2

1.4	Effective Time	2

1.5	Limited Liability Company Agreement; Managers	2

1.6	Merger Consideration	2

1.7	Calculation and Payment of the Merger Consideration	3

1.8	Effect on Membership Interests	7

1.9	Effect on Company Options	8

1.10	Exchange of Company Units	9

1.11	No Contractual Appraisal Rights	9

1.12	Further Action	9

1.13	FIRPTA Certificate	10

1.14	Withholding Rights	10

1.15	Transfer Taxes	10

1.16	Purchase Price Allocation	10

1.17	Parent’s Obligations	11

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11

2.1	Existence and Power	11

2.2	Company Authorization	12

2.3	Subsidiaries	12

2.4	Capitalization	12

2.5	Governmental Authorization	14

2.6	Non-Contravention	14

2.7	Financial Statements	15

2.8	No Undisclosed Liabilities	16

2.9	Absence of Certain Changes	16

2.10	Properties	16

2.11	Taxes	17

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(continued)

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2.12	Litigation	18

2.13	Material Contracts	19

2.14	Intellectual Property	20

2.15	Insurance Coverage	23

2.16	Compliance with Legal Requirements	23

2.17	Employee Benefit Plans	23

2.18	Employees	26

2.19	Government Programs	26

2.20	Interested Party Transactions	26

2.21	Environmental Matters	26

2.22	Finders’ Fees	27

2.23	Anti-Corruption Compliance	27

2.24	Regulatory Matters	27

2.25	Bank Accounts	28

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	28

3.1	Due Organization	28

3.2	Authority; Binding Nature of Agreement	28

3.3	Governmental Authorization	28

3.4	Non-Contravention	29

3.5	Finders’ Fees	29

3.6	Financial Ability; Financing	29

SECTION 4.	PRE-CLOSING COVENANTS	29

4.1	Access and Investigation	29

4.2	Operation of Business of Company Prior to Closing	30

4.3	No Negotiation	31

4.4	Efforts to Consummate	32

4.5	Company Member Approval	32

4.6	Execution of Additional Documents	32

4.7	Confidentiality and Publicity	33

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(continued)

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4.8	Financing	33

4.9	Pay-Off Letters	33

4.10	HSR Act Filing and Compliance with Antitrust Laws	34

4.11	Financial Statements Cooperation	36

4.12	Sales and Use Tax Analysis Cooperation	36

SECTION 5.	ADDITIONAL AGREEMENTS	37

5.1	Updates to the Disclosure Schedule	37

5.2	No Additional Warranties or Representations; Due Diligence	37

5.3	Limited Survival of Representations, Warranties and Covenants	38

SECTION 6.	POST-CLOSING COVENANTS AND TAX MATTERS	38

6.1	Preservation of Records	38

6.2	Cooperation	38

6.3	D&O Indemnification	38

6.4	D&O Liability Insurance	39

6.5	Attorney-Client Privilege; Continued Representation	39

6.6	Employees; Employee Benefit Plans	39

6.7	Tax Matters	40

6.8	Key Employee Arrangements	44

SECTION 7.	CONDITIONS PRECEDENT	44

7.1	Conditions Precedent to the Obligations of Each Party to Effect the Merger	44

7.2	Conditions Precedent to Obligations of Parent and Merger Sub	44

7.3	Conditions Precedent to Obligations of the Company	45

SECTION 8.	TERMINATION	46

8.1	Termination Events	46

8.2	Termination Procedures	46

8.3	Effect of Termination	46

SECTION 9.	REMEDIES	47

9.1	Effectiveness and Survival	47

9.2	Indemnification by the Effective Time Holders	48

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(continued)

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9.3	Limitations on Indemnification Payments to Buyer Indemnitees	48

9.4	Third Party Claims	48

9.5	No Duplication of Recovery	49

9.6	Tax Effect of Payments	50

9.7	Exclusive Remedy	50

SECTION 10.	MISCELLANEOUS PROVISIONS	50

10.1	Amendments and Waivers	50

10.2	Fees and Expenses	51

10.3	Notices	51

10.4	Time of the Essence	52

10.5	No Assignment	52

10.6	Headings	52

10.7	Counterparts	52

10.8	Governing Law	52

10.9	Successors and Assigns	53

10.10	Remedies Cumulative; Specific Performance	53

10.11	Severability	53

10.12	Parties in Interest	53

10.13	Construction	53

10.14	Entire Agreement	54

10.15	Securityholder Representative	54

10.16	ResMed Inc. Guarantee	56

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Exhibits

Exhibit A	-	Defined Terms
Exhibit B	-	Member Written Consent
Exhibit C	-	Non-Compete and Non-Solicitation Agreement
Exhibit D	-	Certificate of Merger
Exhibit E	-	Limited Liability Company Agreement of Surviving Company
Exhibit F	-	Payments Administrator Agreement
Exhibit G	-	Letter of Transmittal
Exhibit H	-	FIRPTA Certificate
Exhibit I	-	Escrow Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 19, 2016 (“Agreement Date”), by and among: (a) ResMed Corp., a Minnesota corporation (“Parent”); (b) Eagle Acquisition Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”); (c) Brightree LLC, a Delaware limited liability company (the “Company”); (d) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative and (d) for purposes of Sections 6.8(b) and 10.16 only, ResMed Inc., a Delaware corporation. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DLLCA (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved by the board of directors of Parent and the respective managers of Merger Sub and the Company.

C. Concurrently with the execution and delivery of this Agreement, it is intended that the Company obtain and deliver to Parent a true, correct and complete copy of a written consent of Members evidencing the approval of this Agreement in the form attached hereto as Exhibit B (the “Member Written Consent”), signed by certain Members of the Company, constituting the Requisite Member Approval and otherwise representing (in aggregate) more than fifty percent of the unreturned contributions to the Company.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for Parent’s willingness to have entered into this Agreement, each Key Equityholder will execute and deliver to Parent a Non-Competition and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit C (each, a “Non-Competition and Non-Solicitation Agreement”) or an amendment to such Key Equityholder’s existing employment agreement in each case, to become effective upon the Closing.

E. Pursuant to the Merger (and on the terms and subject to the conditions set forth in this Agreement), among other things, all of the issued and outstanding Company Units and all outstanding options, warrants and other rights to receive Company Units shall be cancelled and, to the extent set forth in this Agreement, converted into the right to receive cash.

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Company”).

1.2 Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA, including the effects set forth in Section 18-209 of the DLLCA.

1.3 Closing.    The consummation of the Transactions (the “Closing”) shall take place at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116 at 10:00 a.m. local time on a date to be mutually agreed upon by Parent and the Company, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in Section 7 of this Agreement have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

1.4 Effective Time.    At the Closing, the Company and Merger Sub shall cause a certificate of merger substantially in the form of Exhibit D hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings required by the DLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.5 Limited Liability Company Agreement; Managers.    Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the limited liability company agreement of the Surviving Company shall be amended and restated as of the Effective Time to conform to Exhibit E; and

(b) the managers of the Surviving Company immediately after the Effective Time shall be the individuals identified on Schedule 1.5(b).

1.6 Merger Consideration.

(a) Intentionally Omitted.

(b) Calculation of the Merger Consideration.    Subject to the adjustments in Section 1.7, the merger consideration shall equal an aggregate amount in cash determined as follows:

(i) $800,000,000;

(ii) plus, on a dollar-for-dollar basis, the amount of any Cash of the Company Group as of immediately prior to the Effective Time (but only if, and to the extent, that such Cash was not otherwise distributed to the Effective Time Holders prior to the Closing in accordance with Section 4.2(c) hereof);

(iii) less, on a dollar-for-dollar basis, the amount of the Company Transaction Expenses;

(iv) less, on a dollar-for-dollar basis, the amount of the Company Debt;

(v) plus any Estimated Working Capital Overage or less any Estimated Working Capital Underage;

(vi) less the Escrow Deposit Amount; and

(vii) less the Securityholder Representative Retention Amount.

(such amount, the “Initial Merger Consideration”) increased by (y)(i) any Final Working Capital Excess, as determined pursuant to Section 1.7(c), (ii) Escrow Funds paid to the Effective Time Holders pursuant to the Escrow Agreement and (iii) Securityholder Representative Retention Amount paid to the Effective Time Holders pursuant to Section 10.15(e) and decreased by (z) any Final Working Capital Shortfall, as determined pursuant to Section 1.7(c) (as adjusted, the “Merger Consideration”).

1.7 Calculation and Payment of the Merger Consideration.

(a) Calculation and Determination of the Merger Consideration.

Not less than three (3) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent (1) a reasonably detailed statement containing the Company’s good faith calculation of the Merger Consideration (the “Closing Statement”) and (2) the Payout Spreadsheet based on the calculation of the Merger Consideration set forth on the Closing Statement. During such three (3) Business Day period prior to the Closing Date, in addition to the access rights provided by Section 4.1 hereof, the Company shall (1) afford Parent through its officers, employees and representatives (including its legal advisors and accountants) access to the Company’s books and records as and to the extent reasonably necessary for Parent to confirm the Company’s calculation of the Merger Consideration, (2) make available to Parent the Company’s employees who were materially involved in the preparation of the Closing Statement, and (3) provide Parent with any other documentation or information reasonably requested to confirm the Closing Statement.

(b) Payments At the Closing.    At the Closing the Parent shall pay to the Payments Administrator, the Surviving Company, the Escrow Agent and the Securityholder Representative the amounts set forth on the Payout Spreadsheet by wire transfer of immediately available funds, as follows:

(i) the Parent or the Surviving Company shall deliver to the Payments Administrator by wire transfer of immediately available funds an amount equal to the Company Debt, which amount shall be paid out by the Payments Administrator to each of the applicable lenders listed on the Closing Statement in accordance with this Agreement and the Payments Administrator Agreement;

(ii) the Parent or the Surviving Company shall deliver to the Payments Administrator by wire transfer of immediately available funds an amount equal to the

Company Transaction Expenses, which amount shall be paid out by the Payments Administrator to each of the applicable vendors listed on the Closing Statement in accordance with this Agreement and the Payments Administrator Agreement;

(iii) Parent shall pay to the Surviving Company, by wire transfer of immediately available funds, an amount equal to the Option Closing Consideration, which shall be paid to the holders of Company In-The-Money Vested Options in accordance with Section 1.9(a);

(iv) Parent shall deliver to the Payments Administrator, by wire transfer of immediately available funds, an amount equal to the applicable portion of the Initial Merger Consideration to be paid to holders of Company Units, which amount shall be paid out by the Payments Administrator to holders of Company Units in accordance with this Agreement and the Payments Administrator Agreement, subject to receipt of the Letter of Transmittal in accordance with Section 1.10(b) (and Parent shall use commercially reasonable efforts to cause the Payments Administrator to pay the individuals and entities listed on Schedule 1.7(b)(iv) (the “Closing Date Payees”) on the Closing Date, subject to receipt of the Letter of Transmittal on or prior to the second Business Day prior to the Closing);

(v) $5,000,000 of the Merger Consideration shall be deposited by Parent at the Closing with the Escrow Agent to be held in an account (the “Escrow Account”) by the Escrow Agent pursuant to the Escrow Agreement (such initial deposit to constitute the “Escrow Deposit Amount,” and the Escrow Deposit Amount, together with all interest thereafter earned thereon, pursuant to the Escrow Agreement to constitute the “Escrow Funds”) as the sole recourse for: (I) any Final Working Capital Shortfall due and owing to Parent pursuant to Section 1.7(c)(ii) hereof, (II) any Transfer Taxes due and owing to Parent pursuant to Section 1.15 and (III) any indemnification rights of the Buyer Indemnitees under Section 9 hereof. Parent shall fund cash to the Escrow Agent at the Closing via wire transfer of immediately available funds. The Escrow Funds shall be held in and distributed in accordance with the provisions of this Agreement and the Escrow Agreement. The parties hereto acknowledge and agree that for federal and applicable state and local income tax purposes, any disbursements from the Escrow Funds to Members shall be treated as payments pursuant to an “installment sale” within the meaning of Code Section 453(a). Parent shall be treated as the owner of the Escrow Funds and all interest and earnings from the investment and reinvestment of the Escrow Funds shall be allocable to Parent pursuant to Section 468(B)(g) of the Code and Proposed Treasury Regulations Section 1.468B-8. In no event shall the aggregate payments from the Escrow Funds to a holder of a Company Unit in respect of such holder’s Company Unit exceed an amount equal to the holder’s initial Pro Rata Share of the Escrow Deposit Amount in respect of the holder’s Company Units as set forth in the Payout Spreadsheet multiplied by (ii) the greater of (x) 105% or (y) 100% plus 5 times the “Federal mid-term rate” as defined in Section 1274(d)(1) of the Code (expressed as a percentage) in effect at the time the escrow is funded; and

(vi) the Securityholder Representative Retention Amount shall be deposited by Parent at the Closing with the Securityholder Representative to be held by the

Securityholder Representative pursuant to Section 10.15. Parent shall fund cash to the Securityholder Representative at the Closing via wire transfer of immediately available funds. The Securityholder Representative Retention Amount shall be held and distributed in accordance with the provisions of this Agreement.

(c) Working Capital Adjustments.

(i) Closing Estimates.    As part of the Closing Statement delivered pursuant to Section 1.7(a), the Company shall deliver, or cause to be delivered, to Parent a good faith estimate (the “Estimated Working Capital Statement”) of (i) the Net Working Capital as of the close of business on the day immediately preceding the Closing Date and prepared in accordance with the principles set forth on Schedule 1.7(c) (such estimate, the “Estimated Working Capital”). As contemplated by Section 1.6(b), if the Estimated Working Capital is less than the Target Working Capital, the Initial Merger Consideration will be reduced by the amount of such shortfall (the “Estimated Working Capital Underage”). As contemplated by Section 1.6(b), if the Estimated Working Capital is greater than the Target Working Capital, the Initial Merger Consideration will be increased by the amount of such excess (the “Estimated Working Capital Overage”). If the Estimated Working Capital is equal to the Target Working Capital, the Initial Merger Consideration will not be adjusted pursuant to this Section 1.7(c)(i).

(ii) Working Capital Adjustment.

(1) Net Working Capital Closing Statement.    Within ninety (90) days after the Closing Date, Parent shall cause to be prepared and delivered to the Securityholder Representative a statement (the “Net Working Capital Closing Statement”) setting forth the Net Working Capital as of the close of business on the day immediately preceding the Closing Date (the “Final Working Capital”), consistent with and prepared in accordance with the principles set forth on Schedule 1.7(c), it being agreed and understood that sales and use taxes exposure estimates, based on the laws of each state in which the Company has nexus, shall be accrued (to the extent required by GAAP) or paid, including estimated legal and accounting fees related to the submission of voluntary disclosure agreements. If accrued in accordance with GAAP and not paid, such accrued sales and use taxes exposure shall be included as current liabilities for purposes of calculating net working capital (“Net Working Capital”). If Parent does not deliver a Net Working Capital Closing Statement to the Securityholder Representative within such ninety (90) day period, the Estimated Working Capital set forth in the Estimated Working Capital Statement will be the Final Working Capital and will be final, conclusive and binding on the parties.

(2) Net Working Capital Closing Statement Notice.    Within forty-five (45) days following receipt by the Securityholder Representative of the Net Working Capital Closing Statement, the Securityholder Representative shall deliver written notice to Parent of any dispute it has with respect to the preparation or content of the Net Working Capital Closing Statement (“Closing Statement Dispute Notice”). If the Securityholder Representative does not deliver a Closing Statement Dispute Notice to Parent within such forty-five (45)-day period, the Final Working Capital set forth in the Net Working Capital Closing Statement will be final, conclusive and binding on the parties.

(3) Net Working Capital Closing Statement Dispute.    If Securityholder Representative timely delivers a Closing Statement Dispute Notice to Parent, Parent and the Securityholder Representative shall negotiate in good faith to resolve such dispute. If Parent and the Securityholder Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Parent’s receipt of the Closing Statement Dispute Notice, then Parent and the Securityholder Representative shall jointly engage Ernst & Young (or any other mutually acceptable accounting firm) (the “Arbitration Firm”) to arbitrate such dispute. As promptly as practicable thereafter, Parent and the Securityholder Representative shall each prepare and submit a presentation to the Arbitration Firm. As soon as practicable thereafter, Parent and the Securityholder Representative will cause the Arbitration Firm to determine Final Working Capital based solely upon the presentations by Parent and the Securityholder Representative. The Arbitration Firm shall determine the proportion of its fees and expenses to be paid by each of Parent and the Securityholder Representative (for the account of the Effective Time Holders) based on the degree (as determined in good faith by the Arbitration Firm) to which the Arbitration Firm has accepted the positions of Parent and the Securityholder Representative. Absent manifest error, the determinations made by the Arbitration Firm will be final, conclusive and binding on all parties to this Agreement.

(4) Working Capital Adjustment Payment.

(a) In the event Final Working Capital (as finally determined pursuant to Section 1.7(c)(ii)(2) or (3)) is less than the Estimated Working Capital, then the Initial Merger Consideration will be adjusted downward by an amount equal to such shortfall (“Final Working Capital Shortfall”), and the Securityholder Representative, within five (5) Business Days from the date on which Final Working Capital is finally determined pursuant to Section 1.7(c)(ii)(2) or (3) (“Final Determination Date”), shall cause the Escrow Agent to release to Parent from the Escrow Funds, by wire transfer of immediately available funds to an account designated in writing by Parent to the Securityholder Representative and the Escrow Agent, an amount equal to such shortfall. In the event that the Final Working Capital Shortfall exceeds the remaining Escrow Funds, no further payment shall be required.

(b) In the event Final Working Capital (as finally determined pursuant to Section 1.7(c)(ii)(2) or (3)) is greater than the Estimated Working Capital, then, the Initial Merger Consideration will be adjusted upward by an amount equal to such excess (“Final Working Capital Excess”), and within five (5) Business Days from the Final Determination Date, Parent shall pay, or cause to be paid, by wire transfer of immediately available funds to Effective Time Holders through the Payments Administrator in an amount equal to his, her or its Pro Rata Share of the Final Working Capital Excess as set forth on the Payout Spreadsheet.

(c) In the event Final Working Capital (as finally determined pursuant to Section 1.7(c)(ii)(2) or (3)) is equal to the Estimated Working Capital, there will be no adjustment to Merger Consideration pursuant to this Section 1.7(c)(ii)(4).

(iii) Access.    For purposes of complying with the terms set forth in this Section 1.7(c), Parent and the Surviving Company, on the one hand, and the Securityholder Representative, on the other hand, shall, and the Surviving Company shall cause its Subsidiaries to, cooperate with and make available to each other and their respective representatives all information, and records, and shall permit access to its financial personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the Closing Statement Dispute Notice and the resolution of any disputes thereunder. If the Parent and the Surviving Company, on the one hand, or the Securityholder Representative, on the other hand, breach their respective obligations under this Section 1.7(c), the dispute periods set forth in Section 1.7(c)(ii) shall automatically be extended until such breach is cured by the breaching party.

1.8 Effect on Membership Interests.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Conversion of Merger Sub Membership Interests.    Each common unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued common unit of the Surviving Company. From and after the Effective Time all certificates, if any, representing the common units of Merger Sub shall be deemed for all purposes to represent the number of common units of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Company Units held by Parent, Merger Sub or the Company.    Each Company Unit owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration with respect thereto.

(c) Conversion of Series A Preferred Units.    Each Company Series A Preferred Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Series A Per Unit Merger Consideration. The aggregate consideration to which the holders of Series A Preferred Units become entitled pursuant to this Section 1.8(c) is referred to herein as the “Series A Preferred Unit Merger Consideration.”

(d) Conversion of Common Units.

(i) Each Series 1 Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Series 1 Per Unit Closing Consideration plus the Per Unit Additional Merger Consideration, if any (together, the “Series 1 Per Unit Merger Consideration”). The aggregate consideration to which holders of Series 1 Common Units become entitled pursuant to this Section 1.8(d)(i) is referred to herein as the “Series 1 Unit Merger Consideration.”

(ii) Each Series 2 Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Series 2 Per Unit Closing Consideration plus the Per Unit Additional Merger Consideration, if any (together, the “Series 2 Per Unit Merger Consideration”). The aggregate consideration to which holders of Series 2 Common Units become entitled pursuant to this Section 1.8(d)(ii) is referred to herein as the “Series 2 Unit Merger Consideration.”

(iii) Each Series 3 Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Series 3 Per Unit Closing Consideration plus the Per Unit Additional Merger Consideration, if any (together, the “Series 3 Per Unit Merger Consideration”). The aggregate consideration to which holders of Series 3 Common Units become entitled pursuant to this Section 1.8(d)(iii) is referred to herein as the “Series 3 Unit Merger Consideration.”

(e) Adjustments.    In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Company Units payable in Company Units or in any right to acquire Company Units, or effects a subdivision of the outstanding Company Units into a greater number of Company Units, or in the event the outstanding Company Units shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Company Units, then the amounts payable in respect of Company Units pursuant to Section 1.8 shall be appropriately adjusted.

1.9 Effect on Company Options.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or of any Effective Time Holder, each Company Option that is outstanding immediately prior to the Effective Time, whether or not then vested, shall be cancelled and terminated. In connection with such cancellation and termination, (x) each Company In-the-Money Vested Option shall be converted into the right to receive from the Surviving Company (A) an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the number of Company Common Units subject to such Company In-the-Money Vested Option immediately prior to the Effective Time (the “Exercise Number”) multiplied by (ii) the excess of the amount by which the Series 3 Per Unit Closing Consideration exceeds the applicable per unit exercise price of such Company In-The-Money Vested Option (the amount referred to in this clause (A), the “Option Closing Consideration”) plus (B) an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the Exercise Number multiplied by (ii) the Per Unit Additional Merger Consideration (the amount referred to in this clause (B), the “Option Additional Consideration”) and (y) each other Company Option that is not a Company In-The-Money Vested Option shall be cancelled and terminated for no consideration. The aggregate amount paid or payable in respect of the cancellation of the Company In-The-Money Vested Options as set forth in this Section 1.9(a) is referred to herein as the “Option Consideration.”

(b) Upon the terms and subject to the conditions of this Agreement, the Company shall take all actions to fully vest, as of the Effective Time, each Company Unvested Option and each Series 3 Restricted Common Unit that is outstanding immediately prior to the Effective Time, and convert such Series 3 Restricted Common Units into the right to receive from the Surviving Company, an amount in cash pursuant to Section 1.8(d)(iii).

1.10 Exchange of Company Units.

(a) Prior to the Closing Date, the Payments Administrator shall be appointed to act pursuant to a Payments Administrator agreement in substantially the form of Exhibit F (the “Payments Administrator Agreement”), providing for, among other things, the matters set forth in this Section 1.10. The fees and expenses of the Payments Administrator shall be paid by Parent.

(b) After the Closing, promptly following surrender to the Payments Administrator of a certificate representing Company Units (if any) (each, a “Company Unit Certificate”), or if any issued Company Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, together with a duly completed and executed letter of transmittal (which shall include a release of claims), substantially in the form of Exhibit G attached hereto (a “Letter of Transmittal”), the Payments Administrator will pay (or cause to be paid), to the holder of such Company Unit the amount payable with respect to such Company Units as provided herein, by wire transfer of immediately available funds to the account designated in the applicable Letter of Transmittal. At the Effective Time, the unit transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Units theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Company Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by applicable Legal Requirements. On or after the Effective Time, any Company Units presented to the Surviving Company or Parent for any reason shall be promptly forwarded to the Payments Administrator and converted into the consideration payable in respect thereof pursuant hereto without any interest thereon. None of Parent, the Surviving Company nor their Affiliates shall be liable to any Effective Time Holder for any amount paid to any public official pursuant to applicable abandoned property, escheat, or similar laws. Any amount remaining in the Surviving Company’s possession that is unclaimed by Effective Time Holders three (3) years after the Closing Date (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable Legal Requirement, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

1.11 No Contractual Appraisal Rights.    There shall be no contractual or other appraisal rights in connection with the Merger.

1.12 Further Action.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.13 FIRPTA Certificate.    At the Closing, the Company shall deliver to Parent a certificate of the Company in substantially the form of Exhibit H (“FIRPTA Certificate”) prescribed under Treasury Regulations promulgated under Code Sections 897 and 1445, stating that either (i) fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder (“USRPIs”), or (2) ninety percent (90%) or more of the value of the gross assets of the Company does not consist of USRPIs plus cash or cash equivalents.

1.14 Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any Effective Time Holder an amount not in excess of the amount it is required to deduct and withhold with respect to the payment of such consideration under the Code or any Legal Requirement. To the extent that amounts are so withheld by or on behalf of Parent and timely paid over to the appropriate Governmental Body or other Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Effective Time Holders in respect of which such deduction and withholding was made. Parent and the Company shall use commercially reasonable efforts and shall cooperate in good faith to determine and minimize any withholding Taxes.

1.15 Transfer Taxes.    Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, excise or other Taxes (“Transfer Taxes”) assessed upon or incurred in connection with the Transactions will be borne and paid equally by Effective Time Holders and Parent and Parent shall, at such shared expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

1.16 Purchase Price Allocation.    Within ninety (90) days following the Closing, the Securityholder Representative shall deliver to Parent a statement setting forth the Securityholder Representative’s good faith determination of the manner in which the Merger Consideration (increased by any liabilities that are required to be treated as part of the purchase price for U.S. federal income tax purposes) is to be allocated among the Company’s assets (the “Allocation”). The Surviving Company shall reasonably cooperate with the Securityholder Representative to the extent requested, including by providing copies of any relevant documents needed for such preparation. The Allocation shall be prepared in accordance with Section 1060 of the Code. If within thirty (30) days after receipt of the Allocation, Parent notifies the Securityholder Representative in writing that Parent objects to one or more items reflected on the Allocation, then Parent and the Securityholder Representative shall negotiate in good faith to resolve such dispute. If Parent and the Securityholder Representative fail to resolve any such dispute within ten (10) days after the Securityholder Representative’s receipt of Parent’s notice, then the parties shall submit any item of disagreement to a mutually acceptable accounting firm (the “Accounting Firm”), whose resolution shall be made within ten (10) days after its selection and be final and binding on both parties. The fees and expenses of such Accounting Firm shall be shared equally by the parties. The Allocation as finally determined either by the mutual agreement of the parties or by the Accounting Firm (the “Final Allocation”) shall be final and binding as among Parent, the Effective Time Holders and their respective Affiliates and none of Parent, the Effective Time Holders or any Affiliate thereof shall take any position inconsistent with the Final Allocation for Tax (as defined herein) reporting purposes, unless required by applicable Legal Requirement. Parent and the Securityholder Representative shall promptly notify the other party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation.

1.17 Parent’s Obligations.    So long as Parent shall have deposited with the Payments Administrator, the Company and the Surviving Company, as applicable, the amounts set forth in Sections 1.7(b)(iii) and 1.7(b)(iv), the parties understand and agree that neither Parent, Merger Sub nor the Surviving Company shall have any liability to any Person for any errors or omissions in the allocation or disbursement of such portion of the Initial Merger Consideration by the Company (prior to the Effective Time), the Surviving Company (to the extent such allocation or disbursement is made in accordance with directions from the Securityholder Representative), or the Payments Administrator (to the extent such allocation or disbursement is made in accordance with directions from the Securityholder Representative).

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the limitations contained in this Agreement, the Company hereby represents and warrants to the Parent and Merger Sub that the statements contained in this Section 2 are true and correct, except as expressly set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in numbered sections corresponding to the sections contained in this Section 2 and any information disclosed therein under any section of the Disclosure Schedule shall be deemed disclosed and incorporated into any other section of the Disclosure Schedule as and to the extent that it is reasonably apparent on the face of the disclosure contained therein that such deemed disclosure and incorporation would be appropriate.

2.1 Existence and Power.    The Company is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or license necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the Operating Agreement and its other Organizational Documents as currently in effect.

2.2 Company Authorization.    Subject to the approval of the Members necessary to approve the Merger and this Agreement under the DLLCA and the Operating Agreement, which Member approval requirement is set forth on Section 2.2 of the Disclosure Schedule (the “Requisite Member Approval”), the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is to be a party and the consummation by the Company of the Transactions are within the Company’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been (and each Transaction Document to which the Company is to be a party will be as of the Closing) duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

2.3 Subsidiaries.

(a) Section 2.3(a) of the Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct business.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of formation. Each Subsidiary of the Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the Organizational Documents of each Subsidiary of the Company as currently in effect.

(c) Section 2.3(c) of the Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof.

(d) Except as set forth on Section 2.3(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

2.4 Capitalization.

(a) The authorized number of Company Units consists of Thirty-Eight Million Seven Hundred Sixty-Eight Thousand Seven Hundred Twenty-Two (38,768,722) Company

Units, of which: (i) Sixteen Million Four Hundred Seventy-Four Thousand Six Hundred Twenty-Nine (16,474,629) Units have been designated and authorized as Company Common Units, of which, as of the date hereof, (A) Eleven Million Seven Hundred Four Thousand Nine Hundred Eighty-Nine (11,704,989) Company Common Units have been designated and authorized as Series 1 Common Units and Eleven Million Seven Hundred Four Thousand Nine Hundred Eighty-Nine (11,704,989) of which, as of the date hereof, are issued and outstanding and are owned of record by the holders and in the amounts set forth on Section 2.4(a) of the Disclosure Schedule, (B) Seven Hundred Sixty-Nine Thousand Six Hundred Forty (769,640) Company Common Units have been designated and authorized as Series 2 Common Units and Five Hundred Ninety Three Thousand Nine Hundred Ninety Four (593,994) of which, as of the date hereof, are issued and outstanding and are owned of record by the holders and in the amounts set forth on Section 2.4(a) of the Disclosure Schedule, and (C) Four Million (4,000,000) Company Common Units have been designated and authorized as Series 3 Common Units and Two Million One Hundred Two Thousand Three Hundred Ninety Two (2,102,392) of which, as of the date hereof, are issued and outstanding and are owned of record by the holders and in the amounts set forth on Section 2.4(a) of the Disclosure Schedule and Eight Hundred Twelve Thousand Three Hundred Sixty Six (812,366) of which are reserved for issuance pursuant to outstanding Company Options and (ii) Twenty-Two Million Two Hundred Ninety-Four Thousand Ninety-Three (22,294,093) Units have been designated and authorized as Company Series A Preferred Units, Twenty-Two Million Two Hundred Ninety-Four Thousand Ninety-Three (22,294,093) of which, as of the date hereof, are issued and outstanding and are owned of record by the holders and in the amounts set forth on Section 2.4(a) of the Disclosure Schedule. All outstanding Units (i) are duly authorized and validly issued and, except as set forth on Section 2.4(a) of the Disclosure Schedule, are not subject to preemptive rights or right of first refusal created by statute, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Legal Requirements.

(b) Except for the Company Option Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any unit option plan or any other plan or agreement providing for equity or equity-based compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the Company’s Board of Managers (the “Board”). As of the date hereof, the Company has reserved a total of Four Million (4,000,000) Series 3 Common Units for issuance under the Company Option Plan, of which, as of the date hereof: (i) Two Million Two Hundred Forty One Thousand Eight Hundred Eighty Six (2,241,886) units have previously been exercised, (ii) Eight Hundred Twelve Thousand Three Hundred Sixty Six (812,366) units are issuable upon the exercise of outstanding, unexercised Company Options and (iii) Nine Hundred Forty Five Thousand Seven Hundred Forty Eight (945,748) units are available for grant pursuant to the Company Option Plan. All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Legal Requirements and with the terms and conditions of the Company Option Plan.

(c) Except as set forth on Section 2.4(c) of the Disclosure Schedule, as of the date hereof, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Membership Interests or other equity interest of the Company or any Subsidiary, or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement or any securities or obligations of any kind convertible into or exchangeable for any Membership Interests of the Company or any equity interest of any Subsidiary. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or other similar rights with respect to the Company or any Subsidiary.

(d) Except as set forth on Section 2.4(d) of the Disclosure Schedule, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the outstanding Units or any equity interests of any Subsidiary to which the Company or any Subsidiary is a party, by which the Company or any Subsidiary is bound, or of which the Company has Knowledge, and (ii) there are no agreements or understandings to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Units, or any other investor rights, including, without limitation, rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in clauses (i) and (ii) being, collectively, the “Rights Agreements”). On or prior to the Effective Time, all Rights Agreements shall have been terminated and of no further force or effect.

2.5 Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party require no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of the Certificate of Merger with the secretary of state of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws; and (d) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or materially to impair the ability of the Company to consummate the Transactions.

2.6 Non-Contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company’s Organizational Documents, (b) assuming compliance with the matters referred to in Section 2.5, contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement, (c) except as set forth on Section 2.6 of the Disclosure Schedule require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, any provision of any Contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries; except, in each case as set forth in clauses (b) through (d), where the violation, conflict, or default, or failure to obtain a consent, or imposition or creation of any Lien would not, in each such case, reasonably be expected to have a Material Adverse Effect.

2.7 Financial Statements.

(a) The Company has heretofore furnished the Parent with true and accurate copies of (a) the unaudited consolidated balance sheet of the Company Group as of December 31, 2015 (the “Most Recent Balance Sheet”) and the related statements of operations and retained earnings for the twelve-month period ended on the date of the Most Recent Balance Sheet (collectively, the “Interim Financial Statements”); and (b) the audited balance sheets of the Company as of December 31, 2013 and December 31, 2014, and the related audited statements of operations and retained earnings and cash flows for the years then ended, together with the notes thereto (collectively, the “Audited Financial Statements” and together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Convention consistently followed throughout the periods indicated, except for the absence of footnotes in the case of the Interim Financial Statements. The Financial Statements present fairly the financial position of the Company Group as of their respective dates and the statements of operations and cash flows for the respective periods then ended, subject, in the case of the unaudited Interim Financial Statements, to normal year-end adjustments.

(b) The Company and its Subsidiaries have in place systems and processes that are customary and adequate for a company at the same stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Financial Statements. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the material inadequacy of such systems and processes or the material accuracy or integrity of the Financial Statements. To the Knowledge of the Company, there have been no instances of fraud by the Company or any of its Subsidiaries that occurred during any period covered by the Financial Statements.

(c) To the Company’s Knowledge, during each of the periods covered by the Financial Statements, the Company’s external auditor for such period was independent of the Company and its management.

2.8 No Undisclosed Liabilities.    As of the date hereof, all material Liabilities of the Company Group of a type that would be required to be shown on the Financial Statements in accordance with the Accounting Convention have been (a) disclosed in the Most Recent Balance Sheet; (b) incurred in the ordinary course of business since the Most Recent Balance Sheet; or (c) set forth on Section 2.8 of the Disclosure Schedule.

2.9 Absence of Certain Changes.    Except as set forth on Section 2.9 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet through the date of this Agreement, the Company and its Subsidiaries have conducted business in the ordinary course consistent with past practices, and:

(a) neither the Company nor any of its Subsidiaries has suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard;

(b) neither the Company nor any of its Subsidiaries has made any capital expenditure or capital commitment in excess of $500,000 in any individual case or $2,000,000 in the aggregate;

(c) neither the Company nor any of its Subsidiaries has amended or changed the Company’s Organizational Documents or any Subsidiary’s Organizational Documents;

(d) neither the Company nor any of its Subsidiaries has changed its accounting methods, principles or practices;

(e) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution with respect to any units of membership interest or other ownership interests or repurchased or redeemed or committed to repurchase or redeem any units of membership interest or other ownership interests other than in the ordinary course of business consistent with past practices;

(f) neither the Company nor any of its Subsidiaries has merged into, consolidated with, or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it;

(g) there has been no material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer or any change in any material term of the sales agreements or related arrangements with any Major Customer; or

(h) neither the Company nor any of its Subsidiaries has suffered any adverse change with respect to its business or financial condition which has had, or would reasonably be expected to have, a Material Adverse Effect.

2.10 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property. The Company and its Subsidiaries lease or sublease all real property used in their respective business as now conducted and proposed to be conducted. Section 2.10(a) of the Disclosure

Schedule describes all real property leased or subleased by the Company or its Subsidiaries (the “Real Property”), specifying the name of the lessor or sublessor, the lease term and basic annual rent. The Company Group has good and valid title to all of the properties and assets, tangible or intangible, reflected in the Financial Statements as purported to be owned by the Company Group free and clear of all Liens, except for Permitted Liens.

(b) Section 2.10(b) of the Disclosure Schedule describes all personal property leased or subleased by the Company or any of its Subsidiaries that requires the payment of in excess of $50,000 per annum, including but not limited to machinery, equipment, furniture, vehicles, and other trade fixtures and fixed assets, and any Liens thereon, specifying the name of the lessor or sublessor, the lease term and basic annual rent. To the Company’s Knowledge, all leases of such personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any material breach by the Company or any of its Subsidiaries or any event Known to the Company that with notice or lapse of time or both, would constitute a material default.

2.11 Taxes.    Except as set forth on Section 2.11 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has filed all material Tax Returns that were required to be filed by applicable Legal Requirements, and has paid, or made adequate provision for the payment of, all material Taxes due and payable by the Company and its Subsidiaries under applicable Legal Requirements (whether or not shown on any Tax Return). No claim has been made by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Neither the Company nor any of its Subsidiaries has agreed to, nor has the Company or any of its Subsidiaries been requested to agree to, any outstanding extension or waiver of the statute of limitations applicable to any of their respective material Tax Returns (other than an extension of not more than six (6) months).

(c) Neither the Company nor any of its Subsidiaries is a party to any outstanding Tax allocation, sharing or indemnification agreement other than a Contract, the principal purpose of which does not relate to Taxes.

(d) Neither the Company nor any of its Subsidiaries has received any written notice of assessment or proposed or threatened assessment in connection with any material Tax or a material Tax Return, and to the Company’s Knowledge, there are no material Tax examinations, Tax claims or Tax actions currently pending, asserted or threatened.

(e) The Company and each of its Subsidiaries has withheld and collected all material Taxes required to have been withheld and collected and has paid over to the proper Taxing Authority all such Taxes in a timely manner to the extent due and payable.

(f) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed (other than an extension of not more than six (6) months).

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting elected by the Company or any of its Subsidiaries for a taxable period ending on or prior to the Closing Date.

(h) The Company (i) has not been a member of an Affiliated Group filing a consolidated return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes and (ii) does not have any liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(i) The Company has at all times from the date on which it was organized through the Closing Date been treated as a partnership for United States federal and state income tax purposes.

(j) There are no Liens on the assets of the Company for Taxes, other than Permitted Liens for Taxes.

(k) Neither the Company nor any Subsidiary’s Tax Returns have ever been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law. To the Company’s Knowledge, the Company and each of its Subsidiaries is in compliance with all transfer pricing requirements imposed under applicable Legal Requirements in any jurisdictions in which the Company or any of its Subsidiaries does business.

(l) This Section 2.11 (and Section 2.17, to the extent such Section relates to Taxes), contains the sole and exclusive representations and warranties of the Company with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 2.11 or Section 2.17, and shall not be based on the representations set forth in any other provision of this Agreement.

2.12 Litigation.    There is (i) no Legal Proceeding pending or threatened against or affecting, the Company, its Subsidiaries or the Transactions, before any Governmental Body that would reasonably be expected to have a Material Adverse Effect, (ii) no pending Legal Proceeding and, to the Company’s Knowledge, in the last two (2) years, no Person has threatened to commence any Legal Proceeding that involves the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries; (iii) to the Company’s Knowledge, no pending Legal Proceeding, and, in the last two (2) years, no Person has threatened to commence any Legal Proceeding, that involves any employee of the Company or any of its Subsidiaries (in his or her capacity as such); and (iv) no unsatisfied order outstanding to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject.

2.13 Material Contracts.

(a) Section 2.13(a) of the Disclosure Schedule specifically identifies by subsection each Contract to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary is otherwise bound that constitutes a Material Contract, and any amendments thereto. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract with a Major Customer;

(ii) any partnership, joint venture or other similar Contract;

(iii) any Contract relating to Indebtedness;

(iv) any Contract materially limiting the freedom of the Company or any of its Subsidiaries to engage, participate or compete with any other Person, in any line of business, market or geographic area;

(v) any Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of (1) any Real Property; or (2) of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that by its terms requires the payment of in excess of $250,000 per annum;

(vi) Contracts containing most-favored nations clauses as to price;

(vii) employment agreements that are not “at will” agreements or require the Company to make a payment to the employee upon its termination;

(viii) Contracts providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $250,000;

(ix) Contracts that require payments equal to more than $250,000 in any calendar year (not terminable upon less than sixty (60) days’ notice) or pursuant to which the Company is entitled to receive payments equal to more than $250,000 in any calendar year;

(x) Contracts relating to material Intellectual Property rights, excluding (A) non-exclusive commercially available software licenses with annual fees of less than $250,000 and (B) non-exclusive rights granted to distributors, customer and end users in the ordinary course of business (the “Material IP Agreements”);

(xi) the Rights Agreements;

(xii) Contracts with directors, officers, or affiliates involving more than $50,000 or involving indemnification; and

(xiii) Contracts involving a past or present obligation to pay an amount equal to or exceeding $500,000 in any calendar year pursuant to a claim or reasonably anticipated claim of rebate, warranty, indemnity and/or similar obligation; and

(xiv) any other Contract not made in the ordinary course of business that is material to the Business taken as a whole.

(b) Each Material Contract is a valid and binding agreement of the Company or a Subsidiary of the Company, as applicable, and is in full force and effect, and neither the Company nor such Subsidiary is, and to the Company’s Knowledge, neither is any other party thereto, in default in any material respect under the terms of any such Material Contract, nor, to the Company’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. The Company and its Subsidiaries have not received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case, according to its terms) prior to the date hereof.

2.14 Intellectual Property.

(a) Section 2.14(a) of the Disclosure Schedule sets forth a list of all Patents and Patent applications, registered Trademarks and Trademark registration applications, registered copyrights and registered Internet domain names, in each case, that are owned by the Company or its Subsidiaries (collectively, “Company Registered Intellectual Property”) and, for each item of Company Registered Intellectual Property, provides, as applicable, the (i) application or registration number, (ii) filing date, (iii) applicable filing jurisdiction, (iv) registration or issuance date and (v) owner of such Company Registered Intellectual Property.

(b) Except as set forth on Section 2.14(b) of the Disclosure Schedule, the Company or its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to each item of Company-Owned Intellectual Property, including such Company Registered Intellectual Property listed in Section 2.14(a) of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens.

(c) There are no pending or, to the Knowledge of the Company, threatened, disputes or disagreements with respect to any Material IP Agreement.

(d) The Company and its Affiliates own or have the right to use all the Intellectual Property necessary for the conduct of their businesses; with the understanding that infringement, misappropriation, dilution or violation of any Intellectual Property of any Person are addressed exclusively in Section 2.14(e) below.

(e) To the Company’s Knowledge, the Company-Owned Intellectual Property does not infringe, misappropriate, dilute or otherwise violate and has not, within the last six years, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any Person, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 2.14(e) of the Disclosure Schedule, no Legal Proceeding is currently pending in which the Company or its Subsidiaries are parties, or, to the Company’s Knowledge, has been threatened in writing within the last six years against the Company or its

Subsidiaries, in which any Person (i) alleges that the Company or its Subsidiaries, or any of their products or services, infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any other Person or (ii) challenges the validity or enforceability of any Company Registered Intellectual Property (including any oppositions, reexaminations or interference proceedings, infringement actions, or reissue proceedings).

(f) No Legal Proceeding is currently pending or has been threatened in writing within the last three years against any third party by the Company or its Subsidiaries in which the Company or its Subsidiaries allege an infringement, misappropriation, dilution or violation by such third party of any Company Intellectual Property and, to the Company’s Knowledge, no third party is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates Company Intellectual Property.

(g) The Company and its Subsidiaries have taken reasonable measures to maintain the Company-Owned Intellectual Property and to protect and preserve the confidentiality of all material Trade Secrets included in Company-Owned Intellectual Property.

(h) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company-Owned Intellectual Property that is material to Company, has signed an agreement containing an assignment of Intellectual Property rights pertaining to such Company Intellectual Property, except where such written assignment is not required under any applicable Legal Requirement in order to vest ownership of such Intellectual Property in the Company or its Subsidiaries.

(i) Except as set forth in Section 2.14(i) of the Disclosure Schedule, no Company product or service contains, is derived from, is distributed with, or was developed using Open Source Code that is licensed under any terms that impose a requirement that any Company Product or part thereof (other than the Open Source Code itself) (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making modifications or derivative works, or (iii) be redistributable at no charge. To the extent any Company Product contains, is derived from, is distributed with, or was developed using any Open Source Code, such use is in material compliance with the terms of any license applicable to the Open Source Code, including all notice, attribution and other requirements of each license applicable to the Open Source Code.

(j) To the Knowledge of the Company, none of the Company Software (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of data) that materially and adversely affects the use, functionality, or performance of the Company Products, or (ii) fails to comply with any material applicable warranty or other material contractual commitment relating to the use, functionality, or performance of such Software.

(k) Except as set forth in Section 2.14(k) of the Disclosure Schedule, to the Knowledge of the Company, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, or allowing any of the following: (i) materially disrupting, disabling, harming, or otherwise materially impeding the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, (ii) materially damaging or destroying any data or file without the user’s content, (iii) causing Personally Identifiable Information or any other data loss or unauthorized disclosure, or (iv) materially interfering with the Business.

(l) Except as set forth in Section 2.14(l) of the Disclosure Schedule, the Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all of the Company Software. Except for application programming interfaces and other interface code that is generally available to customers, the Company has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material portion of the source code for any Company Product to any other Person, other than an employee, independent contractor or consultant of the Company or its Subsidiaries or pursuant to any escrow arrangements entered into in the normal course of business.

(m) The following representations are made solely with respect to the last three (3) years. There has been no failure of any of the Company or its Subsidiaries’ computer hardware, networks, Software and databases (collectively, “IT Systems”) that has caused any material disruption to the business of the Company that has had a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the back-up of data and to implement and maintain an incident response, reasonable disaster recovery and business continuity plans and procedures. To the Knowledge of the Company, the Company and its Subsidiaries have used appropriate technical, physical and administrative safeguards designed to protect the security of IT Systems and the information stored thereon from unauthorized use or access by third parties and from viruses, disabling code, or similar programs or mechanisms that materially disrupt, modify, delete, harm or otherwise materially impede the operation of the IT Systems. To the Company’s Knowledge, there has been no loss, theft or unauthorized access to the Personally Identifiable Information stored on the IT Systems (a “Security Incident”) pursuant to which the Company or its Subsidiaries have been required to provide notice of such Security Incident to its customers. The Company has not received any written allegation that a Security Incident has occurred.

(n) The Company and each of its Subsidiaries have implemented and maintain a reasonable security plan which (i) identifies internal and external risks to the security of all material confidential or non-public information included in the Company-Owned Intellectual Property (the “Confidential Information”), including Personally Identifiable Information; (ii) implements and monitors reasonably adequate and effective administrative, electronic and physical safeguards to control those risks; and (iii) maintains notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing Personally Identifiable Information. Except as set forth on Section 2.14(n) of the Disclosure Schedule, the Company and each of its Subsidiaries have not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personally Identifiable Information in the Company’s or any of its Subsidiaries’ possession, custody or control.

(o) In the last three years the Company and its Subsidiaries’ (or any authorized vendors’) collection, processing, use, storage, transfer, and disclosure of Personally Identifiable Information has, in all material respects, been compliant with all of the Company and its Subsidiaries’ applicable privacy policies and applicable Legal Requirements, and to the Company’s Knowledge the execution of this Agreement shall not prohibit the transfer of such Personally Identifiable Information to a successor entity. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s or any of its Subsidiaries’ privacy policies. The Company has not received a written complaint from a Governmental Body regarding the Company’s or any of its Subsidiaries’ collection, use or disclosure of Personally Identifiable Information.

2.15 Insurance Coverage.    Section 2.15 of the Disclosure Schedule contains a complete list of all insurance policies (including “self-insurance” programs) currently maintained by the Company and its Subsidiaries (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect, neither the Company nor any of its Subsidiaries is in default in any material respect under any such Insurance Policy, and no claim for coverage under any Insurance Policy, other than contested claims under the Company’s or its Subsidiaries’ workers’ compensation policies or subject to any Company Employee Plans, has been denied during the past two (2) years. Neither the Company nor its Subsidiaries has received any written notice of cancellation or intent to cancel with respect to the Insurance Policies. Except as set forth on Section 2.15 of the Disclosure Schedule, to the Company’s Knowledge, as of the date hereof no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim.

2.16 Compliance with Legal Requirements.    Except as set forth on Section 2.16 of the Disclosure Schedule, to the Company’s Knowledge, each of the Company and its Subsidiaries is in compliance in all material respects with all Legal Requirements and Governmental Orders applicable to it or its Business or by which any property, asset or the business or operations of the Business is bound or affected. Except as set forth on Section 2.16 of the Disclosure Schedule, there are no material permits, licenses, membership privileges, authorizations, consents, approvals, waivers or franchises to be granted by or obtained from any Governmental Body (“Permits”) that are required for the Company and its Subsidiaries to operate the Business.

2.17 Employee Benefit Plans.    Section 2.17 of the Disclosure Schedule lists each “employee benefit plan,” as defined in Section 3(3) of ERISA, or any material benefit arrangement that is not an “employee benefit plan” as defined in Section 3(3) of ERISA sponsored or maintained by the Company or any of its Subsidiaries including, without limitation, any material executive compensation or incentive plan; any material bonus or severance plan; any material employment contract; any material deferred compensation agreement, stock purchase or other equity plan or arrangement; any material plan governed by Section 125 of the Code; or any other material fringe benefit plan or arrangement, including without limitation any plans, agreements or arrangements for outstanding compensatory payments or compensation due to former or current employees or contractors in connection with prior merger and acquisition activity (hereinafter referred to collectively as the “Company Employee Plans” and individually as a “Company Employee Plan”). With respect to each Company Employee Plan identified on Section 2.17 of the Disclosure Schedule:

(a) The Company has made available to the Parent with respect to each such Company Employee Plan (to the extent applicable): (i) all written documents comprising the material terms of such Company Employee Plan (including amendments and individual, trust or insurance agreements relating thereto); (ii) the three most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each such Company Employee Plan; (iii) the summary plan description currently in effect and all material modifications thereto, if any, for each such Company Employee Plan; and (iv) written communications to employees to the extent the substance of any Company Employee Plan described therein differs materially from the other documentation furnished under this Section.

(b) Each Company Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Legal Requirements, in each case in all material respects. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against such Company Employee Plan or the Company with respect to any such Company Employee Plan and there is no pending or, to the Knowledge of the Company, threatened proceeding involving any Company Employee Plan before the IRS, the United States Department of Labor or any other Governmental Body that, in each case, would reasonably be expected to result in material Liability to the Company.

(c) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination; a copy of the most recent determination letter from the IRS (or an opinion letter issued to the prototype sponsor of the plan on which the Company is entitled to rely) regarding such qualified status for each such plan has been made available to the Parent.

(d) The Controlled Group does not maintain or contribute to or otherwise participate in (i) a “defined benefit plan” within the meaning of Section 3(35) of ERISA that is subject to Title IV of ERISA or the requirements of Section 412 of the Code, (ii) a “multiemployer plan” as described in Section 3(37) of ERISA; or (iii) a “multiple employer plan” as defined in ERISA or Section 413(c) of the Code.

(e) No Company Employee Plan provides for any non-pension benefits for employees, dependents or retirees or (ii) provide any benefits for any person upon or following retirement or termination of employment, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable law (herein collectively referred to as “COBRA”).

(f) The Company is not a party to any agreement under which any employee or independent contractor is entitled to any “gross-up” payment in respect of Taxes under Sections 4999 or 409A of the Code. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been maintained in documentary and operational compliance with Section 409A of the Code in all material respects, and no amount that is payable (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement will be includible in the gross income of any employee, officer or director of the Company as a result of the operation of Section 409A of the Code and the rules and regulations thereunder.

(g) The Company does not sponsor or maintain a plan that (a) provides a benefit package that meets the definition of “grandfathered health plan coverage” as set forth in 26 CFR § 54.9815-1251T and has not been amended on or after March 23, 2010 (other than as required under the PPACA) or (b) meets the requirements of the retiree-only plan exception set forth in Section 732(a) of ERISA and Section 9831(a) of the Code. Each Company Employee Plan subject to the PPACA in which current or former employees of the Company participate has been amended to comply with, and otherwise administered in accordance with, the requirements of the PPACA in each case, in all material respects.

(h) The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. Except as set forth on Section 2.17(h) of the Disclosure Schedule, in the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

(i) Except as set forth on Section 2.17(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith would (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee under any Company Employee Plan, (ii) result in any forgiveness of indebtedness under any Company Employee Plan, (iii) increase any benefits otherwise payable by the Company under any Company Employee Plan, (iv) result in the acceleration of the time of payment, funding, delivery or vesting of any such benefits under any Company Employee Plan, (v) limit the right of the Company or any ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust under any Company Employee Plan; (vi) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) disregarding the impact of any payments or benefits that may be paid or payable to an employee (or other applicable service provider to the Company) under any agreement or arrangement with Parent (or its Affiliates) that is not in effect, that has not been entered into or that has not otherwise been disclosed to the Company in writing, in each case, as of the date of this Agreement.

2.18 Employees.    Except as set forth on Section 2.18 of the Disclosure Schedule, to the Company’s Knowledge, the Company and its Subsidiaries are in compliance, in all material respects, with all Legal Requirements relating to employment practices. Neither the Company nor any of its Subsidiaries has ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Company or its Subsidiaries. Since January 1, 2013, neither the Company nor any of its Subsidiaries has experienced any labor problem that was or is material to it. Neither the Company nor any Subsidiary has received written notice that any key employee intends to terminate his or her employment relationship with the Company or any Subsidiary.

2.19 Government Programs.    No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of its Subsidiaries from any Governmental Body.

2.20 Interested Party Transactions.

(a) Except as set forth on Section 2.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, any Member owning five percent (5%) or more of the Membership Interests, manager or executive officer of the Company (each, an “Interested Party”).

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or its Subsidiaries that were entered into on or after the inception of the Company have been on an arms-length basis on terms no less favorable to the Company or its Subsidiaries than would be available from an unaffiliated party.

2.21 Environmental Matters.    To the Company’s Knowledge, the Company and its Subsidiaries have complied in all material respects with all Legal Requirements intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”). To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has released, handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for the use of reasonable amounts of ordinary office and/or office-cleaning supplies in compliance with Environmental Laws. The Company has no Knowledge of any environmental investigation, study, test or analysis, the purpose of which was to discovery, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the Business has been conducted. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect. As used herein, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Law which (i) arise out of or in any way relate to the operations or activities of the Company Group, or any real property at any time owned, operated or leased by the Company Group, whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

2.22 Finders’ Fees.    Except as disclosed on Section 2.22 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its Subsidiaries who might be entitled to any fee or commission from the Parent, the Company or any of their respective Affiliates upon consummation of the Transactions.

2.23 Anti-Corruption Compliance.    The Company and each of its Subsidiaries has not, directly or indirectly, (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery Legal Requirements (including the United Kingdom Bribery Act of 2010) applicable to the Company or its Subsidiaries in any jurisdictions other than the United States (in each case, as in effect at the time of such action) (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly or (d) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

2.24 Regulatory Matters.

(a) No formal investigation by any Governmental Body with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Body delivered in writing to the Company or any of its Subsidiaries an intention to conduct the same, except for any investigation or review that would not reasonably expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries have established and implemented programs, policies, procedures, contracts and systems reasonably designed to cause their respective employees and contractors to comply in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations (“HIPAA”) and any federal or state Legal Requirement, and their implementing regulations, governing the collection, use, disclosure, privacy, security, integrity, accuracy, transmission, storage or other protection of personal health information and the exchange of health information (collectively, “Health Privacy Laws”). Except as disclosed on Section 2.24 of the Disclosure Schedule, the Company and its Subsidiaries have since January 1, 2013, been in compliance in all material respects with applicable Health Privacy Laws and with all contractual requirements with respect thereto.

2.25 Bank Accounts.    Section 2.25 of the Disclosure Schedule sets forth a true and complete list of (a) the name and address of each bank with which the Company or any Subsidiary has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company or any Subsidiary.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1 Due Organization.    Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreement.    Parent and Merger Sub have the corporate power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of managers and directors. No vote of Parent’s stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

3.3 Governmental Authorization.    The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Transaction Documents to which it is a party require no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of the Certificate of Merger with the secretary of state of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws; and (d) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Parent and Merger Sub to consummate the Transactions.

3.4 Non-Contravention.    The execution, delivery and performance by each of Parent or Merger Sub of this Agreement and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of any of the certificate of incorporation or bylaws of Parent or Merger Sub, or (b) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement.

3.5 Finders’ Fees.    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Parent or Merger Sub who might be entitled to any fee or commission from any Effective Time Holder (or, if the Closing does not occur, the Company) upon consummation of the Transactions.

3.6 Financial Ability; Financing.    Parent and Merger Sub have and will have, at the time of the Closing, such immediately available funds as are necessary to pay the Merger Consideration and to make such other payments as are required by Section 1.7(b) hereof. There is no contract or agreement binding on Parent or Merger Sub that restricts in any way the timely payment of the Merger Consideration or any other payments required by Section 1.7(b) hereof. Each of Parent and Merger Sub agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent and/or Merger Sub obtain financing for the transactions contemplated hereby.

SECTION 4. PRE-CLOSING COVENANTS

4.1 Access and Investigation.    During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), upon reasonable notice, the Company shall provide to the Parent and its authorized Representatives reasonable access during normal business hours to the offices, Records, Tax Returns, Contracts, commitments, facilities and accountants of the Company Group, and shall furnish and make available to the Parent and its authorized Representatives all such documents and copies of documents (at the Parent’s expense) and all such additional financial and operating data and other information pertaining to the affairs of the Company Group as the Parent and its authorized Representatives may reasonably request; provided, however, that (a) the activities of the Parent and its Representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of the Company Group and (b) in no event shall the Company be required to furnish the Parent or its Representatives with any documents or information that (i) the Company Group is required by Legal Requirement, Governmental Order or Contract to keep confidential or (ii) that would reasonably be expected to jeopardize the status of such document or information as privileged, work product or as a trade secret. Notwithstanding the foregoing, prior to the Closing Date, without the prior written consent of the Company, which may be withheld for any reason or no reason, neither Parent nor its Representatives shall contact any suppliers to or customers, employees or directors of, the Company or its Subsidiaries in connection with or pertaining to any subject matter of this Agreement.

4.2 Operation of Business of Company Prior to Closing.

(a) Covenants.    During the Pre-Closing Period, the Company shall conduct its business and operations in the ordinary course and in accordance with past practices, pay its debts when due, pay or perform other undisputed obligations when due, and use commercially reasonable efforts to (i) preserve intact the present business organizations of the Company, (ii) keep available the services of the present officers and employees of the Company and (iii) preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time. Without limiting the generality of the foregoing, except as otherwise permitted or required by this Agreement or as set forth on Schedule 4.2, during the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall do any of the following:

(i) issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company or any of its Subsidiaries (other than in connection with the exercise of any Company Option outstanding as of the date hereof) outside of the ordinary course of business;

(ii) engage in any practice, take any action, or enter into any transaction outside the ordinary course of business;

(iii) effect any recapitalization, reclassification, split, combination or like change in the capitalization of the Company or any of its Subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Units, or directly or indirectly repurchase, redeem or otherwise acquire any Company Units (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Units) (other than in connection with any equity interest issued pursuant to the Company Option Plan which is not fully vested);

(iv) amend the Organizational Documents of the Company or any of its Subsidiaries;

(v) (i) grant any material increase in the aggregate compensation of officers and directors of the Company or any of its Subsidiaries, except as required by any Contract existing on the date hereof or by applicable Legal Requirement or pursuant to this Agreement, (ii) grant any extraordinary bonus to any employee, director or consultant of the Company or any of the Company’s Subsidiaries, except as required by any Contract existing on the date hereof or by applicable Legal Requirements or as pursuant to this Agreement; or (iii) outside of the ordinary course of business, enter into or materially amend any Company Employee Plan except as required by applicable Legal Requirements or pursuant to this Agreement;

(vi) subject any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries to any Lien, other than Permitted Liens;

(vii) sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries except (i) in the ordinary course of business or (ii) transactions less than or equal to $250,000 for any individual transaction or $1,000,000 for all transactions in the aggregate;

(viii) acquire any properties or assets or enter into commitments for capital expenditures of the Company or any of its Subsidiaries other than (i) in the ordinary course of business or (ii) that do not exceed $250,000 in any individual case or $1,000,000 in the aggregate;

(ix) enter into or amend any Contract which Contract or amendment, as the case may be, materially restricts the ability of the Company or any of its Subsidiaries to compete with, or conduct, any business or line of business in any geographic area;

(x) enter into or amend any agreements which if entered into or amended prior to the date hereof would constitute a Material IP Agreement;

(xi) commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that it notifies Parent prior to the filing of such a suit or (iii) in connection with this Agreement;

(xii) other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change an accounting method, file any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; or

(xiii) agree or commit to do any of the foregoing.

(b) Certain Exceptions.    Notwithstanding the foregoing, nothing in this Section 4.2 shall prohibit the Company or any of its Subsidiaries from taking any action or omitting to take any action as required or as contemplated by this Agreement, as required by Legal Requirement or otherwise approved in writing by the Parent, which approval shall not be unreasonably withheld or delayed.

(c) Distribution of Cash.    Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Section 4.2 shall prohibit the Company or any of its Subsidiaries from distributing Cash (at any time during the Pre-Closing Period) to the Effective Time Holders (in the form of a dividend or otherwise).

4.3 No Negotiation.    During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, directly or indirectly:

(a) solicit, initiate, seek or encourage any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.

4.4 Efforts to Consummate.    Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Transactions; (b) shall use reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Transactions; and (c) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Transactions. Nothing in this Agreement shall be construed as an attempt or an agreement by the Company or any of its Subsidiaries to assign or cause the assignment of any Contract or Permit which is by Legal Requirement non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given.

4.5 Company Member Approval.

(a) Member Written Consent.    Promptly (and in any event within one (1) Business Day) following the execution of this Agreement, the Company shall deliver to Parent the Member Written Consent.

(b) Notice to Members.    To the extent required by the DLLCA, the Company shall promptly deliver to any Member of the Company who has not approved this Agreement a notice advising such Members of the approval of this Agreement by written consent in accordance with the DLLCA.

4.6 Execution of Additional Documents.    Prior to Closing, from time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the Transactions.

4.7 Confidentiality and Publicity.

(a) Each of the Company and Parent hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement dated October 1, 2015 by and between Parent and William Blair & Company, L.L.C., as agent for the Company (“Existing NDA”), to be applied as if the Company were a direct party thereto and as if the confidentiality and use restrictions therein were made on a mutually reciprocal basis, such that references in the Existing NDA to the Parent (by its name or as “you” or “your”) also apply to and are obligations of the Company.

(b) Within one (1) Business Day from the Agreement Date, Parent shall issue a press release announcing the transaction contemplated by this Agreement (the “Parent Press Release”), subject to the Company’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed. The Company and Battery Ventures may issue a press release after the Parent Press Release, subject to Parent’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, that such press release shall contain the same information as is contained in the Parent Press Release. Except as set forth in this Section 4.7, no party shall issue any press release or otherwise make any public statement or other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior written approval of Parent, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. Notwithstanding the foregoing, following Closing the Securityholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Securityholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

4.8 Financing.    The Company shall, and the Company shall cause its Subsidiaries and its and their respective Representatives to, provide such cooperation (including with respect to timeliness) in connection with the arrangement of any debt financing as may be reasonably requested by Parent. In connection with any offering materials related to the syndication of the debt financing (to the extent such financing is syndicated), the Company hereby consents to the use of its and its Subsidiaries’ logos, trademarks and service marks. Notwithstanding anything to the contrary set forth herein, none of the Company and any of its Subsidiaries shall be required to pay any commitment or other similar fee in connection with the financing contemplated by the debt financing prior to the Closing Date. Further, and for avoidance of doubt, Parent’s obligations to effect the Merger shall not be subject to its ability to obtain debt financing nor shall it be subject to any form of financing contingency.

4.9 Pay-Off Letters.    No later than the Business Day prior to the Closing Date, the Company shall provide Parent with customary pay-off letters from all holders of Company Debt to be repaid as of or prior to the Closing. The Company shall also make arrangements reasonably satisfactory to Parent for such holders to provide to Parent recordable form lien releases and other documents reasonably requested by Parent prior to the Closing such that all

Liens on the assets or properties of the Company Group that are not Permitted Liens shall be satisfied, terminated and discharged on or prior to the Closing Date.

4.10 HSR Act Filing and Compliance with Antitrust Laws.

(a) As promptly as practicable after the date of this Agreement (and in any event within 10 Business Days after the date of this Agreement), each of Parent and the Company shall file with the FTC and the DOJ, a Notification and Report Form in accordance with the HSR Act with respect to the Merger. As promptly as practicable after the date of this Agreement, each of Parent and the Company, as applicable, shall file with applicable foreign Governmental Bodies all comparable pre-merger notification filings, forms and submissions that are required to be filed in respect of the Merger or any of the other Transactions pursuant to applicable Antitrust Laws. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters relating to the Merger, or to any of the other Transactions or to any filings, forms and submissions filed with, or any investigations conducted by or before, any Governmental Body relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party), and each such party shall use its reasonable best efforts to make (or cause to be made) as soon as reasonably practicable thereafter, and only after reasonable consultation with the other party, an appropriate response in compliance with such request. Each of Parent and the Company shall cooperate and coordinate with each other in connection with the preparation and filing of any and all material filings, forms and submissions that are required to be made in respect of the Merger or any other Transactions pursuant to applicable Antitrust Laws, or that are reasonably requested to be made by any Governmental Body in connection with the Merger or any other Transactions.

(b) Each of Parent and the Company shall keep the other party reasonably and promptly informed of any and all written and material oral communications from any Governmental Body regarding the Merger, any of the other Transactions and any and all filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Body relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party). Each of Parent and the Company (i) shall provide the other party a reasonable opportunity to review and comment on any written or material oral communications proposed to be given by such party to any Governmental Body regarding the Merger, any of the other Transactions and any and all filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Body relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party), (ii) shall provide the other party reasonable advance notice of any meetings proposed to be held with any Governmental Body regarding the Merger, any of the other Transactions and any and all filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Body relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party), (iii) shall consult with the other party a reasonable time in advance of any and all such meetings and consider in good faith the views of such other party regarding the matters to be presented and discussed at any and all such meetings, and (iv) to the extent permitted by the applicable Governmental Body, shall allow the other party to participate in such meetings or portions thereof. Each of Parent and the Company shall consult and cooperate with one another, provide one another with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other written communications explaining or defending the Merger and other Transactions made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws.

(c) Each of Parent and the Company shall use its reasonable best efforts to (i) cause the expiration or termination of the applicable waiting periods under the HSR Act and all other applicable Antitrust Laws as soon as reasonably practicable, and (ii) take (or cause to be taken) all actions and do (or cause to be done) all things reasonably necessary, proper or advisable to obtain all clearances, consents and approvals necessary to satisfy the conditions set forth in Section 7.1(a) and otherwise consummate the Merger in compliance with applicable Antitrust Laws. Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any in connection with Governmental Body any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; by consenting to such action by the Company and provided, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger and other Transactions) (each a “Divestiture Action”) to ensure that no Governmental Body enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger and other Transactions, or to ensure that no with the authority to clear, authorize or otherwise approve the consummation of the Merger and other Transactions, fails to do so by the Termination Date. In the event that any action is threatened or instituted challenging the Merger and other Transactions as violative of Legal Requirement, Parent shall take all action necessary, including but not limited to any Divestiture Action to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement,

Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date. The Company shall cooperate with Parent and shall use its reasonable best efforts to assist Parent in resisting and reducing any Divestiture Action.

(d) Notwithstanding anything herein to the contrary, in the event that Parent has proposed a Divestiture Action pursuant to paragraph (c) above and the investigating staff of the relevant Governmental Body has recommended to its superiors that the proposed Divestiture Action be accepted, but these superiors have not yet acted on such recommendation, either party may, in its sole discretion, extend the Termination Date by an additional period not to exceed 90 days.

(e) Neither Parent nor the Company shall, nor shall it permit any of its Subsidiaries to, enter into or publicly announce the formation of a joint venture or the acquisition of any assets, business or company or ownership stakes if any such actions, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in Section 7.1(a) to fail to be satisfied.

4.11 Financial Statements Cooperation.    To the extent reasonably requested by Parent, the Company and its Affiliates shall reasonably cooperate with Parent’s efforts to prepare financial statements of the Company and its Subsidiaries as are required by Parent to satisfy any public filing requirements which will be applicable to the Company and its Subsidiaries after the Closing Date (including, if the Closing occurs after April 25, 2016, a balance sheet as of March 31, 2016); provided, however, that, (a) the cooperation of the Company and its Subsidiaries shall be provided during regular business hours and shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries and shall be at the sole cost and expense of Parent (and any reasonable and documented fees and expenses incurred in connection therewith shall not be Transaction Expenses and shall be promptly reimbursed by Parent) and (b) the Company and its Subsidiaries shall have no obligation to retain or engage any third party accountants or other outside advisors in connection with such cooperation and shall not otherwise be required to execute or deliver any certificates regarding such financial statements or make any representations, warranties or covenants or deliver any legal opinions or certificates in support thereof or in connection therewith. Parent’s obligation to consummate the transactions contemplated by this Agreement shall in no way be conditioned on, or subject to, the preparation or delivery of any such financial statements.

4.12 Sales and Use Tax Analysis Cooperation.    The Company and its Affiliates shall use diligent efforts to provide assistance and cooperate in the prompt investigation and determination of accrued sales and use taxes including in connection with voluntary disclosure agreements; provided, that the cooperation described by this Section 4.12 shall not require the Company or its Affiliates to contact customers of the Company or its Affiliates to seek payment of any unpaid sales or use taxes prior to Closing.

SECTION 5. ADDITIONAL AGREEMENTS

5.1 Updates to the Disclosure Schedule.    The Company shall have the right to supplement the Disclosure Schedule prior to the Closing to reflect any and all events, circumstances or changes which arise or become known to the Company after the date hereof by delivery to the Parent prior to the Closing Date of one or more supplements (each, a “Disclosure Supplement”). Each Disclosure Supplement shall be in writing and shall be delivered in accordance with the procedure set forth for notice in Section 10.3. Unless the existence of any matter set forth in any such Disclosure Supplement which was not disclosed at the time of signing of this Agreement (a “New Matter”) would reasonably be expected to have a Material Adverse Effect and would give rise to a right of termination in favor of Parent under Section 8.1(a) in respect of the condition set forth in Section 7.2(a), the Disclosure Schedule shall be deemed amended and supplemented by all information set forth in each Disclosure Supplement, and each of the representations and warranties of the Company made in the Transaction Documents shall be deemed amended and supplemented by all such information set forth in each Disclosure Supplement as if amended on the date of the parties’ execution of this Agreement. In such event, all references to the Disclosure Schedule in the Transaction Documents shall be deemed to include all such Disclosure Supplements. To the extent the existence of any New Matter would have a Material Adverse Effect on the Company or gives rise to a right of termination in favor of Parent under Section 8.1(a), Parent shall have the right under said Section 8.1(a) to (a) terminate this Agreement by written notice to the Company within five (5) Business Days after receipt of the Disclosure Supplement which includes the New Matter but prior to the Closing Date or (b) consummate the Transactions. To the extent that the Parent elects to so consummate the Transactions, the Disclosure Schedule shall be deemed amended and supplemented by all information set forth in each Disclosure Supplement, and each of the representations and warranties of the Company made in the Transaction Documents shall be deemed amended and supplemented by all such information set forth in each Disclosure Supplement as if amended on the date of the parties’ execution of this Agreement. In such event, all references to the Disclosure Schedule in the Transaction Documents shall be deemed to include all such Disclosure Supplements.

5.2 No Additional Warranties or Representations; Due Diligence.    Parent, on behalf of itself and its Affiliates, acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company Group or the Business, which has been communicated, furnished or made available to Parent or Merger Sub or their respective Representatives, except as expressly set forth in this Agreement, including the Disclosure Schedule. Neither the Company nor any other Person shall have or be subject to any Liability to any other Person resulting from the distribution to Parent or its Representatives, or any of the Parent’s or its Representatives’ use of, any such information, documents or material made available to any of them in Records stored on computer disks, in online or physical “data rooms,” provided during management presentations or in any other forms in expectation of the Transactions except as expressly set forth in this Agreement, including the Disclosure Schedule. Without limiting the foregoing, in making its determination to proceed with the Transactions, Parent acknowledges and agrees, on behalf of itself and its Affiliates, that it is relying solely on (a) the results of its own independent investigation and (b) the representations and warranties of the Company expressly set forth in this Agreement, including the Disclosure Schedule. In connection with its investigation, Parent and its Representatives may have received from or on behalf of the Company Group certain estimates, budgets, forecasts, plans and financial projections that are not covered by the express representations and warranties of the Company set forth in this Agreement (“Forward-Looking Statements”), and Parent, on behalf of itself and its Affiliates, acknowledges that (i) there are uncertainties inherent in making Forward-Looking Statements and (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluations of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying Forward-Looking Statements where such assumptions are explicitly disclosed).

5.3 Limited Survival of Representations, Warranties and Covenants.    The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any agreement delivered pursuant to this Agreement shall survive beyond the Effective Time only as set forth in Section 9.

SECTION 6. POST-CLOSING COVENANTS AND TAX MATTERS

6.1 Preservation of Records.    Parent shall, and shall cause the Surviving Company to, preserve and keep the Records held by them relating to the respective businesses of the Company and its Subsidiaries for a period of six (6) years from the Closing Date (or longer if required by applicable Legal Requirements) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to any Effective Time Holder as may be reasonably required by such party in connection with any Legal Proceedings or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of, the Effective Time Holders or any of their Affiliates.

6.2 Cooperation.    The parties hereto shall cooperate with each other and shall cause their respective Representatives to cooperate with each other following the Closing to ensure the orderly transition of the ownership of the Company, its Subsidiaries and the Business to the Parent and to minimize any disruption to the Business that might result from the Transactions.

6.3 D&O Indemnification.    For a period of six (6) years following the Closing, the Parent shall cause the Surviving Company to maintain in effect in the Surviving Company’s and its Subsidiaries’ Organizational Documents the provisions regarding limitation of liability and indemnification of current or former directors, officers and employees, and trustees or administrators of Company Employee Plans, and the advancement of expenses incurred contained in the Organizational Documents or separate agreements, as applicable, immediately prior to the Closing and shall honor and fulfill to the fullest extent permitted by applicable law such limitation of liability and indemnification obligations. Subsequent to the Closing, the Parent also agrees to cause the Surviving Company and each of its Subsidiaries to indemnify and advance expenses to current or former directors, officers and employees of the Company, the Surviving Company and each such Subsidiary, and trustees or administrators of Company Employee Plans, to the same extent as provided in the preceding sentence.

6.4 D&O Liability Insurance.    For a period of at least six (6) years following the Closing, the Parent shall cause the Surviving Company to maintain (or cause to be maintained), in effect, either (a) the current policy of directors’ and officers’ liability insurance maintained by the Company Group (provided, that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Closing (including consummation of the Transactions) or (b) a run off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six (6) years after the Closing arising from facts or events that occurred at or before the Closing (including consummation of the Transactions). Such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company, the Surviving Company and the Company’s Subsidiaries. From and following the Closing Date, the Parent shall cause the Surviving Company to abide by and honor each of the Surviving Company’s and its Subsidiaries’ contractual obligations, if any, to provide directors’ and officers’ liability insurance to any other person, to the extent of such contractual obligation.

6.5 Attorney-Client Privilege; Continued Representation.    The parties hereto hereby acknowledge that Cooley LLP has acted as counsel to the Company and certain of its Members from time to time prior to the transactions contemplated herein as well as with respect to the transactions contemplated herein. The following provisions apply to the attorney-client relationship between (a) the Company and Cooley LLP prior to Closing and (b) the Effective Time Holders (and any subset of them) and Cooley LLP following Closing. Each of the parties hereto agrees that (i) it will not seek to disqualify Cooley LLP from acting and continuing to act as counsel to any of the Effective Time Holders either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated herein, and (ii) the Effective Time Holders have a reasonable expectation of privacy with respect to their communications (including any e-mail communications using the Company’s e-mail system) with Cooley LLP prior to Closing to the extent that such communications concern the transactions contemplated herein.

6.6 Employees; Employee Benefit Plans.

(a) During the period commencing on the Closing Date and ending on the date which is twelve (12) months after the Closing Date, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, provide each employee of the Company or any of its Subsidiaries who remains employed immediately after the Closing (each a “Company Continuing Employee”) with: (i) base salary or hourly wages (such payment method to be determined at the Parent’s discretion) which are no less than the base salary or hourly wages provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing. After the Closing, Parent shall cause the Surviving Company and its Subsidiaries to honor all rights to paid time off, including vacation, personal and sick days, accrued by Company Continuing Employees prior to the Closing under any Company Employee Plan.

(b) With respect to any employee benefit plan maintained by Parent or its Affiliates (collectively, “Buyer Benefit Plans”), in which any Company Continuing Employees will be eligible to participate effective as of the Closing, Parent shall, or shall cause its applicable Affiliate to (subject to Section 6.6(a)(iii) above), (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Continuing Employee under any such Buyer Benefit Plan in which such Company Continuing Employee may be eligible to participate on or after the Closing, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Employee Plan; (ii) if commercially practicable, provide each such Company Continuing Employee with credit for any payments made under any cost-sharing provisions prior to the Closing or in the year in which such Company Continuing Employee commences participation in such Buyer Benefit Plan (to the same extent such credit was given under the analogous Company Employee Plan prior to the Closing) in satisfying any applicable cost-sharing provisions in any Buyer Benefit Plan in which such Company Continuing Employee may be eligible to participate on or after the Closing; (iii) recognize all service of the Company Continuing Employees with the Company or the applicable Subsidiary of the Company (or its applicable predecessor entity) as if such service were with Parent or its Affiliate for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate on or after the Closing; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.

(c) Parent agrees that Parent and the Surviving Corporation shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

6.7 Tax Matters.

(a) Tax Returns.

(i) The Securityholder Representative will prepare, or cause to be prepared, all income Tax Returns (including an Internal Revenue Service Form 1065 and any similar state and local income Tax Returns) for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed on or after the Closing Date (each such Tax Return, a “Pre-Closing Income Tax Return”), which Tax Returns will be prepared (i) in accordance with applicable Legal Requirements and (ii) consistent with past practice of the Company except as otherwise required by applicable Legal Requirements. The Securityholder Representative shall deliver such Pre-Closing Income Tax Returns to Parent for its review and comment not later than ninety (90) days before the due date for filing (including extensions) such Tax Returns. If Parent objects to any item on any such Pre-Closing Income Tax Return, it shall, within twenty (20) days after delivery of such Tax Return notify Securityholder Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Securityholder Representative shall negotiate in good faith and use their reasonable efforts to resolve such items. If Parent and the Securityholder Representative are unable to reach such agreement within ten (10) days after receipt by Securityholder Representative of such notice, the disputed items shall be resolved by the Arbitration Firm and any determination by the Arbitration Firm shall be final. If the Arbitration Firm is unable to resolve any disputed items at least forty five (45) days before the due date for filing such Tax Return (including any extensions thereof), the Tax Return shall be filed as prepared by Parent and then amended to reflect the Arbitration Firm’s resolution. The costs, fees and expenses of the Arbitration Firm shall be borne equally by Parent and the Securityholder Representative (on behalf of the Effective Time Holders).

(ii) Parent shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company and its Subsidiaries after the Closing Date for any Pre-Closing Tax Period including any Tax Return for a Straddle Period (a “Straddle Period Tax Return”) but excluding any Pre-Closing Income Tax Return (each such Tax Return, a “Pre-Closing Tax Return”). Parent shall deliver such Tax Returns to the Securityholder Representative for its review and comment (i) in the case of income Tax Returns (including Tax Returns based on net income or similar measure), not later than thirty-five (35) days before the due date for filing (including extensions) such Tax Returns, and (ii) in the case of other Tax Returns, not later than twenty (20) days before the due date for filing (including extensions) such Tax Returns. If the Securityholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period (or any Tax for which the Buyer Indemnitees may be entitled to reimbursement pursuant to Section 9.2), it shall, within twenty (20) days after delivery of such Tax Return (in the case of income Tax Returns) or within ten (10) days after the delivery of any other Tax Returns, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Securityholder Representative shall negotiate in good faith and use their reasonable efforts to resolve such items. If Parent and the Securityholder Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Arbitration Firm and any determination by the Arbitration Firm shall be final. If the Arbitration Firm is unable to resolve any disputed items before the due date for such Tax Return (including any extensions thereof), the Tax Return shall be filed as prepared by Parent and then amended to reflect the Arbitration Firm’s resolution. The costs, fees and expenses of the Arbitration Firm shall be borne equally by Parent and the Securityholder Representative (on behalf of the Effective Time Holders). Subject to the Basket, Parent shall be entitled to deduct from the Escrow Funds any Pre-Closing Taxes due with respect to any Pre-Closing Tax Return or Straddle Period Tax Return no earlier than five (5) days before the due date for such Tax Return (including any extensions thereof to the extent the filing date for such Tax Return has been extended). The portion of any Tax that is allocable to the Pre-Closing Tax Period will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date. The parties hereto acknowledge and agree that the Tax deductions associated with the payment of the Transaction Expenses, the repayment of Company Debt and the payment of Option Consideration shall be reported on the Company’s income Tax Return for its taxable year that ends on the Closing Date to the maximum extent permitted by applicable Legal Requirements.

(iii) Except as required under applicable Legal Requirements, Parent shall not amend any Tax Return of the Company for any Pre-Closing Tax Period or make any Tax election, or take any action or enter into any transaction, in each case that has retroactive effect in any Pre-Closing Tax Period or that would increase the liability of the Effective Time Holders under this Agreement or pursuant to applicable Legal Requirements, without the prior written consent of the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Cooperation.    Parent and the Securityholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records and personnel, as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Securityholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Securityholder Representative, the Company or Parent (as the case may be) shall use commercially reasonable efforts to provide the other parties with written notice and offer the other parties the opportunity to take custody of such materials. Without limiting the foregoing, Parent will (and will cause the Surviving Company to) cooperate with the Securityholder Representative to enable the Securityholder

Representative to utilize at the cost and expense of the Effective Time Holders the Surviving Company’s existing tax return preparation firm(s) (the “Tax Preparation Firm”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Securityholder Representative under the Tax Preparation Firm’s engagement agreement sufficient for the Tax Preparation Firm to take direction from the Securityholder Representative, or otherwise ensuring that the Securityholder Representative will have access to (and the ability to direct, even if indirectly through the Surviving Company) the Tax Preparation Firm.

(c) Tax Contests.

(i) Parent and the Company, on the one hand, and Effective Time Holders and Securityholder Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (or any Tax for which the Buyer Indemnitees may be entitled to reimbursement pursuant to Section 9.2) (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(ii) With respect to any Tax Matter that relates solely to a Pre-Closing Income Tax Return (a “Securityholder Tax Matter”), the Securityholder Representative shall have the right at the cost and expense of the Effective Time Holders to control such Tax Matter, including the defense and settlement thereof; provided, however, that, the Securityholder Representative shall keep Parent reasonably informed of the progress of any such Tax Matter and shall not effect any such settlement or compromise without obtaining Parent’s prior written consent thereto, which shall not be unreasonably withheld or delayed. Parent will have the right to participate in the defense of any such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Securityholder Representative.

(iii) Parent shall have the right to control of the conduct of all Tax Matters, other than Securityholder Tax Matters, including any settlement or compromise thereof, and including, for avoidance of doubt, any voluntary disclosure reporting and sales and use tax compliance procedures, including discussions, negotiations and meetings with the relevant state sales and use tax authorities; provided, however, that Parent shall keep Securityholder Representative reasonably informed of the progress of any such Tax Matter and shall not effect any such settlement or compromise with respect to which the Effective Time Holders may be liable under this Agreement or under applicable Legal Requirements without obtaining Securityholder Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed. The Securityholder Representative will have the right to participate in the defense of any such Tax Matter and to employ counsel, at the expense of the Effective Time Holders, separate from the counsel employed by Parent.

6.8 Key Employee Arrangements.

(a) Bonus Arrangement.    No later than the Effective Time, Parent shall (or shall cause its applicable Subsidiary to) adopt for the benefit of the Key Employees, the compensation and bonus arrangements as described on Schedule 6.8(a) hereto.

(b) ResMed Restricted Stock Units.    On the Closing Date, ResMed Inc. shall grant to each Key Employee restricted stock units with respect to ResMed Inc. common stock (the “Inc. RSUs”). The Inc. RSUs shall be subject to the terms and conditions of and shall be issued under the ResMed Inc. 2009 Incentive Award Plan, which terms have been communicated to individual Key Employees pursuant to separate offer letters delivered to such individuals. As of Effective Time, all shares of ResMed Inc. common stock issuable upon settlement of such Inc. RSUs under this Section will be registered under an effective registration statement on Form S-8 filed with the SEC, to the extent eligible for such registration under applicable law.

SECTION 7. CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Each Party to Effect the Merger.    Each party’s obligations to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a) HSR Act.    Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

(b) No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Body preventing the consummation of the Transactions shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

7.2 Conditions Precedent to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations.    Each of the representations and warranties made by the Company in this Agreement shall be true and correct at the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect.

(b) Performance of Covenants.    All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Certificate of Officers.    Parent shall have received a certificate executed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Secretary’s Certificate.    Parent shall have received from the Company’s Secretary, a certificate having attached thereto (i) the Organizational Documents, as in effect immediately prior to the Closing, (ii) resolutions approved by the Board authorizing the Company’s execution and delivery of this Agreement, and (iii) certificates of good standing issued by the applicable Governmental Body for each state, province or region where the Company is qualified to do business, dated as of a date no more than three (3) Business Days prior to Closing. The Secretary’s Certificate shall also certify that none of the attachments and the substance thereof have been revoked as of the Closing.

(e) No Governmental Litigation. There shall not be any order issued by any Governmental Body (i) restraining or prohibiting the consummation of the Transactions; or (ii) that would materially and adversely affect the right of Parent or the Company to own the assets or operate the business of the Company.

(f) No Material Adverse Change.    No Material Adverse Effect with respect to the Company shall have occurred since the Agreement Date and be continuing.

(g) Closing Statement and Payout Spreadsheet.    Parent shall have received the Closing Statement and Payout Spreadsheet.

(h) Resignation Letters. The managers and certain officers of the Company and Subsidiaries listed on Schedule 7.2(h) shall have resigned as managers and/or officers of the Company effective as of the Closing.

(i) Key Equityholder Non-Competition Agreements.    Each Non-Competition and Non-Solicitation Agreement executed by an Key Equityholder shall be in force and effect as of the Closing.

(j) Escrow Agreement.    The Escrow Agreement duly executed by the Securityholder Representative shall have been delivered to Parent.

(k) Payment of Company Debt.    Parent shall have received a payoff letter from Wells Fargo Bank, National Association evidencing the amount of Indebtedness owed as of the Closing Date and including wire instructions for the repayment of such Indebtedness by Parent on the Closing Date; provided that such amount, if repaid by Parent on the Closing Date, shall be considered Company Debt of the Company on the Closing Date for purposes of the definition of “Merger Consideration.”

(l) FIRPTA Certificate.    The FIRPTA Certificate duly executed by the Company shall have been delivered to Parent.

7.3 Conditions Precedent to Obligations of the Company.    The obligations of the Company to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations.    Each of the representations and warranties made by the Parent and Merger Sub in this Agreement shall be true and correct at the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect.

(b) Performance of Covenants.    All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects.

SECTION 8. TERMINATION

8.1 Termination Events.    This Agreement may be terminated prior to the Closing:

(a) by Parent, if (i) Parent reasonably determines that the timely satisfaction of any conditions set forth in Section 7 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement), or (ii) if the Closing does not occur on or before August 4, 2016, or such later date as determined by Parent in accordance with Section 4.10(d) of this Agreement (the “Termination Date”), by reason of the failure of any condition precedent under Section 7 of this Agreement (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(b) by the Company, if (i) Company reasonably determines that the timely satisfaction of any conditions set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent), or (ii) if the Closing does not occur on or before the Termination Date, by reason of the failure of any condition precedent under Section 7 of this Agreement (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

(c) by the mutual consent of Parent and the Company.

8.2 Termination Procedures.    If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3 Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that neither the Company nor Parent shall be relieved of any obligation or Liability arising from any prior breach by such party of any provision of this Agreement.

SECTION 9. REMEDIES

9.1 Effectiveness and Survival.    The provisions of this Section 9 shall apply and become effective only if the Merger is consummated. The representations, warranties, covenants and agreements of the Company, contained in this Agreement (including the Schedules (and any supplements thereto) and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing, but only for the period of time (each, as applicable, a “Survival Period”) specified in this Section 9.1. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(a) Covenants.    All covenants and agreements contained in this Agreement (including the Schedules attached to this Agreement and the certificates delivered pursuant to this Agreement) that contemplate performance thereof following the Closing will survive the Closing in accordance with their respective terms; provided, however, that in the case of any such covenant or agreement made by the Company, no claim for indemnification on account thereof may be made following the earlier of (i) the twelve (12) month anniversary of the Closing Date and (ii) the expiration of such covenant or agreement in accordance with its terms. For the avoidance of doubt, all covenants and agreements contained in this Agreement (including the Schedules and exhibits attached to this Agreement and the certificates delivered pursuant to this Agreement) that contemplate performance thereof prior to or at the Closing will expire at, and no claim for indemnification on account thereof may be made following, the Closing.

(b) Representations.    The representations and warranties contained in this Agreement (including the Schedules attached to this Agreement and the certificates delivered pursuant to this Agreement) will survive the Closing Date until the twelve (12) month anniversary of the Closing Date.

(c) Extensions.    Any claim for indemnification brought by Parent after the expiration of the applicable Survival Period will be void and invalid. Any pending claims validly brought prior to expiration of the applicable Survival Period will survive such expiration until resolved in accordance with this Agreement and the Escrow Agreement.

9.2 Indemnification by the Effective Time Holders.    Subject to the limitations set forth in this Section 9, from and after the Closing, Parent, Merger Sub, the Surviving Company, their respective successors and permitted assigns, and their respective officers, employees, directors and stockholders (collectively, the “Buyer Indemnitees”) will be entitled to reimbursement solely and exclusively from the Escrow Funds for any Losses incurred by any of the Buyer Indemnitees following the Closing arising out of or as a result of:

(a) any breach of or inaccuracy in the representations and warranties regarding the Company contained in Section 2 (including the Schedules and supplements related thereto);

(b) Pre-Closing Taxes; and

(c) any inaccuracy in the Payout Spreadsheet.

9.3 Limitations on Indemnification Payments to Buyer Indemnitees.    Notwithstanding anything in this Agreement to the contrary, the rights of the Buyer Indemnitees are limited as follows:

(a) Basket.    The Buyer Indemnitees will not be entitled to assert any claims for Losses arising with respect to the matters described in Section 9.2(a) or Section 9.2(b) unless and until the aggregate amount of all such Losses suffered by the Buyer Indemnitees with respect to such matters exceeds $5,000,000 (the “Basket”), and then only to the extent of the Losses in excess of the Basket.

(b) Source of Payment; Escrow as Exclusive Recovery Against the Effective Time Holders.    In pursuing the collection of any indemnification claims under this Section 9, the Buyer Indemnitees may provide a Buyer Claim Notice to the Securityholder Representative and the Escrow Agent and may proceed against the Escrow Funds for the amount of such Losses in excess of the Basket in accordance with the terms of the Escrow Agreement. From and after the Closing, the sole and exclusive Liability of the Effective Time Holders (and the sole exclusive remedy of the Buyer Indemnitees) in respect of all claims for indemnification of the Buyer Indemnitees, or any of them, under this Section 9 shall be to seek recovery with respect thereto from the Escrow Funds (and the aggregate cumulative amount of any such indemnification claims shall in no event exceed the Escrow Funds then remaining in the Escrow Account).

(c) Notwithstanding anything contained herein to the contrary, for purposes of this Section 9, and solely with respect to the calculation of Losses (and not for purposes of determining whether a breach or inaccuracy has occurred) each representation and warranty in this Agreement and the schedules hereto shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty.

9.4 Third Party Claims.    In the event Buyer Indemnitees (the “Indemnified Party”) become aware of a third-party claim for which such Indemnified Party intends to seek indemnification hereunder (a “Third-Party Claim”) from the Members (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Securityholder Representative of such Third-Party Claim and of its claims for indemnification with respect thereto. No delay or failure in providing such notice shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the other party is materially prejudiced thereby. The Indemnifying Party shall have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within thirty (30) calendar days after the Indemnifying Party has received notice of the Third-Party Claim pursuant to this Section 9.4; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (under the direction of the Indemnifying Party). The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably conditioned, withheld or delayed). Regardless of which party may be defending the Third Party Claim, in the event the Indemnifying Party may bear a portion of any judgment or settlement (by way of recovery from the Escrow Funds), then the Indemnified Party will not consent to the entry of any such judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent, in the event the Indemnifying Party is not defending such Third Party Claim, will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party). Without limiting the Indemnified Party’s right to participate in the defense of any Third-Party Claim, the Indemnifying Party will, at the Indemnified Party’s expense, to the extent permitted by applicable law and any contractual obligations and, except as would not in the good faith judgment of Indemnifying Party result in a waiver of any applicable legal privilege, (i) upon the request of the Indemnified Party, promptly make available to the Indemnified Party any material documents obtained by the Indemnifying Party from the third party claimant in connection with such Third-Party Claim which are requested by the Indemnified Party, (ii) upon the request of the Indemnified Party, promptly provide to the Indemnified Party any material documents and information filed with or submitted to any Governmental Body or arbitrator in connection with such Third-Party Claim which are requested by the Indemnified Party, (iii) upon the request of the Indemnified Party, make a representative of Indemnifying Party available for a reasonable time to consult with the Indemnified Party as to any material developments related to such Third-Party Claim. In the event of a conflict between this Section 9.4 and Section 6.7(c) of this Agreement, the provisions of Section 6.7(c) shall prevail.

9.5 No Duplication of Recovery.    Notwithstanding anything contained in this Agreement to the contrary, (a) to the extent that any Losses resulting from any breach of any representation, warranty, covenant or agreement of the Company is taken into account as a current liability in the calculation of Final Working Capital or otherwise taken into account in the calculation of the Merger Consideration, (i) Parent may not recover such Losses through an indemnification claim pursuant to this Section 9 or otherwise and (ii) such Losses shall not be included in the determination of whether all Losses, in the aggregate, exceed the Basket and (b) Parent may not recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

9.6 Tax Effect of Payments.    To the extent permitted by applicable Legal Requirements, all indemnity payments made to Buyer Indemnitees pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.

9.7 Exclusive Remedy.    From and after the Closing Date, the sole and exclusive remedy of the Buyer Indemnitees in respect of any and all claims arising out of or relating to any breach of any representation, warranty, covenant or other claims arising out of this Agreement and/or the transactions contemplated hereby (a “Covered Matter”) (irrespective of the cause of action, whether in contract, tort or otherwise) will be to make an indemnification claim pursuant to this Section 9 and the Escrow Agreement. If Merger has been consummated, no Covered Matter will give rise to any right of any party hereto to rescind this Agreement or the Merger. Notwithstanding the foregoing, nothing in this Agreement shall prevent Parent from bringing a common law action for actual fraud with intent to deceive against any Person whose own such fraud with respect to the representations and warranties of the Company contained in Section 2 of this Agreement has caused Parent to incur Losses, provided that no Buyer Indemnitee shall be entitled to recover more than once for the same Losses.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if: (i) at any time prior to the consummation of the Closing, such amendment or waiver is in writing and is signed by Parent and the Company (provided, however, that, after obtaining the approval of this Agreement by the Company’s members and prior to the Closing, there shall not be made any amendment or waiver that by any Legal Requirement requires the further approval of the Company’s members without the further approval of such members); and (ii) if the Closing occurs, at any time after the consummation of the Closing, such amendment or waiver is in writing and is signed by Parent and the Securityholder Representative (it being acknowledged and agreed that, after the Closing, the Securityholder Representative may amend this Agreement and waive matters on behalf of the Effective Time Holders, all as contemplated by Section 10.15).

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power,

right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.2 Fees and Expenses.    Except as otherwise expressly set forth in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger. In the case of the Company, all Company Transaction Expenses shall be deducted from the amount otherwise payable as the Merger Consideration under this Agreement.

10.3 Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:	ResMed Corp. 9001 Spectrum Center Blvd., San Diego, CA 92123 USA Attention: Chief Strategy Officer Tel: (858) 836-6882 Facsimile: (858) 836-5517

with a copy (which shall not constitute notice) to:	ResMed Corp. 9001 Spectrum Center Blvd. San Diego, CA 92123 USA Attention: Chief Administrative Officer and Global General Counsel Tel: (858) 836-5983 Facsimile: (858) 836-5517

if to the Company prior to Closing:	Brightree LLC 1735 North Brown Road, Suite 500 Lawrenceville, GA 30043 Attention: Chief Executive Officer Tel: (678) 243-1800 Facsimile: (678) 775-7294

with a copy (which shall not constitute notice) to:	Cooley LLP 500 Boylston Street Boston, MA 02116 Attention: Alfred L. Browne, III Tel: (617) 937-2300 Facsimile: (617) 937-2400

if to the Securityholder Representative:	Shareholder Representative Services LLC 1614 15th Street, Suite 200 Denver, CO 80202 Attention: Managing Director Email: deals@srsacquiom.com Tel: (303) 648-4085 Facsimile: (303) 623-0294

with a copy (which shall not constitute notice)	Cooley LLP 500 Boylston Street Boston, MA 02116 Attention: Alfred L. Browne, III Tel: (617) 937-2300 Facsimile: (617) 937-2400

10.4 Time of the Essence.    Time is of the essence of this Agreement.

10.5 No Assignment.    No party may transfer any of its rights or obligations hereunder, without the prior written consent of the other parties. Any transfer in violation of this Section 10.5 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Headings.    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.8 Governing Law.    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

10.9 Successors and Assigns.    This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of the parties, and the respective successors and assigns (if any) of the foregoing.

10.10 Remedies Cumulative; Specific Performance.    The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. Without limiting any other rights or remedies of the Company under this Agreement (all of which rights and remedies shall be cumulative), Parent and Merger Sub acknowledge and agree that, in the event of any breach of this Agreement by Parent or Merger Sub, the Company may pursue claims for damages (including claims for damages on behalf of its security holders based on loss of the economic benefits of the Merger to its security holders) and other relief (including equitable relief) for any such breach, whether or not this Agreement has been validly terminated pursuant to Section 8.1(b).

10.11 Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.12 Parties in Interest.    Except for payment of the Merger Consideration to the Effective Time Holders pursuant to the provisions of Sections 1.6, 1.7, 1.8, 1.9 and 1.10 and Sections 6.3, 6.4, 6.5, 6.6 and 6.8 none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

10.14 Entire Agreement.    This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Existing NDA shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time, or (b) the date on which such Existing NDA is terminated in accordance with its terms.

10.15 Securityholder Representative.

(a) Appointment. By virtue of the adoption of this Agreement and the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Effective Time Holder shall be deemed to have hereby irrevocably nominated, constituted and appointed the Securityholder Representative as the representative, agent and true and lawful attorney-in-fact of the Effective Time Holders, with full power of substitution, to act in the name, place and stead of the Effective Time Holders for purposes of executing any documents and taking any actions that the Securityholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement, including without limitation in connection with any claim for indemnification, compensation or reimbursement under Section 9 or under the Escrow Agreement.

(b) Authority. The Effective Time Holders grant to the Securityholder Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Effective Time Holders (in the name of any or all of the Effective Time Holders or otherwise) any and all documents that the Securityholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholder Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.15(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the Transactions: (i) each Buyer Indemnitee shall be entitled to deal exclusively with the Securityholder Representative on all matters relating to any claim for indemnification, compensation or reimbursement under Section 9 or under the Escrow Agreement; and (ii) each Buyer Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Securityholder Representative, and on any other action taken or purported to be taken on behalf of any Effective Time Holder by the Securityholder Representative, as fully binding upon such Effective Time Holder.

(c) Power of Attorney. The Effective Time Holders recognize and intend that the power of attorney granted in Section 10.15(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Securityholder Representative; and (iii) shall survive the death or incapacity of any Effective Time Holder.

(d) Replacement. If the Securityholder Representative shall resign or otherwise be unable to fulfill its responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 30 days after such inability, appoint a successor to the Securityholder Representative (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholder Representative as the “Securityholder Representative” hereunder. If for any reason there is no Securityholder Representative at any time, all references herein to the Securityholder Representative shall be deemed to refer to the Effective Time Holders.

(e) Securityholder Representative Retention Account. Upon the Closing, the Parent will wire to an account (the “Securityholder Representative Retention Account”) designated by the Securityholder Representative an amount of $350,000 (the “Securityholder Representative Retention Amount”), which will be used for the purposes of paying directly, or reimbursing the Securityholder Representative for, any third party expenses pursuant to this Agreement and the agreements contemplated hereby. The Effective Time Holders will not receive any interest or earnings on the Securityholder Representative Retention Amount and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Securityholder Representative Retention Amount other than as a result of its gross negligence or willful misconduct. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the Securityholder Representative will deliver the remaining balance of the Securityholder Representative Retention Amount to the Payments Administrator for further distribution to the Effective Time Holders in accordance with their respective Pro Rata Shares. For Tax purposes, the Securityholder Representative Retention Amount will be treated as having been received and voluntarily set aside by the Effective Time Holders at the time of Closing.

(f) Exculpation. The Securityholder Representative shall not be liable to any Effective Time Holder for any act done or omitted hereunder as Securityholder Representative while acting in good faith and without gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Effective Time Holders shall jointly and severally indemnify the Securityholder Representative and hold it harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Effective Time Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Effective Time Holders, any such Representative Losses may be recovered by the Securityholder Representative from (i) the Securityholder Representative Retention Amount and (ii) the Escrow Funds at such time as remaining amounts would otherwise be distributable to the Effective Time Holders; provided, that while this section allows the Securityholder Representative to be paid from the Securityholder Representative Retention Amount and the Escrow Funds, this does not relieve the Effective Time Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Effective Time Holders or otherwise. The Effective Time Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Representative or the termination of this Agreement.

10.16 ResMed Inc. Guarantee.    ResMed Inc. hereby absolutely, unconditionally and irrevocably guarantees to the Company and the Effective Time Holders, as primary obligor and not merely as surety, the due, punctual and complete discharge of all payment and performance obligations of Parent and Merger Sub under this Agreement, and all reasonable costs and expenses incurred by the Company and the Effective Time Holders in connection with their enforcement, if applicable, of the payment obligations of Parent and Merger Sub under this Agreement (collectively, the “Guaranteed Obligations”). To the fullest extent permitted by law, ResMed Inc. hereby expressly and unconditionally waives (a) any and all rights to require the Company or the Effective Time Holders, as a condition of payment or performance of ResMed Inc. to proceed against the Parent or pursue any other remedies whatsoever and (b) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Parent. In furtherance of the foregoing, ResMed Inc. acknowledges that the Company may, in its sole discretion, bring and prosecute an action against ResMed Inc. for the full amount of the Guaranteed Obligations, regardless of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions. This Section 10.16 shall continue in effect until the date on which Parent and/or Merger Sub have fulfilled all of their respective obligations pursuant to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

RESMED CORP.,
a Minnesota corporation

By:	/s/ David Pendarvis
Name: David Pendarvis
Title: Chief Administrative Officer, Global Counsel and Secretary

EAGLE ACQUISITION SUB LLC,
a Delaware limited liability company

By:	/s/ David Pendarvis
Name: David Pendarvis
Title: Chief Executive Officer

BRIGHTREE LLC,
a Delaware limited liability company

By:	/s/ David A. Cormack
Name: David A. Cormack
Title: President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
a Colorado limited liability company, solely in its capacity as the Securityholder Representative

By:	/s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director
RESMED INC.
a Delaware corporation, solely for purposes of Sections 6.8(b) and 10.16

By:	/s/ David Pendarvis
Name: David Pendarvis
Title: Chief Administrative Officer, Global Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounting Convention” shall mean GAAP on a basis consistent with the principles, practices and methodologies used by the Company in the preparation of the Financial Statements.

“Acquisition Transaction” shall mean any transaction involving:

(a) the sale, license, disposition or acquisition of all or a material portion of the Business or assets;

(b) the issuance, disposition or acquisition of (i) any equity security of the Company (other than Units issued to employees of the Company in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any equity security of the Company (other than options granted to employees of the Company in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any equity security of the Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Additional Merger Consideration” shall mean, as of any date of determination, without duplication, the sum of the Final Working Capital Excess, Escrow Funds and Securityholder Representative Retention Amount and any other amounts, in each case, paid or payable to the Effective Time Holders.

“Affiliate” when used with respect to any specified Person, shall mean any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirement.

“Aggregate Common Closing Residual Payment” shall mean an aggregate amount of cash equal to (i) the Initial Merger Consideration less (ii) the Aggregate Series A Payment, less (iii) the Series 1 Common Catch-Up Payment, less (iv) the Series 2 Common Catch-Up Payment.

“Aggregate Series A Payment” shall mean an aggregate amount of cash equal to the product obtained by multiplying (i) the Series A Per Unit Merger Consideration by (ii) the Total Outstanding Series A Preferred Units.

“Antitrust Laws” shall mean federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations, Legal Requirement or Governmental Order.

“Applicable Per Unit Closing Consideration” shall mean, (i) with respect to the Company Series A Preferred Units, the Series A Per Unit Merger Consideration, (ii) with respect to the Series 1 Common Units, the Series 1 Per Unit Closing Consideration, (iii) with respect to the Series 2 Common Units, the Series 2 Per Unit Closing Consideration and (iv) with respect to the Series 3 Common Units, the Series 3 Per Unit Closing Consideration. In each case, the Applicable Per Unit Closing Consideration shall be determined for each class of Company Units pursuant to the Operating Agreement and this Agreement and shall take into consideration the relative priorities and preferences of each class of Company Unit with respect to distributions under Article 4 of the Operating Agreement.

“Business” shall mean the business of the Company and its Subsidiaries as conducted on the date hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the State of California or the State of Georgia are authorized or obligated by Law or executive order to close.

“Cash” shall mean all cash, cash equivalents (including money market accounts, money market funds, money market instruments and demand deposits) and marketable securities of the Company Group determined in accordance with the Accounting Convention.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Units” shall mean the class of Company Units referred to as “Common Units” under Article 3 of the Operating Agreement and includes, collectively, the Series 1 Common Units, the Series 2 Common Units and the Series 3 Common Units.

“Company Debt” shall mean any Indebtedness of the Company Group outstanding as of the Effective Time.

“Company Group” is sometimes used herein to refer to the Company and its Subsidiaries, on a consolidated basis.

“Company Intellectual Property” shall mean all material Intellectual Property owned or held under license by the Company and its Affiliates (including the Company’s Subsidiaries) that is used or held for use by the Company in connection with the operations of the Business.

“Company In-the-Money Vested Option” shall mean a Company Vested Option having an exercise price per unit less than the Series 3 Per Unit Merger Consideration.

“Company Option” shall mean each outstanding option, whether or not then vested, to purchase Company Common Units under the Company Option Plan.

“Company Option Plan” shall mean the 2008 Unit Option and Profits Interest Plan of the Company.

“Company-Owned Intellectual Property” means any Company Intellectual Property that is owned or purported to be owned by the Company or any of its Affiliates.

“Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company and its Subsidiaries, including all Company Software.

“Company Series A Preferred Units” shall mean the class of Company Units referred to as “Series A Preferred Units” under Article 3 of the Operating Agreement.

“Company Software” shall mean all of the computer software (including firmware and other software embedded in hardware devices) owned by the Company, and primarily used, marketed, distributed, licensed, or sold by the Company.

“Company Transaction Expenses” shall mean all Transaction Expenses of the Company that remain unpaid as of the Effective Time.

“Company Units” shall mean, collectively, the Company Series A Preferred Units and the Company Common Units.

“Company Unvested Options” shall mean all Company Options (or portion thereof) that do not constitute Company Vested Options.

“Company Vested Options” shall mean any Company Options that are or will become vested under the terms of any Contract or otherwise with the Company (including any Company Options that shall become vested in connection with the Merger) and that are unexpired, unexercised and outstanding as of immediately prior to the Effective Time. For purposes of clarification, for any outstanding grants of Company Options that are partially vested, only the vested portion of such grants shall be considered Company Vested Options, and the unvested portions of such grants shall be considered Company Unvested Options.

“Contract” shall mean any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Controlled Group” shall mean the Company and any trade or business, whether or not incorporated, which is treated together with the Company as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“Effective Time Holder” shall mean (i) each holder of a Company Unit as of immediately prior to the Effective Time and (ii) each holder of a Company In-the-Money Vested Option.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means an agreement by and among the Securityholder Representative, the Escrow Agent and Parent substantially in the form of Exhibit I attached hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FTC” shall mean the United States Federal Trade Commission.

“Fully Diluted Units” shall mean the sum of (i) the aggregate number of Company Common Units outstanding immediately prior to the Effective Time and (ii) the number of Company Common Units underlying any Company In-The-Money Vested Options outstanding as of immediately prior to the Effective Time.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean (i) any indebtedness of the Company Group, for borrowed money or issued in substitution of or exchange of indebtedness for borrowed money, (ii) any indebtedness of the Company Group evidenced by any note, bond, debenture or other debt security and any contingent reimbursement obligation with respect to any letter of credit, (iii) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (ii) of this definition, (iv) deferred purchase price of property or services, including in connection with the acquisition of substantially all of the assets of Strategic AR Solutions, LLC, to the extent unpaid; (v) obligations under leases required to be capitalized in accordance with GAAP; (vi) obligations under conditional sale or other title retention agreements relating to property or assets; (vii) obligations for unfunded or under-funded pension or other defined benefit obligations; (viii) obligations with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements or arrangements; and (ix) any guaranty by such Person of any of the items described in (ii) through (viii); provided, that Taxes shall not be included in Indebtedness.

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (a) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”); (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (d) writings and other works of authorship (“Copyrights”); (e) trade secrets, non-public and confidential business, technical and know-how information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (f) software, including without limitation data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (g) registered domain names and uniform resource locators (“Domain Names”); and (h) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (a) through (g) with or by any Governmental Body in any jurisdiction.

“Key Employees” means Dave Cormack, Paul Parrish, Rob Boeye, Suzanne Henderson, Jana Macon, Shaw Rietkerk, Gary Long, Liz Brown, Glen McDonnell, Mark Blount and Steve Rogers.

“Key Equityholders” means Dave Cormack, Paul Parrish, Shaw Rietkerk, Gary Long, Jana Macon, Suzanne Henderson, Steve Rogers, Liz Brown, Rob Boeye, Mark Blount, Glen McDonnell and Rick Chitty.

“Knowledge” shall mean (a) with respect to Parent or Merger Sub, the actual knowledge of David Pendarvis (with respect to Sections 3.1 through 3.5) and Brett Sandercock (with respect to Section 3.6) and (b) with respect to the Company or any other member of the Company Group, the actual knowledge of David Cormack, Paul Parrish, Glen McDonnell, Suzanne Henderson, Shaw Rietkerk, Jana Macon and Rob Boeye.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature.

“Lien” shall mean any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, security interest, restriction or similar claim in equity of any kind or nature whatsoever, other than Permitted Liens.

“Losses” shall mean losses, liabilities, damages, penalties, fines, judgments, awards, settlements, costs, fees and expenses (including reasonable attorneys’ fees) but excluding any losses or damages determined as a multiple of income, revenue or the like.

“made available” shall mean that the Company has posted the materials in question prior to the date of this Agreement, to the virtual data rooms managed by the Company or its Representatives.

“Major Customer” shall mean the twenty largest customers and the twenty largest suppliers of the Company in terms of sales and purchases for each of the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015.

“Material Adverse Effect” shall mean any change or effect that is materially adverse to the financial condition or results of operations of the Company or the Surviving Company, as applicable, and the Company’s Subsidiaries (taken as a whole) or on the ability of the Company to timely consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Legal Requirements, (vi) the negotiation, execution and delivery of this Agreement, the identity or business plans of the Parent or its Affiliates, or the announcement or consummation of the Transactions, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees or any employee of the Company Group by reason of resignation, retirement, death or permanent disability or (vii) the taking of any action contemplated by the Transaction Documents or (b) any adverse change in or effect on the Business that is timely cured by the Company prior to the Effective Time.

“Member” shall mean any Person that is a holder of record of one or more Units as of immediately prior to the Effective Time, in each such Person’s capacity as such, and in each case so long as such Person is shown on the Company’s books and Records as the owner of one or more Units.

“Membership Interest” shall have the meaning set forth in the Operating Agreement.

“Net Working Capital” has the meaning set forth on Schedule 1.7(c).

“Open Source Code” shall mean any software code that is distributed as “free software,” “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes, but is not limited to, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, MIT License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, Sun Community Source License, Microsoft Public License, Creative Commons, and any custom license purporting to distribute software code as “free software” or “open source software.”

“Operating Agreement” shall mean the Third Amended and Restated Operating Agreement of the Company dated as of April 18, 2013, by and among the Company and its Members, as the same may be amended, restated or modified from time to time.

“Option Exercise Proceeds” shall mean the aggregate exercise price of all Company In-The-Money Vested Options issued and outstanding immediately prior to the Effective Time.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Payments Administrator” shall mean Wilmington Trust, N.A.

“Payout Spreadsheet” shall mean a spreadsheet, to be provided by the Company with the Closing Statement setting forth the following: (i) the Initial Merger Consideration (as reflected on the Closing Statement) (ii) the Applicable Per Unit Closing Consideration for each issued and outstanding class of Units based on the Initial Merger Consideration, including (A) the Series 1 Per Unit Closing Consideration, (B) the Series 2 Per Unit Closing Consideration, (C) the Series 3 Per Unit Closing Consideration and (D) the Series A Per Unit Merger Consideration, (iii) allocation of Option Closing Consideration, in each case determined as of immediately prior to the Effective Time in accordance with the Operating Agreement and (iv) each Effective Time Holder’s Pro Rata Share. The Payout Spreadsheet shall be prepared and determined in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Payout Spreadsheet Trial Run.

“Payout Spreadsheet Trial Run” shall mean the spreadsheet attached hereto on the Agreement Date as Schedule 1.7(a), setting forth good faith estimates of the following: (i) the Merger Consideration; (ii) the Applicable Per Unit Closing Consideration for each issued and outstanding class of Units, including (A) the Series 1 Per Unit Closing Consideration, (B) the Series 2 Per Unit Closing Consideration, (C) the Series 3 Per Unit Closing Consideration and (D) the Series A Per Unit Merger Consideration, in each case based on the Initial Merger Consideration, (iii) allocation of Option Closing Consideration, and (iv) each Effective Time Holder’s Pro Rata Share, in each case determined on a pro forma basis as if the Closing occurred on the Agreement Date.

“Permitted Liens” shall mean (a) liens for Taxes, assessments or other governmental charges that are either (i) not yet due and payable or (ii) being contested by the Company or any of its Subsidiaries in good faith and for which adequate reserves have been maintained in accordance with GAAP, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, (c) any interest or title of a lessor under an operating lease or capitalized lease, and (d) imperfections of title and Liens the existence of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

“Personally Identifiable Information” shall mean, as to any individual, such individual’s first name and last name or first initial and last name in combination with any one or more of the following data elements that relate to such individual: (a) such individual’s social security number; (b) driver’s license number or state-issued identification card number; or (c) financial account number, or credit or debit card number, with or without any required security code, access code, personal identification number or password, that would permit access to such individual’s financial account; provided, however, that “Personally Identifiable Information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

“Per Unit Additional Merger Consideration” shall mean the amount equal to (i) the Additional Merger Consideration divided by (ii) the Fully Diluted Units.

“Per Unit Closing Common Consideration” shall mean the amount equal to (i) the Aggregate Common Closing Residual Payment plus Option Exercise Proceeds plus the Series 2 Distribution Threshold Proceeds divided by (ii) the Fully Diluted Units.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company or any of its Subsidiaries that are attributable to a Pre-Closing Tax Period (including, except as provided below, attorney’s fees and accounting fees related to the submission of any voluntary disclosure agreements); provided, however, that Pre-Closing Taxes shall not include: (x) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), (y) any Taxes arising in connection with a breach by any Buyer Indemnitees of any covenant in this Agreement, including Parent’s covenant in Section 1.15 and any covenant in Section 6.7 and (z) any Taxes and attorney’s fees and accounting fees related to the submission of any voluntary disclosure agreements taken into account as Transaction Expenses or as current liabilities in Net Working Capital.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Pro Rata Share” shall mean, with respect to each Effective Time Holder, the amount, expressed as a percentage, equal to (a)(i) the number of Company Common Units held by such holder as of immediately prior to the Effective Time plus (ii) the number of Company Common Units underlying any Company In-The-Money Vested Options held by such holder and outstanding as of immediately prior to the Effective Time divided by (b) the Fully Diluted Units.

“Records” shall mean all books, records, manuals and other materials and information of the Company and its Subsidiaries including, without limitation, customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securityholder Representative” shall mean Shareholder Representative Services LLC, a Colorado limited liability company, or any successor thereto appointed by Effective Time Holders whose total Merger Consideration received exceeds fifty percent (50%) of the aggregate Merger Consideration.

“Series 1 Common Catch-Up Payment” shall mean $1,500,000.

“Series 1 Common Unit” shall mean the class of Company Units referred to as “Series 1 Common Units” under Article 3 of the Operating Agreement.

“Series 1 Per Unit Closing Consideration” shall mean an amount of cash per Series 1 Common Unit equal to (i)(A) the Series 1 Common Catch-Up Payment divided by (B) the Total Outstanding Series 1 Common Units plus (ii) the Per Unit Closing Common Consideration, as set forth on the Payout Spreadsheet.

“Series 2 Common Catch-Up Payment” shall mean $1,500,000.

“Series 2 Common Unit” shall mean the class of Company Units referred to as “Series 2 Common Units” under Article 3 of the Operating Agreement.

“Series 2 Distribution Threshold Proceeds” shall mean the amount equal to the product of (a) the Total Outstanding Series 2 Common Units multiplied by (b)(i) the applicable distribution threshold for the Series 2 Common Units, as set forth on the Payout Spreadsheet, divided by (ii)(A) the Fully Diluted Units minus (B) the Total Outstanding Series 2 Common Units, as set forth on the Payout Spreadsheet.

“Series 2 Per Unit Closing Consideration” shall mean an amount of cash per Series 2 Common Unit equal to (i)(A) the Series 2 Common Catch-Up Payment divided by (B) the Total Outstanding Series 2 Common Units plus (ii) the Per Unit Closing Common Consideration less (iii) the applicable distribution threshold for such Series 2 Common Units, as set forth on the Payout Spreadsheet.

“Series 3 Common Unit” shall mean the class of Company Units referred to as “Series 3 Common Units” under Article 3 of the Operating Agreement.

“Series 3 Per Unit Closing Consideration” shall mean an amount of cash per Series 3 Common Unit equal to the Per Unit Closing Common Consideration, as set forth on the Payout Spreadsheet, including any Series 3 Restricted Common Unit.

“Series 3 Restricted Common Unit” shall mean a restricted Series 3 Common Unit that was received pursuant to an exercise of a Company Option and remains subject to vesting.

“Series A Per Unit Merger Consideration” shall mean an amount of cash per Series A Preferred Unit equal to (i) $1.00 per unit, plus (ii) eight percent (8%) per annum of $1.00 from the date of original issuance of such Series A Preferred Unit, as set forth on the Payout Spreadsheet.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” of any Person shall mean any other Person of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Target Working Capital” means -$5,757,067 (a negative number).

“Tax” and “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, and assessments in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts including any liability for taxes of a predecessor entity.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” shall mean any Governmental Body responsible for the administration or imposition of any Tax.

“Total Outstanding Series 1 Common Units” shall mean the aggregate number of Series 1 Common Units issued and outstanding immediately prior to the Effective Time.

“Total Outstanding Series 2 Common Units” shall mean the aggregate number of Series 2 Common Units issued and outstanding immediately prior to the Effective Time.

“Total Outstanding Series A Preferred Units” shall mean the aggregate number of Company Series A Preferred Units issued and outstanding immediately prior to the Effective Time.

“Transaction Expenses” shall mean all fees, costs and expenses of the Company that relate to this Agreement or any of the Transactions, including (i) any fees, costs or expenses payable to the Company’s outside legal counsel or financial advisor in connection with this Agreement or any of the Transactions, (ii) such expenses incurred prior to the Closing Date by Members as well as the Company, (iii) any brokerage and investment banking fees, accountants’ fees, and consulting fees, and (iv) amounts required to be paid by the Company to any current or former employee, equity holder, officer, manager, director or other person solely as a result of the Merger, including transaction bonuses, management carve-out plans or other similar arrangements as well as severance, accrued employee compensation or other similar payments (including any Transaction Payroll Taxes for any such payments that are made on or before the Closing Date) but for purposes of clarity, excluding the amounts described in or entered into pursuant to Section 6.8. Notwithstanding anything contained herein, “Transaction Expenses” shall not include (a) any payment set forth in the foregoing clause (iv) that is triggered by events occurring after the Closing which result in a termination of employment, (b) any such items otherwise included in current liabilities for purposes of calculating Estimated Working Capital or Final Working Capital, (c) tail D&O insurance premiums, HSR filing fees or possible escrow fees or (d) any Transaction Payroll Taxes for any payments described in clause (iv) that are paid after the Closing Date.

“Transaction Documents” shall mean all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the Transactions.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses, option exercises and cashouts, change of control or other compensatory payments made in connection with the transactions contemplated by this Agreement.

“Transactions” shall mean the Merger and the other transactions contemplated in the Transaction Documents.

“Units” shall mean the Membership Interests in the Company designated as “Units” pursuant to Article 3 of the Operating Agreement.

In addition to the foregoing defined terms, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	1.16
Agreement	Preamble
Allocation	1.16
Arbitration Firm	1.7(c)(ii)(3)
Audited Financial Statements	2.7(a)
Buyer Benefit Plans	6.6(b)
Certificate of Merger	1.4
Closing	1.3
Closing Date	1.3
Closing Date Payees	1.7(b)(iv)
Closing Statement	1.7(a)
COBRA	2.17(e)
Commitment Letters	3.6
Company	Preamble
Company Continuing Employee	6.6(a)
Company Employee Plan	2.17
Company Registered Intellectual Property	2.14(a)
Company Unit Certificate	1.10(b)
Covered Matter	9.7
Debt Commitment Letter	3.6
Disclosure Schedule	Section 2
Disclosure Supplement	5.1
Divestiture Action	4.10(c)
Effective Time	1.4
Environmental Laws	2.21
Environmental Liabilities	2.21
Equity Commitment Letter	3.6
Escrow Deposit Amount	1.7(b)(v)
Escrow Funds	1.7(b)(iii)
Estimated Working Capital	1.7(c)(i)
Estimated Working Capital Overage	1.7(c)(i)
Estimated Working Capital Statement	1.7(c)(i)
Estimated Working Capital Underage	1.7(c)(i)
Exercise Number	1.9(a)
Existing NDA	10.14
Final Allocation	1.16
Final Determination Date	1.7(c)(ii)(4)(a)
Final Working Capital	1.7(c)(ii)(1)
Final Working Capital Excess	1.7(c)(ii)(4)(b)
Final Working Capital Shortfall	1.7(c)(ii)(4)(a)

Term	Section
Financial Statements	2.7(a)
FIRPTA Certificate	1.13
Forward-Looking Statements	5.2
Guaranteed Obligations	10.16
Hazardous Materials	2.21
Health Privacy Laws	2.24(b)
HIPAA	2.24(b)
Insurance Policies	2.15
Interested Party	2.20(a)
Interim Financial Statements	2.7(a)
IT Systems	2.14(m)
Letter of Transmittal	1.10(b)
Material Contract	2.13(a)
Material IP Agreements	2.13(a)(x)
Member Written Consent	Recitals
Merger	Recitals
Merger Consideration	1.6(b)
Merger Sub	Preamble
Most Recent Balance Sheet	2.7(a)
New Matter	5.1
Option Additional Consideration	1.9(a)
Option Closing Consideration	1.9(a)
Option Consideration	1.9(a)
Parent	Preamble
Parent Press Release	4.7
Payments Administrator	1.10(a)
Payments Administrator Agreement	1.10(a)
Permits	2.16
Pre-Closing Period	4.1
Pre-Closing Tax Return	6.7(a)(i)
Real Property	2.10
Representative Losses	10.15(f)
Requisite Member Approval	2.2
Rights Agreements	2.4(d)
Securityholder Representative Retention Account	10.15(e)
Securityholder Representative Retention Amount	10.15(e)
Securityholder Tax Matter	6.7(c)(ii)
Security Incident	2.14(m)
Series 1 Per Unit Merger Consideration	1.8(d)(i)

Term	Section
Series 1 Unit Merger Consideration	1.8(d)(i)
Series 2 Per Unit Merger Consideration	1.8(d)(i)
Series 2 Unit Merger Consideration	1.8(d)(ii)
Series 3 Per Unit Merger Consideration	1.8(d)(i)
Series 3 Unit Merger Consideration	1.8(d)(iii)
Series A Preferred Unit Merger Consideration	1.8(c)
Surviving Company	1.1
Tax Matter	6.7(c)(i)
Tax Preparation Firm	6.7(b)
Transfer Taxes	1.15
WARN Act	2.17(h)

EXHIBIT B

MEMBER WRITTEN CONSENT

ACTION BY WRITTEN CONSENT

OF THE MEMBERS

OF

BRIGHTREE LLC

A DELAWARE LIMITED LIABILITY COMPANY

February [    ], 2016

The undersigned holders of record (the “Members”) of interests of BRIGHTREE LLC, a Delaware limited liability company (the “Company”) represented by units (the “Units”), acting pursuant to the Company’s Third Amended and Restated Limited Liability Company Agreement, as it may be amended from time to time (as amended, the “Operating Agreement”), consenting with respect to all Units owned by such Members, and representing the holders of (i) at least a majority, in voting power, of the outstanding Common Units (as defined in the Operating Agreement) (the “Common Units”) of the Company, together as a single class and (ii) at least fifty percent (50%) of the outstanding Series A Preferred Units (as defined in the Operating Agreement) of the Company (collectively with (i), the “Requisite Members”), hereby consent to and adopt the following resolutions by written consent and the taking of the actions referred to in such resolutions, waive all requirements with respect to notice regarding such actions, and direct that this Written Consent be filed with the minutes of the proceedings of the Members.

APPROVAL OF MERGER AGREEMENT

WHEREAS:

the Board of Managers of the Company (the “Board”) has considered the proposed merger and other transactions described in the Agreement and Plan of Merger, by and among ResMed Corp., a Minnesota corporation (“Parent”), Eagle Acquisition Sub LLC, a Delaware limited liability company (“Merger Sub”), the Company, Shareholder Representative Services LLC (“SRS”), a Colorado limited liability company (the “Securityholder Representative”), and ResMed Inc., a Delaware corporation, in substantially the form attached hereto as Exhibit A (the “Merger Agreement”);

WHEREAS:

pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, whereby the Company shall be the surviving entity as a direct, wholly owned subsidiary of Parent upon the terms as set forth in the Merger Agreement (the agreements and transactions contemplated thereby, the “Merger”), and the other Transaction Documents (as defined below) and the transactions contemplated thereby;

WHEREAS:

in connection with the Merger, the Board has considered (i) the Merger Agreement, and (ii) the Escrow Agreement by and among Parent, the Escrow Agent (as defined therein) and the Securityholder Representative in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”);

WHEREAS:

in connection with the Merger, the Board has (i) reviewed and declared that the Merger Agreement and the Escrow Agreement and the Merger are advisable and in the best interests of the Company and its Members, (ii) authorized, approved and adopted the Merger Agreement, the Escrow Agreement, and all other agreements, instruments, certificates and documents, including, without limitation, any documents the Board or the officers of the Company deem to be necessary or appropriate in connection with the Merger (collectively, the “Transaction Documents”) and the transactions contemplated thereby, and (iii) directed that the Transaction Documents be submitted to the Members for their approval; and

WHEREAS:	pursuant to the Operating Agreement and Section 4.5 of the Merger Agreement, the Requisite Members are required to approve the Merger Agreement and the Merger.

RESOLVED:

that the Merger, the Merger Agreement and the other Transaction Documents, with such changes as one or more of the officers of the Company (the “Authorized Officers”), each in his or her sole discretion deems necessary, desirable, advisable or appropriate and on terms that are fair and in the best interests of the Company and the Members, are hereby authorized and approved in all respects, approval of such changes by the Authorized Officers to be conclusively evidenced by the execution thereof by such Authorized Officers, and to cause the Company to perform its obligations under the Merger Agreement and the other Transaction Documents;

RESOLVED:

that the Authorized Officers be, and each hereby is, authorized and directed to continue to negotiate, execute and deliver on behalf of the Company, the Transaction Documents, with such changes as one or more of the Authorized Officers, each in his or her sole discretion deems necessary, desirable, advisable or appropriate and on terms that are fair and in the best interests of the Company and the Members, approval of such changes by the Authorized Officers to be conclusively evidenced by the execution thereof by such Authorized Officers, and to cause the Company to perform its obligations under the Merger Agreement and the other Transaction Documents;

RESOLVED:

that the Authorized Officers be, and hereby are, authorized and directed to execute and deliver on behalf of the Company all other instruments, effect all filings and qualifications, and take all further actions on behalf of the Company, that any of them deem to be necessary or appropriate to carry out the purposes of the foregoing resolutions and to consummate the Merger and any other transactions contemplated by the Transaction Documents; and

RESOLVED:

that all prior actions taken by Authorized Officers with respect to the preparation of the Transaction Documents and otherwise in connection with effecting the purposes and intent of the Transaction Documents, the Merger and the other transactions contemplated thereby be, and each of them hereby is, authorized, ratified and approved.

APPOINTMENT OF THE SECURITYHOLDER REPRESENTATIVE

RESOLVED:	that the appointment of SRS as the Securityholder Representative pursuant to the Merger Agreement be, and hereby is, authorized, ratified and approved in all respects; and

16

RESOLVED:

that all prior actions taken by the Authorized Officers with respect to the preparation of the Engagement Agreement and otherwise in connection with effecting the purposes and intent of the Engagement Agreement be, and each of them hereby is, authorized, ratified and approved.

TERMINATION OF RIGHTS AGREEMENTS

WHEREAS:

certain of the Members are parties to that certain (i) Unitholder Agreement, dated as of June 27, 2008, by and among the Company, the Key Holders named therein, the Investors named therein and the other parties named therein (the “Unitholder Agreement”), and (ii) Registration Rights Agreement, dated as of June 27, 2008, by and among the Company, the Founders named therein, the Investors named therein and the other parties named therein (the “Registration Rights Agreement”, and together with the Unitholder Agreement, the “Rights Agreements”);

WHEREAS:

as a condition to Parent’s and Merger Sub’s obligations to consummate the Merger and enter into the Transaction Documents, Parent and Merger Sub have requested that the Rights Agreements be terminated in their entirety prior to the Closing (as defined in the Merger Agreement);

WHEREAS:

the Unitholder Agreement may be terminated only with the written consent of (a) the Company, (b) the holders holding at least fifty percent (50%) of the outstanding Common Units held by the Unitholders (as defined the Unitholder Agreement) calculated on a fully-diluted and as-converted basis, (c) the consent of a majority of the outstanding Common Units held by the Key Holders (as defined in the Unitholder Agreement), calculated on a fully-diluted and as-converted basis, (d) each Investor (as defined in the Unitholder Agreement), and (e) the C&B Entities (as defined in the Unitholder Agreement) (collectively the “Unitholder Agreement Requisite Parties”);

WHEREAS:

the Registration Rights Agreement may be amended and terminated only with the written consent of the holders of at least seventy percent (70%) in interest of the Registrable Securities (as defined the Registration Rights Agreement) held by the Investors (as defined in the Registration Rights Agreement) (the “Registration Rights Agreement Requisite Parties”); and

WHEREAS:	the undersigned constitute the Unitholder Agreement Requisite Parties and Registration Rights Agreement Requisite Parties.

RESOLVED:

that, contingent upon and effective immediately prior to the Effective Time (as defined in the Merger Agreement), the undersigned Unitholder Agreement Requisite Parties and Registration rights Agreement Requisite Parties hereby consent to the termination of the Unitholder Agreement and amendment and termination of the Registration Rights Agreement and authorize and direct each officer of the Company to take all actions any of such officers deems to be necessary or advisable to effect the termination of such Rights Agreements.

17

INTERESTED PARTY DISCLOSURE

WHEREAS:

pursuant to the DLLCA and the laws of the State of Delaware, no contract or other transaction between a limited liability company and one or more of its managers, or between a limited liability company and any other limited liability company or other business entity in which one or more of its managers are managers, directors or officers, or have a substantial financial interest, (any such party is referred to herein as an “Interested Party,” and any such contract or transaction is referred to herein as an “Interested Party Transaction”) shall be either void or voidable for this reason alone or by reason alone that such manager or managers are present at the meeting of the managers, or of a class thereof, which approves such contract or transaction, or that his or her or their votes are counted for such purpose: (i) if the material facts as to such manager’s interest in such contract or transaction and as to any such common managership, directorship, officership or financial interest are disclosed in good faith or known to the other managers or class of managers, and the managers or such class approve such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested manager or, if the votes of the disinterested managers are insufficient to constitute an act of the managers pursuant to section four hundred eight of this article, by unanimous vote of the disinterested managers; or (ii) if the material facts as to such manager’s interest in such contract or transaction and as to any such common managership, directorship, officership or financial interest are disclosed in good faith or known to the Members entitled to vote thereon, and such contract or transaction is approved by vote of such Members; or (iii) if the party or parties thereto shall establish affirmatively that the contract or transaction was fair and reasonable as to the limited liability company at the time it was approved by the managers, a class of managers or the Members;

WHEREAS:

it is hereby disclosed or made known to the Members that each of Charles Chitty, David Cormack, Neeraj Agrawal and Chelsea Stoner is participating in the Merger and the other transactions contemplated by the Transaction Documents and is a manager and/or officer of the Company, such that each such individual may be considered an Interested Party, and the Merger and any other transactions contemplated by the Transaction Documents may be considered Interested Party Transactions;

WHEREAS:

the Members hereby acknowledge that all material facts as to the managers’ relationships or interests as to the transactions set forth in the preceding resolutions (including, without limitation, the fact that certain directors or their affiliates will receive certain payments in connection with such transactions and will be entering into certain employment arrangements in connection such transactions) have been disclosed and are known to the Members;

WHEREAS:

after careful consideration, the disinterested the Members have determined that the terms and conditions of the proposed transactions set forth in the preceding resolutions are just and equitable and fair as to the Company and that it is in the best interests of the Company and the Members to enter into the transactions set forth in the preceding resolutions subject to the terms agreed upon by the parties.

RESOLVED:	that the Members, by execution hereof, specifically approve the transactions set forth in the preceding resolutions pursuant to the DLLCA and the laws of the State of Delaware.

18

APPROVAL OF TRANSFER BY ABERDEEN 2012 FAMILY TRUST

WHEREAS:	the Aberdeen 2012 Family Trust (“Aberdeen”) desires to transfer (the “Aberdeen Transfer”) up to 576,861 Series 3 Common Units of the Company (the “Transfer Units”) to a donor advised fund;

WHEREAS:

pursuant to Section 3.1 of the Unitholder Agreement, Aberdeen may not Transfer (as defined in the Unitholder Agreement) any interest in any Units (as defined in the Unitholder Agreement), except in accordance with the terms and provisions of the Unitholder Agreement;

WHEREAS:	pursuant to Section 4.3 of the Unitholder Agreement, the Investors have certain rights to notice and the option to purchase the Transfer Units with respect to the Aberdeen Transfer;

WHEREAS:

the undersigned desire to waive, on their behalf and on behalf of all Investors who are parties to the Unitholder Agreement, the rights to notice and the option to purchase the Transfer Units with respect to the Aberdeen Transfer;

WHEREAS:

the provisions of Section 3.1 and Section 4.2 of the Unitholder Agreement may be waived only with the written consent of (a) the Company and (b) the holders holding at least fifty percent (50%) of the outstanding Common Units held by the Unitholders (as defined the Unitholder Agreement) calculated on a fully-diluted and as-converted basis (such holders, the “Waiver Parties”); and

WHEREAS:	the undersigned constitute the Waiver Parties.

RESOLVED:

that, after due consideration, the undersigned hereby consent to the Aberdeen Transfer and waive, on their behalf and on behalf of all Investors who are parties to the Unitholder Agreement, any option to purchase, including any notice relating thereto, that they may have with respect to the Transfer Units or the Aberdeen Transfer, including any rights set forth in Section 4.3 of the Unitholder Agreement, and any other restrictions relating to the Aberdeen Transfer, including any restrictions set forth in Section 3.1 of the Unitholder Agreement.

GENERAL

RESOLVED:

That the Authorized Officers are, and each of them acting singly hereby is, authorized to execute and deliver all such documents, instruments or certificates, make all such payments, make all such filings and do all such other acts and things as in their opinion, or in the opinion of any of them, may be necessary or appropriate in order to carry out the intent and purposes of the foregoing resolutions; and that all such acts and things heretofore done by such officers, or any one or more of them acting alone, in connection with and in furtherance of the purposes and intent of the foregoing resolutions be, and they hereby are, ratified, confirmed and approved as the act and deed of the Company; and

RESOLVED:

That any acts of any Authorized Officer which acts would have been authorized by the foregoing resolutions except that such acts were taken prior to the adoption of such resolutions, be, and each such act hereby is, severally ratified, confirmed, approved and adopted as an act in the name and on behalf of the Company.

[Remainder of Page Intentionally Left Blank]

19

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent of the Members on the date set forth below.

Date:	BATTERY VENTURES VIII (AIV IV), L.P.

By: Battery Partners VIII (AIV IV), LLC its General Partner

By:
Name:
Title: Member Manager

Date:	C&B CAPITAL II, L.P.

By: C&B Capital II G.P., LLC, its General Partner

By:
Name:
Title:

Date:	C&B CAPITAL II (PF) L.P.

By: C&B Capital II G.P., LLC, its General Partner

By:
Name:
Title:

Date:	BRIGHTREE HOLDINGS LLC

By:
Name: David A. Cormack
Title: President

B-1

Acknowledged and Agreed (with respect to termination of the Unitholder Agreement)

Date:	BRIGHTREE LLC

By:
Name: David A. Cormack
Title: President

B-2

EXHIBIT C

NON-COMPETE AND NON-SOLICITATION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of February 19, 2016 by and between ResMed Corp., a Minnesota corporation (“Parent”), and [            ] (“Equity Holder”), an equity holder of Brightree LLC, a Delaware limited liability company (“Target”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 19, 2016, by and among Parent, Eagle Acquisition LLC, a Delaware limited liability company (“Merger Sub”) and wholly owned subsidiary of Parent, Target, ResMed Inc., a Delaware corporation, solely for purposes of Sections 6.8(b) and 10.16 thereof, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Target (the “Merger”) on the terms and conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Equity Holder holds a substantial equity interest in Target, has detailed knowledge of Target’s intellectual property and other confidential and proprietary information of Target and has gained substantial knowledge and expertise in connection with Target’s business and organization.

WHEREAS, Parent and Equity Holder recognize that this Agreement is necessary to protect the goodwill acquired by Parent in connection with the Merger and acknowledge and agree that Parent’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Merger.

WHEREAS, Parent and Equity Holder also acknowledge and agree that it would be detrimental to Parent if Equity Holder were to compete with Parent in any part of the Business (as defined below) in the Business Territory (as defined below) following the Closing Date during the Non-Solicitation Restricted Period or the Non-Competition Restricted Period as those terms are defined below herein.

WHEREAS, this Agreement is a material inducement to Parent to enter into the Merger Agreement, and Equity Holder is agreeable to entering into this Agreement with Parent on the terms herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:

1. During the Non-Solicitation Restricted Period (as defined below), other than as an employee of Parent, Target or one of their Affiliates (if he or she serves as such an employee) in the execution of Equity Holder’s employment duties, Equity Holder will not, and will not direct other Persons to:

(i) solicit for employment or as a consultant, or induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with Parent, Target or any of their Affiliates, any person employed by Parent, Target or any of their Affiliates (including former employees of Target); or

(ii) solicit or encourage any customer or potential customer of Parent, Target or one of their Affiliates to reduce, alter or terminate its relationship with or divert any customer or potential customer of Parent, Target, or any of their Affiliates away from Parent, Target or such Affiliate.

The term “Non-Solicitation Restricted Period” shall mean the twenty four (24) month period commencing on the Closing Date of the Merger; provided, however, that general advertisements for employment which are not specifically targeted at any of the foregoing will not constitute a violation of this Section 1.

2. During the Non-Competition Restricted Period (as defined below), other than as an employee of Parent, Target or one of their Affiliates (if he or she serves as such an employee) in the execution of Equity Holder’s employment duties, Equity Holder shall not, as an employee, agent, consultant, principal, representative, equity holder, manager, member, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly:

(i) participate in any manner in any person, firm, association, corporation or other entity that competes with, or has been formed to pursue a business that would compete with, the Business (as defined below) within the Business Territory (as defined below);

(ii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in the Business anywhere in the Business Territory; or

(iii) develop any intellectual property related to the Business anywhere in the Business Territory.

2

The term “Business” shall mean the business of developing, designing, producing, selling, promoting, distributing or otherwise involved with any product of the Target or any product being developed by Target at the time of the Merger, including without limitation sales of software or services to the following sectors of the post-acute care market: HME, DME, home health, hospice, orthotics & prosthetics, sleep lab, infusion, sleep apnea diagnostic, monitoring and therapy relating to sleep apnea, and respiratory medical device marketplaces. The Term “Business Territory” shall mean worldwide.

The term “Non-Competition Restricted Period” shall mean the twenty-four (24) month period commencing on the Closing Date of the Merger.

3. During the Non-Competition Restricted Period, Equity Holder shall not criticize or disparage Parent, Target or any of their Affiliates, or make any statements to, or take any actions with respect to, any Person who is, or to Equity Holder’s knowledge is reasonably likely to become, a customer, supplier, contractor or client of Parent, Target or any of their Affiliates, which are intended to, or reasonably likely to, damage the relationship with such Persons with Parent, Target or any of their Affiliates.

4. Section 2 notwithstanding, Equity Holder may:

(i)   own, directly or indirectly, solely as an investment, up to 3% of any class of “publicly-traded securities,” in which “publicly-traded securities” shall mean securities that are traded on a national securities exchange;

(ii)  own, directly or indirectly, solely as an investment, up to 2% of any investment fund with respect to which Equity Holder does not make investment decisions;

(iii) perform in speaking engagements and receive honoraria in connection with such engagements;

(iv) be employed by any government agency, college, university or other non-profit research organization;

(v)   engage in any activity consented to in writing by Parent; and

(vi) serve on the board of directors (or similar body) of the businesses set forth on Exhibit A, such continued service to be subject to the approval of Parent to the extent Equity Holder is an employee of Parent.

5. Each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid then such provision or term will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

3

6. During the Non-Competition Restricted Period, Equity Holder shall disclose the existence and terms of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

7. Equity Holder acknowledges that the goodwill associated with the acquisition of Target is an integral component of the value that is being acquired by Parent and is reflected in the consideration payable to Equity Holder in connection with the Merger. Equity Holder acknowledges that the promises and the restrictions that Equity Holder is providing in this Agreement are reasonable and necessary to protect Parent’s business and Parent’s legitimate interest in its acquisition of Target pursuant to the Merger Agreement. Equity Holder acknowledges that, in connection with Parent’s acquisition of Target, Equity Holder is receiving a substantial benefit for the consummation of the Merger and that such covenants are agreed to in connection with the Merger. Equity Holder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) Parent and Target are engaged in a highly competitive industry; (B) Equity Holder has had unique access to the trade secrets and know-how of Target; (C) if applicable, Equity Holder is accepting employment with Parent in connection with the Merger; and (D) this Agreement provides no more protection than is necessary to protect Parent’s interests in acquisition of Target, goodwill, trade secrets and confidential information.

8. If Equity Holder is accepting employment with Parent, Equity Holder’s obligations under this Agreement shall not be extinguished or diminished in any way by the termination of Equity Holder’s employment with Parent, Target or any Affiliate of Parent, as the case may be, for any reason, or no reason, including as a result of Equity Holder’s resignation.

9. Each of the parties acknowledge that breach of any provision of this Agreement will result in irreparable harm and damage to Parent, Target or any of their Affiliates which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from Equity Holder), Parent, Target and their Affiliates shall be entitled to seek the remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

4

10. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

if to Parent, to:

ResMed Corp.

9001 Spectrum Center Blvd.,

San Diego, CA 92123 USA

Attention: Chief Strategy Officer

Tel: (858) 836-6882

with a copy to:

ResMed Corp.

9001 Spectrum Center Blvd.

San Diego, CA 92123 USA

Attention: Chief Administrative Officer and Global

General Counsel

Tel: (858) 836-5983

if to Equity Holder, to:

Fax:

with a copy to:

Attn:
Fax:

11. This Agreement and any dispute arising under or related to this Agreement or the transactions contemplated herein shall be governed by and construed in accordance with the internal laws of Georgia applicable to parties residing in Georgia, without regard to applicable principles of conflicts of law.

5

12. This Agreement is the valid and legally binding obligation of the parties hereto, enforceable against each party in accordance with its terms, and shall inure to the benefit of such parties and their respective successors and assigns.

13. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties by facsimile or electronic transmission or otherwise and provided the Merger is consummated.

14. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between Parent and Equity Holder with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by all parties.

15. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

16. In the event a final determination is made by a duly appointed arbitrator or a court of competent jurisdiction that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Equity Holder, the provisions of this Agreement shall be considered amended to apply to such extent as the arbitrator or court may determine to be enforceable. Alternatively, if such an arbitrator or court finds that any restriction contained in this Agreement is unenforceable, and that restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other restriction contained in this Agreement.

17. Each party hereto acknowledges that it has either been represented by independent legal counsel or that it has waived its right to obtain advice of legal counsel in connection with the transactions contemplated by this Agreement.

*        *        *

6

IN WITNESS WHEREOF, the parties have duly executed this Non-Competition and Non-Solicitation Agreement as of the date first written above.

ResMed Corp, a Minnesota corporation

By:
Name:
Title:

[Counterpart Signature Page to Non-Competition & Non-Solicitation Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Non-Competition and Non-Solicitation Agreement as of the date first written above.

EQUITY HOLDER

[insert Equity Holder name]

C-1

EXHIBIT D

CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

OF

EAGLE ACQUISITION SUB LLC

WITH AND INTO

BRIGHTREE LLC

Pursuant to the provisions of Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “Act”), Eagle Acquisition Sub LLC, a Delaware limited liability company (the “Merging Company”) and Brightree LLC, a Delaware limited liability company (“Brightree”), adopt the following certificate of merger for the purpose of effecting the merger (the “Merger”) of the Merging Company with and into Brightree, with Brightree remaining as the surviving entity of the Merger (the “Surviving Company”) in accordance with the provisions of the Act.

1.	The name and jurisdiction of formation of each of the domestic limited liability companies which is to merge is as follows:

Name	Jurisdiction of Formation or Organization	Entity Type

Eagle Acquisition Sub LLC	Delaware	Limited Liability Company

Brightree LLC	Delaware	Limited Liability Company

2.

An Agreement and Plan of Merger (the “Agreement of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the Merging Company and Brightree in accordance with the provisions of Section 18-209 of the Act.

3.	The Surviving Company is a limited liability company formed and existing under the laws of the State of Delaware and the name of the Surviving Company is:

BRIGHTREE LLC

4.	The certificate of formation of Brightree, as in effect immediately prior to the Effective Time, shall be and continue to be the certificate of formation of the Surviving Company after the Merger.

5.	The effective time of the Merger shall be [[ ] Eastern Time, on , 2016 (the “Effective Time”)][the time of filing of this certificate of merger] (the “Effective Time”).

6.	The Agreement of Merger is on file at the place of business of the Surviving Company, located at 1735 North Brown Road, Suite 500, Lawrenceville, Georgia 30043.

7.	A copy of the Agreement of Merger will be furnished by the Surviving Company, on request and without cost, to any member of the Merging Company or Brightree LLC.

Executed as of the      day of                  2016.

BRIGHTREE LLC

By:
Name:
Title:

D-1

EXHIBIT E

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

THE SURVIVING COMPANY

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BRIGHTREE LLC

a Delaware limited liability company

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BRIGHTREE LLC

a Delaware limited liability company

THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), is made and entered into effective as of                     , 2016 (the “Effective Date”), by ResMed Corp., a Minnesota corporation (the “Sole Member”), in accordance with the provisions hereafter set forth.

RECITALS

WHEREAS, the Sole Member acquired all the issued and outstanding membership interests in the Company as of the Effective Date pursuant to that certain Agreement and Plan of Merger by and among the Sole Member, Eagle Acquisition Sub LLC, a Delaware limited liability company, the Company, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative, dated as of February 19, 2016;

WHEREAS, the Sole Member desires to amend and restate the Company’s Third Amended and Restated Limited Liability Company Agreement dated as of April 18, 2013 in its entirety under the terms and provisions set for herein; and

In consideration of mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member agrees as follows:

ARTICLE I

DEFINITIONS

In addition to other terms specifically defined in this Agreement, the following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et. seq., as amended from time to time.

(b) “Agreement” shall mean this Fourth Amended and Restated Limited Liability Company Agreement.

(c) “Capital Account” as of any given date, shall mean the capital account of the Sole Member as adjusted pursuant to Article VII.

(d) “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Sole Member whenever made.

(e) “Certificate of Formation” shall mean the Certificate of Formation of the Company filed with the Delaware Secretary of State on June 18, 2008.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(g) “Company” shall mean Brightree LLC.

(h) “Effective Date” shall mean the date set forth in the introductory paragraph of this Agreement.

ARTICLE II

FORMATION OF COMPANY

2.1 Formation.    On June 18, 2008, the Company was organized as a Delaware limited liability company under and pursuant to the Act.

2.2 Name.    The name of the Company is Brightree LLC.

2.3 Principal Place of Business.    The Company’s principal place of business shall be located at 9001 Spectrum Center Blvd., San Diego, CA 92123.

2.4 Registered Office and Registered Agent. The location of the Company’s registered office and registered agent in the State of Delaware shall be determined from time to time by the Sole Member.

2.5 Records and Reports.    The Company shall keep at its principal place of business proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The Company shall also maintain such records as are required by the Act. Upon reasonable request, the Sole Member, or the Sole Member’s duly authorized representative, shall have the right, during ordinary business hours, to inspect and copy such Company documents.

2.6 Term.    The Company shall have perpetual existence until dissolved in accordance with either the provisions of this Agreement or the Act.

ARTICLE III

BUSINESS OF COMPANY

The business of the Company shall be to engage in any lawful act or activity for which limited liability companies may be formed under the Act. In pursuing its lawful purposes, the Company shall be empowered to do all things that limited liability companies are permitted to do under the Act.

ARTICLE IV

NAME AND ADDRESS OF SOLE MEMBER

The name and address of the Sole Member is: ResMed Corp., 9001 Spectrum Center Blvd., San Diego, CA 92123.

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ARTICLE V

MANAGEMENT

5.1 Management.    The day-to-day business and affairs of the Company shall be managed by the Sole Member. The Sole Member may delegate the management of the day-to-day operations of the business of the Company to the officers, if any, provided that the business and affairs of the Company shall be managed and all power shall be exercised under the ultimate direction of the Sole Member. The officers of the Company, if any, may include a President, one or more Vice Presidents, Secretary, Chief Financial Officer (who may be called the Treasurer), or other officers as may be appointed from time to time by the Sole Member. Any number of offices may be held by the same person. Such officers shall hold office until resignation or removal by the Sole Member.

ARTICLE VI

LIMITATION ON OBLIGATIONS OF SOLE MEMBER

6.1 Limitation of Liability.    The Sole Member’s liability shall be limited as set forth in the Act.

6.2 Company Debt Liability.    The Sole Member shall not be liable for any debts or losses of the Company except as required by law.

6.3 Liability of the Sole Member to the Company. If the Sole Member receives any distributions, it shall be liable to the Company with respect thereto only to the extent provided by the Act.

ARTICLE VII

CONTRIBUTIONS TO THE COMPANY

AND CAPITAL ACCOUNTS

7.1 Sole Member’s Capital Contributions.    The Sole Member shall make only such Capital Contributions as the Sole Member determines in its sole discretion. The Sole Member may contribute additional property or cash to the Company from time to time.

7.2 Capital Accounts.    A Capital Account will be maintained for the Sole Member. The Sole Member’s Capital Account will be increased by (1) the amount of money contributed by the Sole Member to the Company; (2) the fair market value of property contributed by the Sole Member to the Company; and (3) allocations to the Sole Member of income of the Company. The Sole Member’s Capital Account will be decreased by (1) the amount of money distributed to the Sole Member by the Company; (2) the fair market value of property distributed to the Sole Member by the Company; (3) allocations to the Sole Member of Company losses and deductions.

7.3 Withdrawal or Reduction of Sole Member’s Capital Contribution.    The Sole Member shall not receive out of the Company’s property any part of its Capital Contributions until all liabilities of the Company, except liabilities to the Sole Member on account of its Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

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ARTICLE VIII

INCOME TAX REPORTING, ELECTIONS AND REPORTS

8.1 Tax Return Reporting.    It is the intent of the Sole Member that the Company be characterized and qualified as a limited liability company under Delaware state law and that the Company be 100% owned by the Sole Member. For federal and state income tax purposes, however, it is the intent of the Sole Member that the Company constitute an “eligible entity” as that term is defined in the so called “check-the-box” entity classification Treasury Regulations promulgated under Section 7701 of the Code effective January 1, 1997, and that for federal and state income tax purposes, the Company shall be disregarded as an entity separate and apart from its Sole Member owner. As a result, all activities reportable by the Company for federal and state income tax purposes shall be reported on the income tax return of the Sole Member, to the extent required under applicable law.

8.2 Distributions of Distributable Cash.    Except as provided in Section 8.3, distributions from the Company shall be made at such time as determined by the Sole Member in its sole discretion. Such distributions shall be subject to the provisions of the Act regarding distributions.

8.3 Limitation Upon Distributions.    No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to the Sole Member on account of its Capital Contributions.

8.4 Accounting Principles.    The profits and losses of the Company for financial reporting purposes shall be determined in accordance with the method of accounting selected by the Sole Member.

8.5 Loans to Company.    Nothing in this Agreement shall prevent the Sole Member from making secured or unsecured loans to the Company.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1 Dissolution.

(a) The Company shall be dissolved upon the occurrence of any of the following events:

(i) the sale of all or substantially all of the assets of the Company; or

(ii) upon the written consent of the Sole Member.

(b) As soon as possible following the occurrence of any of the events specified in this Section 9.1, the Company shall be dissolved and wound up in accordance with the Act.

9.2 Effect of Filing of Certificate of Cancellation.    The Company’s separate existence shall continue until a certificate of cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

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9.3 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Company’s independent accountant of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Sole Member shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Sole Member shall:

(i) Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Sole Member may determine to distribute any assets in kind);

(ii) Allocate any profit or loss resulting from such sales to the Sole Member’s Capital Account in accordance with Article VII hereof;

(iii) Discharge all liabilities of the Company, including liabilities to the Sole Member as a creditor, to the extent otherwise permitted by law, other than liabilities to the Sole Member for distributions, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(iv) Distribute the remaining assets to the Sole Member.

(c) The Sole Member shall have no obligation to make any Capital Contribution to restore a negative balance in the Sole Member’s Capital Account.

(d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e) The Sole Member shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(f) The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Sole Member, who is hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Sole Member deems necessary or appropriate to sell.

9.4 Certificate of Cancellation.    When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Sole Member, a certificate of cancellation shall be filed as required by the Act.

9.5 Filing of Certificate of Cancellation.

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(a) The original certificate of cancellation shall be filed with the Delaware Secretary of State.

(b) Upon the filing of the certificate of cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Sole Member shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Application of Delaware Law.    This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

10.2 Construction.    Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

10.3 Headings.    The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

10.4 Rights and Remedies Cumulative.    The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights and parties may have by law, statute, ordinance or otherwise.

10.5 Severability.    If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

10.6 Heirs, Successors and Assigns.    Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the party hereto and, to the extent permitted by this Agreement, its respective heirs, legal representatives, successors and assigns.

10.7 Creditors.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

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ARTICLE XI

INDEMNIFICATION

11.1 Indemnification of Covered Persons.    The Company shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether by or in the right of the Company, its members, a third party or otherwise (a “Proceeding”), by reason of the fact that he/she is or was an officer, director or employee of the Company, or trustee or administrator of the Company’s employee plans (each a “Covered Person”), against all expense (including, but not limited to, attorneys’ fees), liability, loss, judgments, fines, excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by him/her in connection with such Proceeding, including expenses incurred in seeking such indemnification. However, such indemnification shall exclude (i) indemnification with respect to any improper personal benefit which the Covered Person is determined to have received and of the expenses of defending against an improper personal benefit claim unless the Covered Person is successful on the merits in said defense, and (ii) indemnification of a Covered Person with respect to their activities prior to said transaction, unless specifically authorized by the managers or Sole Member of this Company. Such indemnification shall include prompt payment of expenses incurred by a Covered Person in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt of an undertaking by or on behalf of the Covered Person to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified by the Company under this Article XI, which undertaking shall be an unsecured general obligation of the Covered Person and may be accepted without regard to his ability to make repayment.

11.2 Nature of Indemnification Rights.    The indemnification rights provided in this Article XI shall be a contract right and shall not be deemed exclusive of (nor shall they limit or reduce) any other rights to which any person, whether or not entitled to be indemnified hereunder, may be entitled under any statute, agreement, vote of the Sole Member or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer, director employee of the Company, or trustee or administrator of the Company’s employee plans, and inure to the benefit of the heirs, executors and administrators of such a person. Each person who is or becomes an officer, director or employee of the Company, or trustee or administrator of the Company’s employee plans, shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article XI.

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IN WITNESS WHEREOF, this Agreement is entered into as of the Effective Date.

SOLE MEMBER:

RESMED CORP.

By:

Its:

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E-1

10.4	Rights and Remedies Cumulative	6
10.5	Severability	6
10.6	Heirs, Successors and Assigns	6
10.7	Creditors	6

ARTICLE XI INDEMNIFICATION		7
11.1	Indemnification of Covered Persons	7
11.2	Nature of Indemnification Rights	7

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EXHIBIT F

PAYMENTS ADMINISTRATOR AGREEMENT

WILMINGTON TRUST, NATIONAL ASSOCIATION

PAYMENT AGENT AGREEMENT

This Payment Agent Agreement dated as of                     2016 (this “Agreement”) is entered into by and among ResMed Corp., a Minnesota corporation (the “Parent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as paying agent (the “Paying Agent”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated February 18, 2016 (the “Merger Agreement”), by and among Parent, Brightree LLC, a Delaware limited liability company, Eagle Acquisition Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), ResMed Inc., a Delaware corporation (with respect to Section 10.16 of the Merger Agreement only) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Representative (the “Representative”), Merger Sub will be merged with and into the Company (the “Merger”) at the effective time of the Merger (the “Effective Time”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, by virtue of the Merger, at the Effective Time of the Merger, among other things, (i) the Company Units and Company Options have been converted to the right of the holders of such Company Units and Company Options to receive cash, and (ii) the Parent is required to make payments for the Transaction Expenses and Company Debt, in the manner set forth in the Merger Agreement and that certain Flow of Funds Agreement by and among Parent and the Company (collectively, all recipients of funds referenced in section (i) and (ii) above, the “Closing Date Payees”);

WHEREAS, pursuant to the Merger Agreement, Parent is required to pay certain amounts to the Closing Date Payees in accordance with the terms and conditions set forth therein;

WHEREAS, distributions made under this Agreement to certain Closing Date Payees who are Effective Time Holders may be subject to reduction in accordance with income tax withholding requirements or Non Resident Alien withholding under the Code and any other applicable Legal Requirement (“Withholding Amounts”), as applicable;

WHEREAS, the Parent and the Representative have appointed Wilmington Trust, National Association as “Escrow Agent” pursuant to that certain Escrow Agreement dated of even date herewith by and among Parent, Representative and the Escrow Agent;

WHEREAS, Parent desires that the Paying Agent act as its special agent for the purpose of distributing the applicable portion of the Merger Consideration, Transaction Expenses and Company Debt to the applicable Closing Date Payees; and

WHEREAS, the contents of this Agreement shall be treated as Confidential Data as defined herein.

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NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Section 1.1. Unitholder Records and Payment Information:

(a)	On or prior to Effective Time, Parent will deliver or cause to be delivered to the Paying Agent a schedule in substantially the form attached hereto as Schedule A including:

(i)	a complete and correct list of the Closing Date Payees as of Effective Time identifying each Closing Date Payee by name, address, Tax Identification Number (“T.I.N.”), if applicable,

(ii)

if applicable, the number of Company Units owned, including any unit ownership information necessary for the Paying Agent to perform its duties pursuant to this Agreement. Such unit ownership information shall include, the number of whole units, book-entry unit amounts and book-entry unit issuance dates, whether any Company Units are to be considered excluded, if stop transfer instructions or adverse claims are outstanding against such Company Units and for any “covered securities” (defined in IRC §6045) the Acquisition Date and Acquisition Price of such securities to ensure accurate cost basis reporting for covered securities,

(iii)	the payment amount for each Closing Date Payee who is an Effective Time Holder expressed in dollar amounts,

(iv)	the Pro Rata Share for each holder of Company Units and Company Options, which will be used for subsequent distributions under this Agreement, and

(v)	on a separate tab, the payee, amount, and payment instructions for the Transaction Expenses and Company Debt payments (the “Transaction Expense Payments”)

(b)

After the Effective Time the Parent and its counsel shall work with the Paying Agent to ensure the accuracy of Schedule A and both the Parent and its counsel are authorized to correct any inaccuracies or inconsistencies (if any) to Schedule A.

Section 1.2. Merger Agreement.    Parent acknowledges that the Paying Agent is not a party to the Merger Agreement and as such is assumed to be wholly unfamiliar with, and not bound by, the terms contained therein; the Parent will provide the Paying Agent will a copy of the Merger Agreement.

Section 1.3. Intentionally Omitted.

Section 1.4. Payment Fund.    At or before the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the Closing Date Payees (such fund being hereinafter referred to as the “Payment Fund”), cash in immediately available funds sufficient to pay the amounts set

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forth on Schedule A to be paid to the Closing Date Payees listed on Schedule A. The Payment Fund shall not be used for any other purpose except for additional deposits (such additional deposits being herein referred to as “Additional Amounts”) by the Escrow Agent, the Representative or Parent pursuant to the Merger Agreement. Additional Amounts shall be disbursed based on the percent allocation expressed within Schedule A and as directed in writing by Parent. No interest will be paid or accrued on any Payment Fund amount(s) for the benefit of the Closing Date Payees.

ARTICLE II

The Paying Agent covenants and agrees that:

Section 2.1. Letter of Transmittal Mailing.    Unless previously sent by the Company and/or otherwise directed by the Parent, immediately after the Effective Time, the Paying Agent shall send a Letter of Transmittal, in substantially the form attached as Exhibit A, to each Closing Date Payee who held Company Units immediately prior to the Effective Time (if applicable). The Letter of Transmittal contains the option to have funds remitted via bank wire transfer (“Optional Wire Instructions”) upon election by each such Closing Date Payee. The Paying Agent shall pay the individuals and entities listed on Exhibit C (the “Closing Date Payees”) on the Closing Date immediately after receipt of the Merger Consideration, subject to receipt of a Letter of Transmittal from each such Closing Date Payee on or prior to the second Business Day prior to the Closing.

Section 2.2. Request for Information by Closing Date Payees.    The Paying Agent will promptly respond to any telephone, email or mail requests for information relating to the payment of cash to the Closing Date Payees.

Section 2.3 Proper Form.    If applicable, the Paying Agent will examine the Letters of Transmittal delivered electronically or mailed to the Paying Agent by Closing Date Payees to ascertain that (i) the Letters of Transmittal are properly completed and duly executed in accordance with the instructions set forth therein, (ii) no stop transfer instructions are outstanding against such Company Units (which determination shall be based solely on the information provided to the Paying Agent under Section 1.1 above), (iii) any other documents contemplated by a Letter of Transmittal are properly completed and duly executed in accordance with the Letter of Transmittal, (iv) no payment pursuant to the Merger Agreement was previously made with respect to such Company Units and (v) the Letters of Transmittal match the information set forth on Schedule A. In cases where the Letter of Transmittal has been improperly completed or executed, or if some other irregularity exists in connection therewith, including any irregularity relating to stop transfer instructions, the Paying Agent will consult with Parent or its counsel on taking such actions as are necessary to cause such irregularity to be corrected.

Section 2.4. Payment of Merger Consideration.

(a)

Parent hereby directs the Paying Agent, consistent with this Agreement and the Letter of Transmittal and Schedule A (if applicable), to promptly mail by first class mail a check, or remit a bank wire transfer (if applicable), to each Closing Date Payee who has submitted a Letter of Transmittal (if applicable), an amount, less any Withholding Amount, set forth on Schedule A directly across from such Closing Date Payees’ name. Wire transfer instructions will be provided by each Closing Date Payee electing a bank wire transfer. Parent hereby directs the Paying Agent to make

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payment by wire transfer in accordance with the Closing Date Payees’ completion of the Optional Wire Instructions box within the Letter of Transmittal (if applicable) without any further documentation, authentication or verification from the Closing Date Payees or other party. Checks shall be made payable to the Closing Date Payees provided on Schedule A or to the person whose name has been specified in the New Registration Instructions contained in the Letter of Transmittal received by the Paying Agent with respect to payment of Merger Consideration.

(b)

Any payments of Additional Amounts will be paid to the Closing Date Payees who are Effective Time Holders in accordance with an updated form of Schedule A to include the Pro Rata Share of each Additional Amount expressed as a dollar amount for each Closing Date Payee who is an Effective Time Holder. Any Withholding Amounts shall be calculated by the Parent and expressed as a dollar amount directly across from each such Closing Date Payee’s name for which such Withholding Amount is applicable. The Paying Agent will remit such Withholding Amount by wire transfer to the bank account provided in written instruction from Parent. Paying Agent will make payment to each Closing Date Payee using the payment instructions provided by the Closing Date Payees within the Letter of Transmittal. Notwithstanding the foregoing, any payments of Additional Amounts will be made in accordance with written direction from Parent, including without limitation that any of the Additional Amounts to be released to any prior holder of Company Options who was an employee of the Company may be released to the Parent for distribution to the applicable Effective Time Holders through the payroll system of the Parent or other applicable affiliate of Parent. If any portion of any Additional Amount(s) is to be characterized as interest, Parent will provide a breakdown of the dollar amount of principal and the dollar amount to be characterized as interest prior to the payment by the Paying Agent to any Closing Date Payee under this Agreement. Parent will also provide indication prior to payment if any amount characterized as interest is not considered portfolio interest. If no such breakdown is provided by Parent, the Paying Agent will assume the entire payment is not portfolio interest or any other type of interest or other income that is exempt from Non Resident Alien “NRA” tax withholding under any provisions of the IRC.

(c)

Changes to Payment Instructions. If a Closing Date Payee wants to change payment instructions on file for payments of Additional Amounts, the Paying Agent will require the Closing Date Payee to complete a blank Letter of Transmittal to update the payment method.

(d)

Security Procedures. In the event any other funds transfer instructions are provided outside of the Optional Wire Instructions within the Letter of Transmittal or within this Agreement, the Paying Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Company Representatives, and Paying Agent may rely upon the confirmation of anyone purporting to be that Authorized Company Representative. The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives of Parent and actually received by Paying Agent via facsimile or as a PDF attached to an email. No funds will be disbursed until an Authorized Company Representative is able to confirm such instructions by

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telephone callback. The Paying Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parent and confirmed by an Authorized Company Representative.

Parent acknowledges that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the Internet and Parent hereby expressly assumes such risks.

Parent acknowledges that the security procedures set forth in this Section 2.4(d) are commercially reasonable.

Section 2.5. Tax Certifications and Reporting.

(a)

(i)

Parent certifies that for any Closing Date Payees who are U.S. persons for which the Taxpayer Identification Number is listed on Schedule A, that Parent or the Company is in receipt of Taxpayer Identification Number certification documentation on an IRS Form W-9 pursuant to the requirements found in IRC §3406 and the Treasury regulations promulgated thereunder. The Paying Agent will provide Closing Date Payees with IRS Form W9 as part of the Letter of Transmittal mailing.

(ii)

The Paying Agent will solicit an applicable Form W-8 (including any required additional documentation) from any NRA individuals or foreign entities that are Closing Date Payees pursuant to Chapters 3 and 4 of the IRC, as amended and effective, and the Treasury regulations promulgated thereunder;

(iii)

The Paying Agent will apply federal and state backup withholding as required by federal and state law and regulations on the applicable reportable date for any Closing Date Payees who have not provided a TIN or certified TIN, as required, for the solicitations under Section 2.5(i) above. With the exception of payments referenced in Section 2.4 above for which the Parent has provided additional information as to the characterization thereof, Parent acknowledges that, as the Payer or Withholding Agent, the Paying Agent has full, complete and final authority regarding all determinations concerning withholding requirements and responsibilities in accordance with applicable federal and state tax certification and reporting regulations;

(iv)	The Paying Agent and Parent agree that the following specific transactions will be reported as indicated:

(1)

Payments to Closing Date Payees who are Effective Time Holders. The Paying Agent will prepare and file Internal Revenue Service (“IRS”) Form 1099 for any US persons (actual or presumed) who are Closing Date Payees who are Effective Time Holders, unless otherwise directed by Parent. Parent will provide written direction to Paying Agent as to the appropriate Form 1099 to be filed.

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(2)	Paying Agent will not be responsible for any tax withholding or reporting for any Transaction Expense Payments.

(v)

Parent, if applicable for organizational actions that impact cost basis of any unitholder, will provide the Paying Agent with the issuer return required pursuant to IRC §6045B and the regulations promulgated thereunder;

(vi)

Pursuant to Section 1.1 above, the Surviving Company, its predecessor or its prior agent (as an “applicable person” defined in IRC §6045A and the Treasury regulations promulgated thereunder) shall, but only if applicable, provide transfer statements that identify noncovered and covered security positions held by all unitholders. For covered securities, the cost basis and other information required to ensure accurate cost basis reporting will be included in Schedule A hereof. The Paying Agent may rely on the cost basis information provided to it by Surviving Company, its predecessor or its prior agent and the Paying Agent shall have no responsibility whatsoever to verify or ensure the accuracy of the cost basis information provided to it. Any securities listed on Schedule A that are not identified as “covered” securities, as defined in Internal Revenue Code (“IRC”) §6045(g) shall be treated as noncovered securities.

(b)

Indemnification.    Parent shall indemnify, defend and hold the Paying Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Paying Agent arising out of or in connection with the performance of the Paying Agent’s obligations under the terms of this §2.6 unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Paying Agent. The indemnification provided by this § 2.5(b) is in addition to the indemnification provided in § 4.6 and shall survive the resignation or removal of the Paying Agent and the termination of this Agreement.

Section 2.6. Cancellation of Surrendered Certificates and/or Book-entry Units, Closing Date Payees Lists.    At the time of the Paying Agent’s issuance of a check or wire as described in Section 2.4 above, the Paying Agent will cancel each Company Unit surrendered in exchange for such check or wire. For the term of this Agreement the Paying Agent will maintain on a continuing basis a list of those Closing Date Payees who have surrendered their units, and at the request of Parent, the Company or the Securityholder Representative provide this list to the Parent, the Company or the Securityholder Representative, as applicable. The Paying Agent will also make available to Parent. the Company or the Securityholder Representative such other information as it may have in its possession and as they may reasonably request from time to time.

Section 2.7. Cancelled Units.    Subject to applicable law and regulation, the Paying Agent shall maintain (i) in a retrievable database electronic records or (ii) in hard copy form physical records of all cancelled or destroyed certificates which have been cancelled or destroyed by the Paying Agent. The Paying Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of Parent (and at the expense of Parent), the Paying Agent shall provide to Parent or its designee copies of such electronic records or physical records relating to certificates cancelled or destroyed by the Paying Agent.

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Section 2.8. Mailing of Second Letter of Transmittal and Unexchanged Shareholder Program.    The Paying Agent shall send a second Letter of Transmittal to all Closing Date Payees that have failed to send in their original Letter of Transmittal for exchange at a time deemed appropriate by the Paying Agent, which will typically not be earlier than four (4) and not later than eight (8) months after the Effective Time of the Merger. At the time deemed appropriate by the Paying Agent, which will typically be ten (10) or more months after the Effective Time of the Merger, the Paying Agent may utilize the services of an unexchanged shareholder search company (a “Search Company”) for the purpose of locating unexchanged unitholders and assisting them in exchanging their units. An additional agreement may need to be signed at that time, and the Paying Agent is hereby authorized and directed by Parent to enter into such an agreement. Such Search Company may charge the unitholder a fee which shall not exceed 10% of the total value of the merger consideration; it will not charge Parent a fee; it may compensate the Paying Agent for processing exchanges and for other work it does to enable the Search Company to implement its search program. If Parent requires the Paying Agent to work with an unexchanged shareholder search company other than the one it has selected, additional fees may apply.

ARTICLE III

Section 3.1. Unclaimed Property Administration.    Subject to applicable unclaimed property laws, the Paying Agent will initiate unclaimed property reporting services for unclaimed units and related cash distributions, which may be deemed abandoned or otherwise subject to applicable unclaimed property law or regulation. Such services may include preparation of unclaimed property reports, delivery of abandoned property to various states, completion of required due diligence notifications, responses to inquiries from owners, and such other services as may reasonably be necessary to comply with applicable unclaimed property laws or regulations.

Section 3.2. Information about Unclaimed Property.    Parent shall assist the Paying Agent and provide such cooperation as may reasonably be necessary in the performance of the services hereunder including delivery to the Paying Agent of any and all such unclaimed property related to the unitholders transaction which may not otherwise be in the Paying Agent’s possession.

Section 3.3. Inquiries about Unclaimed Property.    The Paying Agent shall assist Parent or the Company in responding to inquiries from administrators of state unclaimed property law or regulation regarding reports filed on the Company’s behalf or in response to requests to confirm the name of a reclaiming owner. The Paying Agent shall exercise reasonable efforts to obtain release agreements from the various states offering such release agreements with respect to reports and abandoned property delivered to them and indemnification agreements from those states willing to provide them.

Section 3.4. Remittance of Unclaimed Property.    The Paying Agent or its duly appointed agent shall timely remit unclaimed funds to the appropriate state or jurisdiction, as provided for under applicable unclaimed property law or regulation. The Paying Agent shall provide such reports regarding unclaimed property services hereunder as Parent may reasonably request from time to time.

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Section 3.5. Lost Security Holder Search Services.    Pursuant to Securities and Exchange Commission (“SEC”) rules (See SEC Rule 240.17Ad-17, as amended), the Paying Agent is required to provide the following services regarding lost security holder accounts, which together constitute Standard Search Services: a) Conduct a national database search between three and twelve months after a lost security holder account is identified; b) If the first national database search is not successful in locating the holder, conduct a second search between six and twelve months later; c) Report to the SEC in required filings, information about the age of lost security holder accounts and amounts escheated to the various states.

Section 3.6. Exceptions to SEC Lost Security Holder Search Requirements.    Exceptions to the SEC search requirements include deceased security holders, security holders that are not natural persons (e.g., corporations, partnerships), and cases where the value of all amounts due to the security holder are less than $25.

ARTICLE IV

Section 4.1. Advice of Counsel.

(a)

Advice in Case of Defective Submission.    The Paying Agent is authorized to cooperate with and furnish information to Parent and shall seek and follow, and may rely upon, advice of Parent or its counsel with respect to any action to be taken by the Paying Agent if the Paying Agent receives any of the following:

(i)	any request that payment be made with respect to any Company Units to any person other than the registered holder thereof; or

(ii)

any request by a unitholder that the Paying Agent take any action other than that specified in this Agreement with respect to the exchange of his or her Company Units for cash, payments to former holders of options, warrants, and other types of securities entitled to exchange or payment, or payments of Escrow Amounts.

(b)

Advice in Other Cases.    Notwithstanding the provisions of Section 4.1(a) above, the Paying Agent may, when the Paying Agent deems it desirable and after prior consultation with Parent, seek advice of the Paying Agent’s own counsel in connection with the Paying Agent’s services as Paying Agent hereunder and the Paying Agent shall be entitled in to rely in good faith upon any such advice received in writing.

Section 4.2. Fees and Expenses.    Parent will pay or cause to be paid to the Paying Agent fees for the Paying Agent’s services hereunder as set forth in Exhibit B attached hereto, payable upon Closing. All out-of-pocket costs not contemplated by Exhibit B will be reimbursed to the Paying Agent by Parent upon invoice to 9001 Spectrum Center Blvd., San Diego, CA 92123. Such costs may include, but are not limited to, postage, mail insurance, stationery and supplies, checks, envelopes, paper stock and fees and expenses of counsel. Paying Agent agrees that it will endeavor to obtain competitive rates for out-of-pocket costs and Paying Agent will notify Parent in advance if any such costs are expected to be incurred.

Section 4.3. Timeliness and Accuracy of Records.    The Paying Agent’s agreement to the terms and conditions of this Agreement and the fee schedule attached assumes that the

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records of the Company or its transfer agent are accurate, received in a timely fashion and in good order so that conversion of the records may be completed efficiently and additional balancing and/or correcting of the records shall not be not required. If the records are received late, or are inaccurate, incomplete and/or otherwise not in good order, the mailing of materials and payments to Closing Date Payees may need to be delayed and additional fees may apply as appropriate for time spent correcting and/or balancing the records.

Section 4.4. Authorized Company Representatives.    Each of the following is authorized by Parent to give the Paying Agent any further instructions in connection with the Paying Agent acting as Paying Agent hereunder:

Name [to be provided]	Title/Entity Name	Phone Number

Each of the following is authorized by Parent to correct any inconsistencies as it relates to the records provided in Section 1.1 hereto:

Name [to be provided]	Title/Entity Name	Phone Number

Section 4.5 Reliance upon Certificates, Instructions.    The Paying Agent shall be protected in relying and acting, or refusing to act, without further investigation upon any certificate or certification, instruction, direction, statement, request, consent, agreement, records, or other instrument (collectively “Certificates and Instructions”) whatsoever furnished to the Paying Agent by an authorized representative of Parent, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Paying Agent shall in good faith believe to be genuine or to have been signed or presented by a proper person or persons. The Paying Agent shall have no responsibility or liability for the accuracy or inaccuracy of such Certificates and Instructions.

Section 4.6 Indemnification.    Parent will indemnify, defend, protect and hold harmless the Paying Agent from and against any and all losses, liabilities, costs, damages or expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred or made, arising out of or in connection with the performance of the Paying Agent’s obligations under the provisions of this Agreement, including but not limited to, acting, or refusing to act, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, report, instructions, record, including but not limited to records concerning tax certification and cost basis information provided to it, or other instrument or document believed by the Paying Agent in good faith to be valid, genuine and sufficient; provided, however, such indemnification shall not apply to any such act or omission finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Paying Agent. The Paying Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve the Paying Agent in expense, unless first indemnified to the Paying Agent’s satisfaction. The indemnities provided by this paragraph shall survive the resignation or discharge of the Paying Agent or the termination of this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Paying Agent or Parent be liable under or in connection with the Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Paying Agent or Parent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

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Section 4.7. Term.    Parent and the Paying Agent agree that, unless terminated in writing by either party with 30 days’ notice, this Agreement shall terminate either upon completion of the exchange of all units and other payments subject to this Agreement and all payments of Additional Amounts have been made or upon completion of all unclaimed property reporting and escheatment obligations arising in connection with the Merger and the duties of the Paying Agent pursuant to this Agreement. If after one (1) year, any Company Units remain unexchanged or other payments remain unpaid and moneys and/or securities on deposit hereunder are not escheatable in accordance with unclaimed property laws and regulations, then upon written request from Parent, the Paying Agent may terminate this Agreement and any remaining property may be delivered to the Parent. Thereafter, Parent shall be responsible for compliance with unclaimed property obligations.

Section 4.8. Amendments, etc.    No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the provision which is the subject of such change, waiver, discharge or termination is sought. Any inconsistency between this Agreement on the one hand and the Merger Agreement and the Letter of Transmittal on the other shall be resolved in favor of the Merger Agreement and the Letter of Transmittal, with the qualification that (a) the Paying Agent is not a party to the Merger Agreement and as such is not subject to its terms, as noted in Section 1.2 above, and (b) the rights and obligations of the Paying Agent shall be governed solely by the provisions of this Agreement. In the absence of written notice from Parent to the effect that an inconsistency exists between the Merger Agreement or Letter of Transmittal and this Agreement, the Paying Agent shall be entitled to assume that no such inconsistency exists.

Section 4.9. Notices.    All notices to be given by one party to the other under this Agreement shall be in writing and shall be sufficient if made to such party at their respective address set forth below by:

(a)	personal delivery (including delivery by any commercial delivery service);

(b)	registered or certified mail, postage prepaid, return receipt requested; or

(c)	facsimile transmission (“Fax”) followed by mail delivery pursuant to subsection (b);

If notice to the Parent or the Surviving Company:

ResMed Corp.

9001 Spectrum Center Blvd.,

San Diego, CA 92123 USA

Attention: Chief Administrative Officer and Global General Counsel

Telephone:	(858) 836-6882
Facsimile:

If notice to the Paying Agent:

Attn: Jane Snyder

650 Town Center Drive, Suite 600

Costa Mesa, CA 92626

Telephone: (714) 384-4162

Facsimile: (714) 384-4151

Email:	jmsnyder@wilmingtontrust.com

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These	addresses may be changed by giving written notice to the other party.

All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, including electronic mail delivery and facsimile capable of transmitting or creating a written record directly to the office of the recipient, when received by the recipient party at the address shown above, or at such other addresses as may hereafter be furnished to the parties by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt, or in the case of facsimile, the date noted on the confirmation of such transmission).

Section 4.10. Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument, and delivered electronically (including PDF).

Section 4.11. Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware.

ARTICLE V

Section 5.1. Confidential Data.    The Paying Agent and Parent acknowledge that during the course of this Agreement, the parties hereto may make confidential data available to each other or may otherwise obtain proprietary or confidential information regarding the Company, its unitholders or other rights owners, or the Paying Agent (collectively, hereinafter “Confidential Data”). Confidential Data includes all information not generally known or used by others and which gives, or may give the possessor of such information an advantage over its competitors or which could cause Parent or the Paying Agent injury, loss of reputation or loss of goodwill if disclosed. Such information includes, but is not necessarily limited to, data or information which identifies past, current or potential customers, shareholders, business practices, financial results, research, development, systems and plans; and/or certain information and material identified by the Company, Parent or the Paying Agent as “Proprietary” or “Confidential”; and/or data the Paying Agent furnishes to Parent from the Paying Agent’s database; and/or data received from the Company or Parent and enhanced by the Paying Agent. Confidential Data may be written, oral, recorded, or maintained on other forms of electronic media. Because of the sensitive nature of the information that Parent or the Paying Agent and its employees or agents may obtain as a result of this Agreement, the intent of the parties is that these provisions be interpreted as broadly as possible to protect Confidential Data.

Section 5.2. Relief.    The Paying Agent acknowledges that all Confidential Data furnished by the Company or Parent is considered proprietary and strictly confidential. The Paying Agent also acknowledges that the unauthorized use or disclosure of any Confidential Data may cause irreparable harm to the Company or Parent. Accordingly, the Paying Agent agrees that the Company or Parent shall be entitled to equitable relief, including injunctive relief, in addition to all other remedies available at law for any threatened or actual breach of this agreement or any threatened or actual unauthorized use or disclosure of Confidential Data. Parent agrees that the provisions and remedies of this section shall also apply to Confidential Data received by the Company or Parent relating to the Paying Agent.

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Section 5.3. Security Measures.    The Paying Agent will employ the same security measures to protect Confidential Data received from the Company or Parent that it would employ for its own comparable confidential information (but in no event less than a reasonable degree of care in handling Confidential Data). Without limiting the foregoing, the Paying Agent further agrees, subject to applicable law and regulations, that: (i) Confidential Data shall not be distributed, disclosed, or conveyed to any third party except by prior written approval of Parent; (ii) no copies or reproductions shall be made of any Confidential Data, except as needed to provide the services described in this Agreement; and (iii) the Paying Agent shall not use any Confidential Data for its own benefit or for the benefit of any third party.

Section 5.4. Subpoena, Summons or Legal Process.    Except as prohibited by applicable law or regulation, the Paying Agent shall promptly notify Parent in writing of any subpoena, summons or other legal process served on the Paying Agent for the purpose of obtaining Confidential Data (i) consisting of a unitholder list, such as an identified class of unitholders, or (ii) relating to significant regulatory action or litigation that would have a material effect on the performance of the Paying Agent or corporate status of the Surviving Company. In such cases, Parent shall have a reasonable opportunity to seek appropriate protective measures; provided, however, that this subsection shall not require the Paying Agent to notify Parent of its receipt of any subpoena, summons or other legal process seeking Confidential Data for a single unitholder or group of related unitholders in connection with routine tax levies or other routine third party litigation involving a unitholder or if the Paying Agent is prohibited by law or regulation from making such disclosure. Parent will indemnify the Paying Agent for all reasonable expenses incurred by the Paying Agent in connection with determining the lawful release of the Confidential Data.

Section 5.5. Exceptions.    The obligations set forth in Sections 5.1 through 5.4 above shall not apply to:

(a)	any disclosure specifically authorized in writing by Parent or the Paying Agent;

(b)

if this transaction is publically announced, the Paying Agent may disclose that it acted in capacity as Paying Agent or Escrow Agent on the transaction. Notwithstanding the foregoing, terms or conditions of the transaction and such appointment will remain confidential in nature.

(c)	any disclosure required by applicable law or regulation, including pursuant to a court order; or

(d)	Confidential Data which:

(i)	has become public without violation of this Agreement; or

(ii)	was disclosed to the receiving party by a third party not under an obligation of confidentiality to any party; or

(iii)	was independently developed by the disclosing party not otherwise in violation or breach of this Agreement or any other obligation of the parties to each other; or

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(iv)	was rightfully known to the receiving party prior to entering into this Agreement.

Section 5.6. Obligations Beyond Termination or Assignment.    The obligations of each party set forth in Sections 5.5(a), (b) and (c) above shall survive termination or assignment of this Agreement.

Section 5.7. Compliance: The Paying Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to Parent and the Surviving Company, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA Patriot Act Customer Identification Program (CIP), the Bank Secrecy Act (BSA), and the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC), each as may be amended from time to time. If these conditions are not met, the Paying Agent may at its option promptly terminate this Agreement in whole or in part, and without the Paying Agent having any liability or incurring any additional costs.

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IN WITNESS WHEREOF, Parent and the Paying Agent have caused their names to be signed hereto by their duly authorized officers, all as of the date first written above.

RESMED CORP., a Minnesota corporation

By
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Paying Agent

By
Name:
Title:

Schedule A

(Closing Date Payees Records)

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Exhibit A

(Letter of Transmittal)

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Exhibit B

(Fees)

Wilmington Trust, N.A.

Corporate Trust Services

Fee Schedule

Paying Agent Services

Paying Agent Acceptance Fee:	WAIVED

Initial Fees as they relate to Wilmington Trust acting in the capacity of Paying Agent; includes account set-up services, the review, negotiation and execution of the paying agent agreement, OFAC and USA Patriot Act due diligence, receipt of funds, pre-funding services and coordination of records conversion.

Paying Agent Administrative Fee (One-time):	$9,500.00

This all inclusive fee covers the solicitation of letter of transmittal forms, receipt of letters of transmittal, tax forms, certification of tax id numbers, the set up of closing date wire payments for closing day payment amounts and holdback payment amounts to stockholders, deposit of funds, issuance of tax forms, remittance to the IRS of tax reporting information, mailing of tax forms and subsequent reporting of amounts to the IRS for the initial and holdback payment to stockholders.

Wilmington Trust’s Paying Agent services are generally based on the following assumptions:

☐	Number of distributions to unitholders: Not more than 2
☐	Number of Payees : Not more than 99
☐	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC OR AN APPROVED FOREIGN ENTITY

Out-of Pocket Expenses:	At Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of –pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but not limited to, express mail and messenger charges, travel expenses to attend closing or other meeting. There are no charges for indirect out-of-pocket expenses.

* In the event of extraordinary circumstances requiring administrative time beyond the scope of typical account duties set forth in the Instrument and supporting documents relevant to our appointment, including but not limited to, default and/or bankruptcy administration, additional charges shall accrue.

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If this transaction does not close, Wilmington Trust, N.A. reserves the right to be paid its Initial Fee, if any, and outside counsel’s fees and expenses. Out-of-pocket expenses, including our attorney’s fees and expenses (if any), in connection with closing, post-closing matters and terminations will be billed separately and are due upon receipt of the invoice.

All fees are non-refundable and will not be prorated in the event of an early termination. Once the fees are agreed to in writing, we agree that any changes to those fees will also be in writing. You will be notified at least 30 days in advance of any general fee increase, following 3 years after the initial closing date. The fees as quoted and the acceptance of our duties as Trustee are subject to satisfactory review and acceptance of all related financing documents by the Trustee and our counsel. Additionally please be advised that Wilmington Trust and Fortis Advisors have a fee sharing agreement. Our fees may also be adjusted at any time if there is a significant change in our responsibilities under the governing documents. In the event the financing structure is modified prior to closing, we reserve the right to review and renegotiate our fees accordingly.

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Exhibit C

(Effective Time Holders to be paid on Closing Date)

F-1

EXHIBIT G

LETTER OF TRANSMITTAL

LETTER OF TRANSMITTAL AND RELEASE

Relating to the Units of

of

Brightree LLC (“Company”) Pursuant to the Agreement and Plan of Merger by and among

Company, ResMed Corp., Eagle Acquisition Sub LLC, ResMed Inc. (with respect to Section 10.16 thereof only) and Shareholder Representative Services LLC, AS THE SECURITYHOLDER REPRESENTATIVE

Please read this Letter of Transmittal carefully. This Letter of Transmittal should be completed and signed in the space provided in Box A on page [●] and returned to the Paying Agent (as defined below) in accordance with the “General Instructions” attached hereto.

To receive your portion of the Merger Consideration (as defined below), your Letter of Transmittal must be delivered to Wilmington Trust, N.A., as Paying Agent, at the address set forth herein, under the Merger Agreement (as defined below), in connection with the Closing (as defined below), together with the enclosed Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable (see the “General Instructions” attached hereto).

THE “GENERAL INSTRUCTIONS” ATTACHED HERETO SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

Ladies and Gentlemen:

This Letter of Transmittal is being delivered in connection with the merger (the “Merger”) of Eagle Acquisition Sub LLC, a Delaware limited liability company (“Merger Sub”) with and into Brightree LLC, a Delaware limited liability company (the “Company”), pursuant to the Agreement and Plan of Merger dated as of February 19, 2016 (the “Merger Agreement”), by and among ResMed Corp., a Minnesota corporation (“Parent”), Merger Sub, the Company, ResMed Inc., a Delaware corporation (with respect to Section 10.16 of the Merger Agreement only) and Shareholder Representative Services LLC, as the Securityholder Representative (the “Securityholder Representative”), a copy of which is enclosed herewith. Capitalized terms used but not otherwise defined in this Letter of Transmittal have the meanings given to them in the Merger Agreement.

Pursuant to the Merger Agreement, in exchange for the Company Units listed below, the undersigned is entitled to a portion of the Initial Merger Consideration (plus (i) a portion of the Final Working Capital Overage, if any, (ii) a portion of the Escrow Deposit Amount that is disbursed to the Effective Time Holders, if any and (iii) a portion of the Securityholder Representative Retention Amount that is disbursed to the Effective Time Holders, if any), net of any withholding taxes, that is payable at or after the closing of the Merger (the “Closing”) to the undersigned with respect to the Company Units pursuant to the Merger Agreement (the “Merger Consideration”). No payment shall be made with respect to any Company Units until the undersigned delivers this Letter of Transmittal and other documents included herewith to the Paying Agent. Instructions for the delivery of this Letter of Transmittal and other documents included herewith to the Paying Agent are set forth in the “General Instructions” included herein.

Further, in accordance with the Merger Agreement, (i) $5,000,000 was placed into escrow to be held pursuant to the Merger Agreement and the related Escrow Agreement dated [●], 2016 (the “Escrow Agreement”), by and among Parent, the Securityholder Representative and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”) and (ii) $350,000 was delivered to the Securityholder Representative to be used for purposes of paying or reimbursing the Securityholder Representative for any third party expenses incurred in connection with its duties under the Merger Agreement.

The undersigned hereby irrevocably nominates, constitutes and appoints the Securityholder Representative as agent and true and lawful attorney-in-fact for the undersigned, with full power of substitution, to act in the name, place and stead of the undersigned for purposes of executing, delivering, acknowledging, certifying and filing any documents, agreements and instruments and taking any actions that the Securityholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under the Merger Agreement, the Escrow Agreement, the Paying Agent Agreement, the Transaction Documents and the transactions contemplated thereby, and otherwise as contemplated by the Merger Agreement. The undersigned recognizes and intends that the foregoing power of attorney is coupled with an interest and is irrevocable, may be delegated by the Securityholder Representative and shall survive the death or incapacity of the undersigned. The undersigned acknowledges and agrees that Merger Sub (and following the Closing, the Company), Parent and the other parties referred to in the Merger Agreement may rely conclusively (without further evidence of any kind whatsoever), as fully binding on the undersigned, on the instructions and decisions of, and any documents executed or purported to be executed or actions taken or purported to be taken on behalf of the undersigned by, the Securityholder Representative in respect of such matters and the other matters referred to in the Merger Agreement.

By signing the Letter of Transmittal, the undersigned hereby agrees that payment of any amounts to the account designated by the undersigned in this Letter of Transmittal and in accordance with the wire transfer instructions provided by the undersigned herein (“Wire Transfer Instructions”) shall constitute payment to and, upon delivery to such account, payment received by, the undersigned. Upon payment to the account designated in this Letter of Transmittal and the Wire Transfer Instructions of all amounts due and owing to the undersigned in exchange for the Company Units, the undersigned shall thereby waive and release any and all claims, solely to the extent relating to (i) the undersigned’s status as a holder of Company Units and (ii) the payment to the account designated in this Letter of Transmittal and the Wire Transfer Instructions, that the undersigned may have against the Paying Agent or the Buyer Indemnitees. “Buyer Indemnitees” means Parent, the Company, their respective successors and permitted assigns, and their respective officers, employees, directors and stockholders.

The undersigned hereby acknowledges and agrees that, as a result of the Merger, the undersigned shall cease to have any rights with respect to or arising from the Company Units, except the right to receive payments under the Merger Agreement upon delivery of a properly executed and duly executed Letter of Transmittal.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this Letter of Transmittal by and among, as applicable, the Company, Parent, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing the undersigned’s distribution of the Merger Consideration.

The undersigned understands that he, she or it is solely responsible for the payment of any applicable Taxes imposed on the undersigned attributable to the consideration payable or otherwise deliverable pursuant to the Merger Agreement. The undersigned acknowledges and agrees that each of Parent, the Company, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to the undersigned pursuant to the Merger Agreement such amounts as Parent, the Company, the Paying Agent and the Escrow Agent are required to deduct or withhold therefrom under the Code or under any other Legal Requirement or as they shall determine are necessary to satisfy any other Tax withholding obligations with respect to the undersigned. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under the Merger Agreement as having been paid to the undersigned.

This Letter of Transmittal shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws that are not mandatorily applicable by law and would permit or require the application of the law of another jurisdiction). All authority conferred or agreed to be conferred pursuant to this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the dissolution, death or incapacity of the undersigned.

By executing this Letter of Transmittal, the undersigned hereby agrees to the terms and conditions of the Merger Agreement with respect to the treatment of his, her or its Company Units and hereby irrevocably waives any dissenters’, appraisal or similar rights in respect of such Company Units under applicable law with respect to the transactions contemplated by the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

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DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LAST PAGE HEREOF WILL NOT CONSTITUTE A VALID DELIVERY

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ

CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

All holders of Company Units must complete Boxes A and B and an Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable. Please also read the “General Instructions” below.

BOX A – Signature of Registered Holder(s)	BOX B – Units Surrendered

(Must be signed by all registered unitholders; include legal capacity if signing on behalf of an entity)	Number of Units and Series of Units:

Signature(s)

Print Name Here

Telephone Number

BOX C – One Time Delivery Instructions
To be completed ONLY if the check is to be delivered to an address other than that listed in Box D. MAIL TO:

Name
Street Address
City, State and Zip Code

Please remember to complete and sign the enclosed IRS Form W-9 or, if applicable, the appropriate IRS Form W-8 (see instructions below).

BOX D – Name and Address of Registered Holder(s)

Please confirm that your address below is correct or mark any corrections
☐ indicates permanent address change

BOX E – Optional Bank Wire Instructions

NOTE: This wire request is optional. The name on the bank account must be the same as the registered holders. If you complete this Box E and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:
*ABA Routing Number
Bank Name
Bank Address
Name on Bank Account
Bank Account Number
For Further Credit To Name
For Further Credit To Account Number
Swift or IBAN (if applicable)
Intermediary Bank ABA (if foreign)

By completion of Box E, the registered holder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing Wilmington Trust, N.A. as Paying Agent to make payment of the merger consideration represented by this Letter of Transmittal to the bank account listed above.

*The ABA Routing Number for “incoming FED WIRES” is many times different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please check with your bank to obtain the correct ABA Routing Number for your wire.

Wilmington Trust will use the payment instructions provided in Box E “Optional Bank Wire Instructions” for any future payments unless a new Letter of Transmittal is completed to update such payment instructions.

General Instructions

Please read this information carefully.

•	BOX A – Signatures: All registered holders must sign as indicated in Box A. If you are signing on behalf of a registered holder or entity your signature must include your legal capacity.

•	BOX B – Units Surrendered: List all Company Units to be surrendered in exchange for cash consideration in Box B.

•	BOX C – One Time Delivery: Any address shown in Box C will be treated as a one-time only mailing instruction, and your address in Box D will be used for any future payments and communications.

•

BOX D – Current Name and Address of Registered Holder: Please confirm that the address here is the address that should be used for all future communications and payments. If your permanent address should be changed on Wilmington Trust, N.A. records, please make the necessary changes in Box D. If your permanent address should change in the future, please notify Wilmington Trust, N.A. at the number listed below.

•

BOX E – Wire Instructions: To elect a bank wire transfer please complete Box E in its entirety. A bank wire transfer, rather than payment by check, will help to expedite your receipt of the funds. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

•

IRS Form W-9 or IRS Form W-8: Under United States federal income tax law, “U.S. persons” (as defined below) who are receiving any consideration in connection with the Merger are required to provide his, her or its current taxpayer identification number (“TIN”). If such holder is an individual, the TIN is his or her social security number. If the holder does not provide the correct TIN or an adequate basis for an exemption, the holder may be subject to a $50 penalty imposed by the IRS, and any consideration such holder receives in the Merger may be subject to backup withholding at the applicable rate (currently 28%). If withholding results in an overpayment of taxes, a refund from the IRS may be obtained if the appropriate information is provided in a timely manner to the IRS. If the person receiving payment for the shares and/or Company warrants is a U.S. person, to prevent backup withholding complete and sign the enclosed IRS Form W-9 to certify the payee’s TIN. Please provide the social security or employer identification number of the person or entity receiving payment for the above described shares and/or Company warrants and sign and date the form. If the person receiving payment for the shares and/or Company warrants is not a “U.S. person,” to prevent backup withholding (i) complete and sign an applicable IRS Form W-8 certifying under penalties of perjury to such holder’s foreign status or (ii) otherwise establish an exemption from withholding. IRS Forms W-8 may be obtained at www.irs.gov or by calling 1-800-829-3676.

See the enclosed instructions to IRS Form W-9 for additional information and instructions.

Failure to provide a properly completed and signed IRS Form W-9 or a properly completed and signed applicable IRS Form W-8 may result in backup withholding under U.S. tax laws on any Merger Consideration payments and may result in a penalty imposed by the IRS.

Any tax advice that may be contained herein does not constitute an opinion that meets the requirements of the regulations. Any such tax advice contained herein cannot be used, and was not intended or written to be used by any taxpayer, for the purpose of avoiding any federal tax penalties that may be imposed under the Internal Revenue Code.

•

Definition of “U.S. Person”: For federal tax purposes, you are considered a U.S. person if you are (1) An individual who is a U.S. citizen or U.S. resident alien, (2) A partnership, corporation, company or association created or organized in the United States or under the laws of the United States, (3) An estate (other than a foreign estate), or (4) A domestic trust (as defined in U.S. Treasury Regulations section 301.7701-7).

•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.

•

Returning this Letter of Transmittal: Return this Letter of Transmittal for your portion of the Merger Consideration only to Wilmington Trust, N.A. at the physical address and/or email address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your Company Units.

By Mail to:

Wilmington Trust, N.A.

Attention M&A Team

Suite 1290

50 South 6th Street

Minneapolis, MN 55402

By Email to:

Equityholdercontact@wilmingtontrust.com

For additional information please contact our Shareholder Services team at 612-217-5664 or Equityholdercontact@wilmingtontrust.com

EXHIBIT H

FIRPTA CERTIFICATE

Brightree LLC

1735 North Brown Road, Suite 500

Lawrenceville, GA 30043

February      , 2016

ResMed Corp.

9001 Spectrum Center Blvd.

San Diego, CA 92123

In connection with the acquisition of membership interests of Brightree LLC, a Delaware limited liability company (the “Company”), the undersigned officer of the Company is providing this information to you in order to establish that no withholding is required pursuant to the terms and provisions of the Agreement and Plan of Merger by and among ResMed Corp., a Minnesota corporation (“Parent”), Eagle Acquisition Sub LLC, a Delaware limited liability company, Brightree LLC, a Delaware limited liability company (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative, dated as of February      , 2016. To inform Parent that withholding of tax is not required, the undersigned hereby provides the following statement pursuant to Treasury Regulation Section 1.1445-11T(d)(2)(i):

(1) 50% or more of the value of the gross assets of the Company does not consist of United States real property interests within the meaning of Internal Revenue Code Section 897(c)(1).

(2) 90% or more of the value of the gross assets of the Company does not consist of United States real property interests (within the meaning of Internal Revenue Code Section 897(c)(1)), plus any cash or cash equivalents.

(3) the Company’s United States Employer Identification Number is 26-2869599.

(4) the Company is classified as a partnership for United States federal and state income tax purposes.

The Company understands that this certification may be disclosed to the Internal Revenue Service by Parent.

Under penalties of perjury, the undersigned declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, and further declares that the individual signing this certification has the authority to sign this document on behalf of the Company.

Dated:                             , 2016             Brightree LLC

By:

Name:

Title:

Exhibit I

ESCROW AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement dated this [        ] day of [                    ], 2016 (this “Escrow Agreement”), is entered into by and among ResMed Corp., a Minnesota corporation (“Parent”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative (the “Securityholder Representative,” and together with Parent, the “Parties,” and each individually, a “Party”), and Wilmington Trust, N.A., a national banking association, as escrow agent (the “Escrow Agent”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated February 19, 2016 (the “Merger Agreement”), by and among Parent, Brightree LLC, a Delaware limited liability company (the “Company”), Eagle Acquisition Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), ResMed Inc., a Delaware corporation (for purposes of Section 10.16 of the Merger Agreement only) and the Securityholder Representative, Merger Sub will be merged with and into the Company (the “Merger”) at the effective time of the Merger (the “Effective Time”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, Parent and Wilmington Trust, N.A., in its capacity as paying agent (the “Paying Agent”), have entered into a Payment Agent Agreement, dated as of the date hereof (the “Payment Agent Agreement”), pursuant to which the Paying Agent has agreed to distribute certain funds to and on behalf of the Effective Time Holders in connection with the Merger Agreement;

WHEREAS, Parent will place a portion of the Merger Consideration in escrow pursuant to Sections 1.7(b)(vi) of the Merger Agreement as Buyer Indemnitees’ sole source of recovery for purchase price adjustments and indemnification rights provided for in Section 1.7(c)(ii)(4)(a) and Section 9, respectively, of the Merger Agreement and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement until the 12 month anniversary of the date hereof (the “Expiration Date”); and

WHEREAS, the Effective Time Holders have appointed the Securityholder Representative pursuant to Section 10.15 of the Merger Agreement to act on their behalf for purposes of this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1. Receipt of Escrow Deposit Amount. Upon execution hereof, the Parent shall deposit the sum of five million dollars ($5,000,000.00) (the “Escrow Deposit Amount”) into an account (the “Escrow Account”) established with Escrow Agent.

Section 1.2. Investments.

(a) The Escrow Agent shall invest the Escrow Deposit Amount, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by the Parent and the Securityholder Representative. In the absence of written investment instructions from the Parent and the Securityholder Representative, the Escrow Agent shall invest the Escrow Deposit Amount, including any and all interest and investment income, in the M&T Bank Corporate Deposit Account which is further described in Exhibit C. The Escrow Deposit Amount, together with all interest and income shall constitute the “Escrow Funds” and shall be disbursed in accordance with the terms hereof.

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made in accordance with this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

Section 1.3. Procedures with Respect to Net Working Capital Shortfall.

(a) Release of Final Working Capital Shortfall. Upon the final determination that the Final Working Capital is less than the Estimated Working Capital (such deficiency, the “Final Working Capital Shortfall”) pursuant to Section 1.7(c)(ii)(2) or (3) of the Merger Agreement, the Parent and the Securityholder Representative shall jointly execute and deliver to the Escrow Agent, within five (5) Business Days after such final determination, a written notice instructing the Escrow Agent to make immediate payment to Parent by wire transfer of immediately available funds in an amount equal to the lesser of (i) the Final

Working Capital Shortfall or (ii) the Escrow Funds from the Escrow Account and the remainder of the Escrow Funds (if any) will be distributed in accordance with Sections 1.4 and 1.5. If there is no Final Working Capital Shortfall Amount, the entire Escrow Funds will be disbursed in accordance with Sections 1.4 and 1.5.

Section 1.4. Procedures with Respect to Indemnification Claims.

(a) Claim. If, at any time and from time to time from the date hereof until the Expiration Date, the Parent desires to make a claim against the Escrow Funds pursuant to its rights under Section 9 of the Merger Agreement (each, a “Claim”), the Parent, on its own behalf or on behalf of the Buyer Indemnitees (such claiming party, the “Claimant”), shall deliver a written notice of the Claim (a “Claims Notice”) to the Escrow Agent, with a copy to the Securityholder Representative, substantially in the form attached hereto as Annex I, specifying the nature of the Claim and the basis, in reasonable detail, for Claimant’s belief that it is entitled to indemnification pursuant to Section 9 of the Merger Agreement, the estimated amount of Losses to which the Claimant believes it is or may be entitled to under the Merger Agreement (the “Claimed Amount”).

(b) Response by the Securityholder Representative. No later than 5:00PM Eastern Time on the thirtieth (30th) calendar day following but not including the date of receipt by the Securityholder Representative of a copy of any Claims Notice (“Response Period”), the Securityholder Representative shall, with respect to such Claims Notice, by written notice to the Escrow Agent, with a copy to the Parent (a “Response Notice”), substantially in the form attached hereto as Annex II, either (a) concede liability for the Claimed Amount in whole, or (b) deny liability for the Claimed Amount in whole or in part (it being understood that any portion of the Claimed Amount for which the Securityholder Representative has not denied liability shall be deemed to have been conceded). If the Securityholders’ Representative denies liability in whole or in part, such Response Notice shall be accompanied by a reasonably detailed description of the basis for such denial. The portion of the Claimed Amount for which the Securityholder Representative has conceded liability is referred to herein as the “Conceded Amount.” If the Securityholder Representative has conceded liability for any portion of the Claimed Amount, the Escrow Agent shall promptly pay to the applicable Claimant the Conceded Amount; provided, however, that if the Securityholder Representative fails to deliver a Response Notice within the Response Period, the Securityholder Representative shall be deemed to have conceded the Claimed Amount in full (and the Claimed Amount shall constitute the Conceded Amount) and the Escrow Agent shall promptly pay to the applicable Claimant the full Claimed Amount.

(c) Resolutions of Disputes.

(i) If the Securityholder Representative has denied liability for, or otherwise disputes, the Claimed Amount, in whole or in part, the Securityholder Representative and the Parent, on behalf of the applicable Claimant, shall attempt to resolve such dispute as promptly as possible. If the Parent and the Securityholder

Representative resolve such dispute, they shall deliver to the Escrow Agent a jointly executed notice (the “Conceded Amount Notice”) signed by each of them. Such Conceded Amount Notice shall instruct the Escrow Agent to pay to the applicable Claimant the amount, if any, agreed to by both the Parent and the Securityholder Representative in settlement of such dispute.

(ii) If the Parent and the Securityholder Representative fail to resolve such dispute within thirty (30) calendar days after receipt by Parent of a copy of the Response Notice corresponding to such dispute, (1) the issue of liability for any such dispute with respect to Claims made pursuant to Section 9 of the Merger Agreement may be submitted by any party to a state or federal court located and sitting in the State of Delaware that has appropriate subject matter jurisdiction chosen by either the Parent or the Securityholder Representative (as applicable) (such court, the “Chosen Court”) for the purposes of obtaining a final, non-appealable order of such Chosen Court (an “Order”) or (2) the issue of liability for any such dispute with respect to Claims made pursuant to Section 9 of the Merger Agreement may be submitted to arbitration, jointly by the Parent and the Securityholder Representative for the purposes of obtaining a final, conclusive and binding decision (the “Final Decision”). Such Order or Final Decision, as the case may be, shall contain the amount, if any, of the Effective Time Holders’ liability for the Claimed Amount as finally determined by such Chosen Court or arbitration, as the case may be (the “Ordered Amount”); provided that the Ordered Amount shall be subject to the limitations set forth in Section 9 of the Merger Agreement.

(d) Payment of Claims. The Escrow Agent promptly shall pay, no later than the fifth (5th) Business Day following the determination of a Payment Event (as such term is defined below), to the applicable Claimant from the Escrow Funds: (i) following any concession (or deemed concession) of liability by the Securityholder Representative, in whole or in part, the Conceded Amount as set forth in the Conceded Amount Notice; (ii) following expiration of the Response Period (pursuant to receipt by the Escrow Agent of any Claims Notice) in which the Escrow Agent did not receive a Response Notice from the Securityholder Representative, the Claimed Amount (without duplication of any Conceded Amount); or (iii) following receipt by the Escrow Agent of any Order or Final Decision, the Ordered Amount (collectively, clauses (i), (ii) and (iii), the “Payment Events”).

Section 1.5. Disbursements.

(a) If the aggregate amount remaining in the Escrow Account on the Expiration Date (the “Aggregate Escrow Balance”) exceeds the aggregate dollar amount of any then-outstanding disputes associated with all Claims validly made prior to the Expiration Date that have not been fully and finally resolved and paid prior to the Expiration Date (the “Aggregate Pending Claim Amount”), then on the first Business Day after the Expiration Date, the Escrow Agent shall release to the Paying Agent for the benefit of the Effective Time Holders an amount equal to the Aggregate Escrow Balance minus the Aggregate Pending Claim Amount. Following the Expiration Date, if an unresolved Claim is finally resolved, the Parent and the

Securityholder Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after final resolution of such unresolved Claim, a written notice (the “Final Release Instruction”) instructing the Escrow Agent to make payment, if any, within three (3) Business Days from the Escrow Funds consistent with such resolution to the Paying Agent for the benefit of the Effective Time Holders of the amount (if any) by which the aggregate amount remaining of the Escrow Funds as of the date of resolution of such Claim that is the subject of the Final Release Instruction exceeds the aggregate amount of the disputed amounts associated with all other remaining unresolved Claims.

(b) Upon receipt of a Conceded Amount Notice with respect to a particular outstanding Claim, the Escrow Agent shall promptly pay to the applicable Claimant, as the case may be, the Conceded Amount.

(c) Upon receipt of an Order or a Final Decision with respect to a particular outstanding Claim, the Escrow Agent shall promptly pay to the applicable Claimant, as the case may be, the Ordered Amount, if any.

(d) In the event that the Parties jointly instruct the Escrow Agent to disburse the Escrow Funds to any party, the Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

(e) The Parties agree that the residual interest, if the final release of the Escrow Funds is mid-month, shall be wired as jointly directed by the Parent and the Securityholder Representative.

Section 1.6. Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Deposit Amount shall, as of the end of each calendar year and to the extent required by the IRS, be reported as having been earned by the Parent, whether or not such income was disbursed during such calendar year. The Parent shall be responsible for paying taxes (including any penalties and interest thereon) on all interest earned on the Escrow Deposit Amount and for filing all necessary tax returns with respect to such income. The Parties hereto acknowledge and agree that for federal and applicable state and local income tax purposes, any disbursements from the Escrow Funds to Members shall be treated as payments pursuant to an “installment sale” within the meaning of Code section 453(a). To the extent any Escrow Funds are distributed to or for the benefit of the Effective Time Holders, interest shall be imputed on such amount as required by Section 1274 of the Code upon written direction from Parent. Parent will provide a breakdown of the dollar amount of principal and the dollar amount to be characterized as interest prior to the payment by the Escrow Agent to any party under this Agreement. Parent will confirm that in no event shall the aggregate payments from the Escrow Funds to a holder of a Company Unit in respect of such holder’s Company Unit exceed an amount equal to the holder’s initial Pro Rata Share of the Escrow Deposit Amount in respect of the holder’s Company Units as set forth in the

Payout Spreadsheet multiplied by (ii) the greater of (x) 105% or (y) 100% plus 5 times the “Federal mid-term rate” as defined in Section 1274(d)(1) of the Code (expressed as a percentage) in effect at the time the escrow is funded.

(b) Prior to the date hereof, Parent shall provide the Escrow Agent with a properly executed IRS Form W-9 and such other forms and documents that the Escrow Agent may reasonably request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Deposit Amount.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Deposit Amount, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Funds. Parent and the Securityholder Representative (solely on behalf of the Members and in its capacity as the Securityholder Representative, not in its individual capacity), jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. Solely as between Parent and the Securityholder Representative (on behalf of the Effective Time Holders), such taxes shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Securityholder Representative (on behalf of the Effective Time Holders). The indemnification provided by this Section 1.6(d) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.7. Termination. This Escrow Agreement shall terminate upon the disbursement of all of the Escrow Funds, including any investment earnings thereon when credited, and this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 1.6(d), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility.    Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement and the capitalized terms used herein that are defined by reference to the Merger Agreement (the “Defined Terms”), whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto (other than the Defined Terms). This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement, including specifically but not limited to the Merger Agreement (other than the Defined Terms).

Section 2.2. Attorneys and Agents.    The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees.

Section 2.3. Reliance.    The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement.

Section 2.4. Right Not Duty Undertaken.    The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5. No Financial Obligation.    No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification.    Parent and the Securityholder Representative (solely on behalf of the Effective Time Holders and in its capacity as the Securityholder Representative, not in its individual capacity) hereby agree, jointly and severally, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, attorney’s fees and expenses (collectively, “Escrow Agent Losses”), which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Escrow Agreement or arising out of the existence of the Escrow Account, except to the extent the same shall be caused by Escrow Agent’s gross negligence or willful misconduct. Solely as between Parent and the Securityholder Representative (on behalf of the Effective Time Holders), such Escrow Agent Losses shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Securityholder Representative (on behalf of the Effective Time Holders). Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of the parties hereunder. The terms of this paragraph shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2. Limitation of Liability.    THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3. Resignation or Removal.    The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective sixty (60) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Funds and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of sixty (60) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4. Compensation.    The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by Parent. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Account with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Account that remain unpaid for a period of thirty (30) days after providing the Parties with an invoice for such amounts.

Section 3.5. Disagreements.    If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Funds until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction, a final non-appealable arbitration decision directing delivery of the Escrow Funds, or receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Funds, in which event the Escrow Agent shall be authorized to disburse the Escrow Funds in accordance with such final court order, arbitration decision, or agreement, or (ii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry or consent.

Section 3.6. Merger or Consolidation.    Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7. Attachment of Escrow Funds; Compliance with Legal Orders.    In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Funds, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8. Force Majeure.    The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4

MISCELLANEOUS

Section 4.1. Successors and Assigns.    This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2. Escheat.    The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

Section 4.3. Notices.    All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service, (d) by mail or by certified mail, return receipt requested, and postage prepaid, or (e) by electronic transmission; including by way of e-mail (as long as such email is accompanied by a PDF or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the Parties, be a signature set forth in Exhibit A-1 or A-2, as applicable), with e-mail confirmation of receipt. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any notice given shall be deemed given upon the actual date of such delivery. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

If to the Parent or Merger Sub:

ResMed Corp.

9001 Spectrum Center Blvd.,

San Diego, CA 92123 USA

Attention: Chief Strategy Officer

Tel: (858) 836-6882

With a copy to:

ResMed Corp.

9001 Spectrum Center Blvd.

San Diego, CA 92123 USA

Attention: Chief Administrative Officer and Global General Counsel

Tel: (858) 836-5983

If to the Securityholder Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Telephone: (303) 648-4085

Facsimile: (303) 623-0294

Email address: deals@srsacquiom.com

With a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116

Attention: Alfred L. Browne III

Telephone: (617) 937-2300

Facsimile: (617) 937-2400

Email: abrowne@cooley.com

If to the Escrow Agent:

Wilmington Trust, National Association

650 Town Center Drive, Suite 600

Costa Mesa, CA 92626

Attention: Jane Snyder

Telephone: (714) 384-4162

Facsimile: (714) 384-4151

Email address: jmsnyder@wilmingtontrust.com

Section 4.4. Governing Law.    This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5. Entire Agreement.    This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Funds.

Section 4.6. Amendment.    This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7. Waivers.    The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8. Headings.    Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9. Counterparts.    This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

RESMED CORP., a Minnesota corporation

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT A-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Parent and are authorized to initiate and approve transactions of all types for the Escrow Account established under the Escrow Agreement to which this Exhibit A-1 is attached, on behalf of Parent.

Name / Title		Specimen Signature

1.	Name	Signature

Title		Phone Number

2.	Name	Signature

Title		Phone Number

3.	Name	Signature

Title		Phone Number

4.	Name	Signature

Title		Phone Number

EXHIBIT A-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as the authorized signatories of the Securityholder Representative and are authorized to initiate and approve transactions of all types for the Escrow Account established under the Escrow Agreement to which this Exhibit A-2 is attached, on behalf of the Securityholder Representative.

Name / Title		Specimen Signature

1.	Name	Signature

Title		Phone Number

2.	Name	Signature

Title		Phone Number

3.	Name	Signature

Title		Phone Number

4.	Name	Signature

Title		Phone Number

EXHIBIT B

FEES OF ESCROW AGENT

Acceptance Fee:	WAIVED

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Escrow Agent Annual Administration Fee:	$3,000.00

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.

Tax reporting is included.

Wilmington Trust’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1)
•	Est. Term: 12 months
•	Investment in M&T Deposit Products

Out-of-Pocket Expenses:	Billed At Cost

EXHIBIT C

Agency and Custody Account Direction

For Cash Balances

Manufacturers & Traders Trust Company Deposit Accounts

Direction to use the following Manufacturers & Traders Trust Company (also known as M&T Bank) Deposit Account for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit C is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following deposit account of M&T Bank:

M&T Corporate Deposit Account

I acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

Authorized Representative	Authorized Representative

Date	Date

Annex I

CLAIMS NOTICE

Wilmington Trust, National Association

Attention:

Re:	[escrow account name]

Your escrow account no.

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3(a) of the Escrow Agreement, dated as of             , 20    , by and among ResMed Corp. (the “Parent”), Shareholder Representative Services LLC, in its capacity as Effective Time Holders’ agent under the Merger Agreement (the “Securityholder Representative”) and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”) (the “Escrow Agreement”) (terms defined in the Escrow Agreement have the same meanings when used herein), hereby certifies that the Parent [if applicable, on behalf of                 ] is or may be entitled to indemnification pursuant to Section     of the Merger Agreement in an amount equal to (a) $             (the “Claimed Amount”) plus (b) interest accrued thereon. The Parent further certifies that the nature of the Claim is as follows: [                    ].

Dated:                , 20    .

                                                                          ResMed Corp.

By:

Name:

Title:

cc:     Securityholder Representative

Annex II

RESPONSE NOTICE

Wilmington Trust, National Association

Attention:

Re:	[escrow account name]

Your escrow account no.

Ladies and Gentlemen:

The undersigned, in its capacity as Effective Time Holders’ agent under the Merger Agreement (the “Securityholder Representative”), pursuant to Section 1.3(b) of the Escrow Agreement, dated as of             , 20    , by and among the Securityholder Representative, ResMed Corp. (the “Parent”), and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”) (the “Escrow Agreement”) (terms defined in the Escrow Agreement have the same meanings when used herein), hereby:

(a) concedes liability [in whole for] [in part in respect of $             of] the Claimed Amount (the “Conceded Amount”), plus interest accrued thereon, referred to in the Claims Notice dated                     , 20     pursuant to Section      of the Merger Agreement; [and] [or]

(b) denies liability [in whole for] [in part in respect of $             of] the Claimed Amount referred to in the Claims Notice dated                     , 20     pursuant to Section      of the Merger Agreement.

Attached hereto is a description of the basis for the foregoing.

Dated:                , 20    .

Shareholder Representative Services LLC, solely in its capacity as Securityholder Representative

By:

Name:
Title:

cc:         Parent

Annex III

CONCEDED AMOUNT NOTICE

Wilmington Trust, National Association

Attention:

Re:	[escrow account name]

Your escrow account no.

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3[(b) or (c)] of the Escrow Agreement, dated as of                 , 20    , by and among ResMed Corp. (the “Parent”), Shareholder Representative Services LLC, in its capacity as Effective Time Holders’ agent under the Merger Agreement (the “Securityholder Representative”) and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”) (the “Escrow Agreement”) (terms defined in the Escrow Agreement have the same meanings when used herein), hereby jointly:

(a) certify that [a portion of] the Claimed Amount with respect to the matter described in the attached in the amount of $[                ] (the “Conceded Amount”), plus interest accrued thereon, is owed to [                    ]; and

(b) instruct you to promptly pay to [                    ] from the Escrow Funds $             [insert amount pursuant to paragraph (a)] as soon as practicable following your receipt of this notice and, in any event, no later than five (5) business days following the date hereof.

Dated:                , 20    .

                                                                 ResMed Corp.

By:
Name:
Title:
Shareholder Representative Services LLC, solely in its capacity as Securityholder Representative

By:
Name:
Title: